INVESTMENT COMPANY ACT FILE NO. 811-22446

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940  ☒
AMENDMENT NO. 1   ☒

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York  10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code:  (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York  10022

COPY TO:

Stuart H. Coleman, Esq.
Gary L. Granik, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

MEMORANDUM NO:

CPG JPMORGAN

ALTERNATIVE STRATEGIES FUND, LLC

A REGISTRATION STATEMENT TO WHICH THIS MEMORANDUM RELATES HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF BENEFICIAL INTEREST IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(2) OF THE 1933 ACT.  INVESTMENT IN THE REGISTRANT MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY INTERESTS IN THE REGISTRANT.  UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.

JPMORGAN CHASE & CO. (AND ITS AFFILIATES) IS NOT A SPONSOR, PROMOTER, ADVISER OR AFFILIATE OF THE REGISTRANT.

The units of beneficial interest of CPG JPMorgan Alternative Strategies Fund, LLC (the "Fund") described in this Confidential Memorandum ("Memorandum") have not been and will not be registered under the 1933 Act, or the securities laws of any of the States of the United States. The offering contemplated by this Memorandum will be made in reliance upon an exemption from the registration requirements of the 1933 Act for offers and sales of securities which do not involve any public offering, and analogous exemptions under state securities laws.

This Memorandum shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of units of the Fund in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale.  No person has been authorized to make any representations concerning the Fund that are inconsistent with those contained in this Memorandum.  Prospective investors should not rely on any information not contained in this Memorandum or the appendices hereto.

This Memorandum is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the units of the Fund described herein, and is not to be reproduced or distributed to any other persons (other than professional advisers of the prospective investor receiving this document).  Notwithstanding the foregoing and any other provision or statement in any offering document of the Fund (including the Investor Application, this Memorandum and the Fund's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement")), but subject to restrictions reasonably necessary to comply with federal or state securities laws, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and the offering of its units and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.

Prospective investors should not construe the contents of this Memorandum as legal, tax or financial advice.  Each prospective investor should consult his or her own professional advisers as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund for such investor.

These securities are subject to substantial restrictions on transferability and resale and may not be transferred or resold except as permitted under the 1933 Act and applicable state securities laws, pursuant to registration or exemption therefrom.

In making an investment decision, investors must rely upon their own examination of the Fund and the terms of the offering, including the merits and risks involved.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Fund's units or passed upon the adequacy of the disclosure in this Memorandum.  Any representation to the contrary is a criminal offense.

Units of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

To ensure compliance with the requirements imposed by the U.S. Treasury Department in Circular 230, you are hereby informed that (i) any tax advice contained in this Memorandum is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the Internal Revenue Code of 1986, as amended, (ii) any such advice is written to support the promotion or marketing of the transactions or matters addressed in this Memorandum, and (iii) each investor and potential investor should seek advice based on its particular circumstances from an independent tax advisor.

July 2011

TABLE OF CONTENTS

PAGE

SUMMARY OF TERMS	1

SUMMARY OF FUND EXPENSES	16

THE FUND	17

STRUCTURE	17

INVESTMENT PROGRAM	18

TYPES OF INVESTMENTS AND RELATED RISK FACTORS	25

MANAGEMENT OF THE FUND	54

CONFLICTS OF INTEREST	62

PROXY VOTING POLICIES AND PROCEDURES	65

BROKERAGE	66

FEES AND EXPENSES	67

DESCRIPTION OF UNITS	69

DISTRIBUTION POLICY; DIVIDENDS	69

APPLICATION FOR INVESTMENT	70

REPURCHASES OF UNITS AND TRANSFERS	71

CALCULATION OF NET ASSET VALUE	75

CERTAIN TAX CONSIDERATIONS	76

ERISA CONSIDERATIONS	85

ADDITIONAL INFORMATION	86

APPENDIX A: AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT	A-1

SUMMARY OF TERMS

The following summary is qualified entirely by the detailed information appearing elsewhere in this Memorandum and by the terms and conditions of the LLC Agreement (referred to herein) and the Investor Application (referred to herein), each of which should be read carefully and retained for future reference.

The Fund:
The Fund is a newly formed Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company.  The Fund's investment adviser is Central Park Advisers, LLC (the "Adviser").  The Fund intends to qualify and elect to be treated as a regulated investment company (a "RIC") under the Internal Revenue Code of 1986, as amended (the "Code").

The Fund is a specialized investment vehicle that may be referred to as a registered private investment fund.  The Fund is similar to an unregistered private investment fund in that (i) its underlying portfolio may be more aggressively managed than that of other investment companies, (ii) units of beneficial interests of the Fund ("Units") will be sold in comparatively large minimum denominations in private placements solely to high net worth individual and institutional investors ("Investors") and will be restricted as to transfer, and (iii) the Fund will pay, and Investors will bear, an asset-based investment management fee, and will be subject indirectly to asset-based fees and incentive allocations charged by the underlying investment funds in which the Fund may invest.

The Offering:
The Fund is offering Units on a continuous basis.  Units will be offered at an initial price of $12 per Unit.  The initial closing date for subscriptions for Units is currently anticipated to be on or about September 1, 2011 (the "Initial Closing Date").  Subsequent to the Initial Closing Date, Units may be purchased as of the first business day of each month based upon the Fund's then current net asset value.  Each date on which Units are delivered is referred to as a "Closing Date."  Each prospective Investor will be required to complete an Investor application (the "Investor Application") certifying that the Units being purchased are being acquired by an Eligible Investor (defined herein).  Prior to the receipt and acceptance of the Investor Application, an Investor's funds will be held in escrow.

Investment Program:
The Fund's investment objective is to seek attractive risk-adjusted returns with significantly less volatility and correlation to broad market indices than equity investments. The Fund seeks to achieve its investment objective by investing its assets in private alternative investment funds ("Investment Funds"). Under normal market conditions, the Fund intends to emphasize allocations first, to Investment Funds managed by Highbridge Capital Management, LLC and its affiliates ("Highbridge") and by J.P. Morgan Investment Management, Inc. and its affiliates ("JP Morgan"), and second, to Investment Funds that are unaffiliated with both Highbridge and JP Morgan (the "Other Funds"). The Adviser expects that at least 50% of the Fund's net assets, measured at the time of investment by the Fund, will be invested in Investment Funds advised by Highbridge or JP Morgan, or a combination of both. The Adviser believes that the Fund's strategy of emphasizing investments in the Investment Funds managed by Highbridge and by JP Morgan provides opportunities to participate in alternative investment strategies that may earn attractive risk-adjusted returns, while benefiting from the quality of risk management systems, operational programs, personnel, trading, accounting and valuation practices and compliance programs associated with a successful global financial services firm with significant resources, in contrast to a strategy of allocating assets among different funds managed by various unaffiliated investment advisers. Highbridge and JP Morgan are indirect subsidiaries of JP Morgan Chase & Co., a leading global financial services firm, and each is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act").

Each Investment Fund is managed by the general partner or managing member of the Investment Fund (or an investment advisory affiliate thereof) (such general partner, managing member or investment advisory affiliate in respect of any Investment Fund being hereinafter referred to as the "Investment Fund Manager" of such Investment Fund) under the direction of the portfolio managers or investment teams selected by the Investment Fund Manager.

The Investment Funds employ a variety of "alternative" investment strategies, many of which seek to achieve attractive risk-adjusted returns (i.e., returns adjusted to take into account the volatility of those returns) with low correlation to the broad equity and fixed-income markets. "Alternative" investment strategies, unlike "relative return strategies," are generally managed without reference to the performance of equity, debt and other markets. Alternative investment strategies permit the managers of Investment Funds to use leveraged or short sale positions to seek to take advantage of perceived inefficiencies in the global capital markets. The Fund intends to invest primarily in multi-strategy Investment Funds that engage in one or more of a wide variety of alternative investment strategies, including, but not limited to, convertible arbitrage strategies, statistical arbitrage strategies, risk (merger) arbitrage strategies, event-driven strategies, relative value strategies, opportunistic strategies, long/short strategies, global macro strategies, quantitative macro strategies, credit opportunity strategies, global emerging strategies, structured credit strategies, debt and equity opportunity strategies, diversified equity strategies, geographic focus strategies, growth and income strategies and sector focused strategies.

Certain Investment Funds are expected to invest in equity securities issued by a broad array of U.S. and non-U.S. business entities.  These business entities may include companies that primarily own, manufacture or operate the basic facilities, services and installations needed for the functioning of a community or society (i.e., "infrastructure assets"), or that purchase real estate securities, including securities of issuers that are real estate investment trusts ("REITs"), real estate operating companies, real estate service companies, or companies in the homebuilding, lodging and hotel industries.  The Investment Funds may also invest in bank loans, distressed securities, and, to the extent permitted under the 1940 Act, other investment companies.  In addition, the Investment Funds may invest in debt securities issued by U.S. and non-U.S. entities, including high-yield securities known as "mezzanine investments," which are subordinated debt securities that are generally issued in private placements in connection with an equity security. The Investment Funds may engage in leverage and short selling, and may invest in a variety of derivative instruments.

The Investment Funds are not subject to the Fund's investment restrictions and are generally subject to few investment limitations.  Investment Funds typically offer their securities privately without registration under the Securities Act of 1933, as amended (the "1933 Act"), in large minimum denominations (often at least $1 million) to a limited number of high net worth individual and institutional investors. Investment Funds are exempt from registration as investment companies under the 1940 Act.  Typically, investment managers of private investment funds, such as the Investment Funds, are compensated through asset-based fees and incentive-based allocations.

Generally, the Adviser seeks to invest no more than 20% of the Fund's gross assets measured at the time of investment in any one Investment Fund. In addition, the Fund's investment in any one Investment Fund will be limited to no more than 20% of the Investment Fund's economic interests (measured at the time of investment) and less than 5% of the Investment Fund's voting securities.  Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment.

In response to adverse market, economic or political conditions, the Fund may invest temporarily in high quality fixed-income securities, money market instruments and money market funds or may hold cash or cash equivalents for temporary defensive purposes or otherwise to meet expenses or repurchases.  In addition, the Fund may make these types of investments pending the investment of assets in Investment Funds or to maintain the liquidity necessary to effect repurchases of Units.  The Fund has no obligation to enter into any hedging transactions.  The Adviser may invest the Fund's assets in Investment Funds that engage in investment strategies other than those described in this Memorandum, and may withdraw the Fund's investments from one or more of these investment strategies at any time, subject to withdrawal limitations imposed by the Investment Funds.

Potential Benefits of Investing In The Fund:
By investing in the Fund, Investors have access to Investment Fund Managers whose services typically are not available to the investing public, or who may otherwise restrict the number and type of persons whose money will be managed.  Investing in the Fund also permits Investors to invest with Investment Fund Managers without being subject to the high minimum investment requirements typically imposed by such Investment Fund Managers.  In addition, Investment Funds may close from time to time. If the Fund has previously invested in an Investment Fund that has since closed, new investors in the Fund would still be able to gain indirect exposure to such Investment Fund by virtue of the Fund's existing investment in the Investment Fund.  The Fund should also benefit from the exposure to a number of different investment strategies and investment styles. Investing through Investment Fund Managers that employ different alternative investment strategies - even though many of the Investment Fund Managers are under common control - may reduce the volatility inherent in a direct investment by the Fund with a single Investment Fund Manager.

Risk Factors:	An investment in the Fund involves a high degree of risk. These risks include:

General Risks of Investing in the Fund

	●	loss of capital, up to the entire amount of an Investor's investment

	●	investing in a fund that is newly formed and that has no operating history

	●	Units represent illiquid securities of an unlisted closed-end fund, are not listed on any securities exchange or traded in any other market, and are subject to substantial restrictions on transfer

	●	although the Fund may offer to repurchase Units from time to time, an Investor may not be able to redeem its Units for up to two years

	●	the Fund may be limited in its ability to liquidate its holdings, particularly where an Investment Fund elects to suspend or limit withdrawal rights for an indefinite period of time

	●	the Fund may be required to liquidate certain of its investments at inopportune times to satisfy substantial repurchase requests

	●	the Adviser and Investment Fund Managers may face conflicts of interest

●	the Fund may incur leverage in connection with its investment activities, to satisfy repurchase requests and for other purposes, which may increase the Fund's volatility

●	the Fund is a non-diversified fund and may allocate a higher percentage of its assets to the securities of any one issuer than if it were a diversified fund

Risks of Fund of Hedge Fund Structure

●
the Fund expects to emphasize investments in Investment Funds managed by Highbridge (the "Highbridge Funds") and by JP Morgan (the "JPM Funds");  consequently, the Fund may be less diversified and subject to greater concentration risk, and potentially have a larger allocation in a particular Investment Fund, than other funds of hedge funds

●
the Fund intends to invest primarily in Investment Funds that may pursue multiple investment strategies, which may present different risks than investing in a portfolio of Investment Funds in which each Investment Fund pursues a single strategy

●
the Fund's performance depends upon the performance of the Investment Fund Managers and selected strategies, the adherence by such Investment Fund Managers to such selected strategies, the instruments used by such Investment Fund Managers and the Adviser's ability to select Investment Fund Managers and strategies and effectively allocate Fund assets among them

●	the Fund's emphasis on allocations to Highbridge Funds and JPM Funds will likely cause the Fund to give preference to such funds when choosing among other comparable funds in which to invest

●
the Adviser's ability to properly evaluate the relative success or failure of an Investment Fund by analyzing information from the relevant Investment Fund Manager and other sources may be limited due to a lack of transparency associated with Investment Fund Managers or strategies

●
Investment Fund Managers may employ investment strategies that differ from their past practices, are not fully disclosed to the Adviser, and involve risks that are not anticipated by the Adviser, and the information given to the Adviser by an Investment Fund Manager may be fraudulent or inaccurate or incomplete

●
neither the Adviser nor the Board of Directors will be able to confirm independently the accuracy of valuations provided by Investment Fund Managers, and to the extent that any subsequently adjusted valuations or revisions to Investment Fund net asset values adversely affect the Fund's own net asset value, an Investor's interest in the Fund will be adversely affected

●
Investment Funds may hold a portion of their assets in "side pockets" (i.e., a sub-account established by an Investment Fund in which certain assets (which generally are illiquid or hard to value) are held and segregated from the other assets of the Investment Fund until a realization event occurs), which may further restrict the liquidity of the Fund's investments in Investment Funds, and thus Investors' investments in the Fund

●
because Investment Funds will generally custody their assets with brokerage firms that do not separately segregate customer assets, the Fund could be more adversely affected if such a brokerage firm became bankrupt than would be the case if custody of assets were maintained in accordance with the requirements applicable to registered investment companies

●
Investors will bear two layers of fees and expenses: asset-based fees and expenses at the Fund level, and, at the Investment Fund level,  asset-based fees, incentive allocations and additional fees and operating expenses, which may be substantial

●	Investors will have no right to receive information about the Investment Funds or Investment Fund Managers, and will have no recourse against the Investment Funds or their Investment Fund Managers

●
an Investor who meets the conditions imposed by an Investment Fund Manager, including investment minimums that may be considerably higher than the Fund's stated minimum investment, may be able to invest directly with the Investment Fund Manager and avoid the second layer of fees and expenses at the Fund level

●	investments in certain Investment Funds may be subject to lock-up periods or gates, during which the Fund may not withdraw its investment

●	the Fund and the Investment Funds in which it invests are subject to risks associated with legal and regulatory changes applicable to hedge funds and to financial institutions generally

●
the Adviser will need to obtain certain information from Investment Funds and/or structure the Fund's investments in Investment Funds in such manner so as to assure qualification of the Fund as a RIC, and the Adviser may determine not to make certain investments that would adversely affect the Fund's ability to qualify as a RIC

●
the Fund may not be able to invest in certain Investment Funds that are oversubscribed or closed, or the Fund may be able to allocate only a limited amount of assets to an Investment Fund that has been identified as an attractive opportunity

●
the Fund may invest indirectly a substantial portion of its assets in Investment Funds that follow a particular type of investment strategy, which may expose the Fund to the risks of that strategy, and may invest in a number of Investment Funds, resulting in investment-related expenses that may be higher than if the Fund invested in only one Investment Fund

●
many Fund assets will be priced in the absence of readily available market quotations and may be priced based on determinations of fair value supplied by the Investment Fund Manager, which may prove to be inaccurate

	●	the Fund may not be able to vote on matters that require the approval of Investment Fund investors, including matters that could adversely affect the Fund's investment in such Investment Fund

●
the Fund, upon its redemption of all or a portion of its interest in an Investment Fund, may receive an in-kind distribution of securities that are illiquid or difficult to value and difficult to dispose of

	●	Investment Fund returns may exhibit greater correlations among each other or with fixed-income or equity indices than anticipated by the Adviser, particularly during times of general market turmoil

	●	Investment Funds generally will not be registered as investment companies under the 1940 Act, and, therefore, the Fund and, indirectly, Investors, may not avail themselves of 1940 Act protections

●
Investment Fund Managers may use proprietary investment strategies that are not fully disclosed to the Adviser, which may involve risks under some market conditions that are not anticipated by the Adviser

	●	Investment Funds located outside of the U.S. or investing outside of the U.S. may be subject to withholding taxes in foreign jurisdictions, which may reduce the performance of the Fund

●
Investment Fund Managers may charge Investment Fund investors (such as the Fund) asset-based fees (generally, 1% to 2%) and incentive allocations or fees (generally, 20% to 25%) of an Investment Fund's net profits, which may create incentives for Investment Fund Managers to make investments that are riskier or more speculative than in the absence of these fees

●
Investment Funds may invest their assets in securities for which trading activity may be dramatically impaired or cease at any time, such as collateralized debt obligations backed by mortgages, asset-backed commercial paper issued by structured investment vehicles and auction rate preferred shares

	●	Investment Fund Managers may receive compensation for positive performance of the relevant Investment Fund, even if the Fund's overall returns are negative

●
Investment Fund Managers make investment decisions independent of the Adviser and each other, which may result in the pursuit of opposing investment strategies or result in performance that correlates more closely with broader market performance

Trading and Investment Risks of Investment Funds

	●	Investment Fund Managers may use derivatives for speculative or hedging purposes

	●	Investment Fund Managers may change their investment strategies at any time

●
Investment Fund Managers or their Investment Funds may be newly organized and have limited operating histories upon which to evaluate their performance, and some Investment Fund Managers may not be registered under the Advisers Act and, therefore, the Fund and, indirectly, Investors, may not avail themselves of Advisers Act protections

	●	Investment Funds may incur leverage for investment or other purposes, which may increase the volatility of the Investment Funds

	●	Investment Fund Managers may invest the Investment Funds' assets without limitation in restricted and illiquid securities

●
Investment Fund Managers may invest the Investment Funds' assets in securities of non-U.S. issuers, including those in emerging markets, and the Fund's assets may be invested in Investment Funds that may be denominated in non-U.S. currencies, thereby exposing the Fund to various risks that may not be applicable to U.S. securities

●
an Investment Fund Manager may focus on a particular country or geographic region, which may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of geographic regions

●
an Investment Fund Manager may focus on a particular industry or sector, which may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of industries or sectors

●
an Investment Fund's assets may be invested in a limited number of securities, which may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if investments had been made in a larger number of securities

●
Investment Fund Managers may sell short securities held by Investment Funds, which presents the theoretical risk of unlimited loss because of increases in the market price of the security sold short, and the risk that Investment Funds' short selling activities may be adversely affected by regulatory restrictions that may be imposed at any time

●
Investment Fund Managers may invest the Investment Funds' assets in equity securities without limitation as to market capitalization, such as those issued by smaller capitalization companies, including micro cap companies, the prices of which may be subject to erratic market movements

	●	certain Investment Fund Managers may have conflicts of interest, or be subject to investment or other limitations, stemming from their affiliation with Highbridge or JP Morgan.

No assurance can be given that the Fund's investment program will be successful. Accordingly, the Fund should be considered a speculative investment and an investment in the Fund entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment.  An investment in the Fund should be viewed only as part of an overall investment program.

See "Types of Investments and Related Risk Factors."

Board of Directors:
The Board of Directors has overall responsibility for monitoring and overseeing the Fund's investment program and its management and operations.  A majority of the Directors are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser.  See "Management of the Fund."

The Adviser:
Central Park Advisers, LLC serves as the Fund's investment adviser.  The Adviser, a wholly owned subsidiary of Central Park Group, LLC, is a limited liability company organized under the laws of the State of Delaware, and is registered as an investment adviser under the Advisers Act.  Under the control of Mr. Mitchell Tanzman and Mr. Gregory Brousseau, the Adviser is an independent investment advisory firm specializing in the development and management of alternative investment offerings.  JP Morgan Chase & Co. indirectly holds a minority, non-controlling, non-voting beneficial ownership interest in Central Park Group, LLC. However, neither JP Morgan Chase & Co., nor any of its affiliates, is a sponsor or affiliate of the Fund.

The Fund has entered into an investment advisory agreement (the "Investment Advisory Agreement") with the Adviser that is effective for an initial term expiring two years after the Fund commences investment operations.  Thereafter, the Investment Advisory Agreement may be continued in effect from year to year if its continuation is approved annually by the Board of Directors.  The Board, or the Fund's investors, may terminate the Investment Advisory Agreement on 60 days' prior written notice to the Adviser.

Management Fee:
The Adviser provides management and administrative services to the Fund, including, among other things, support services to the Fund.  In consideration for such services, the Fund will pay the Adviser a monthly fee (the "Management Fee") at the annual rate of 1.50% of the Fund's average monthly net assets. The Management Fee is paid to the Adviser out of the Fund's assets.  The Management Fee is in addition to the asset-based fees and incentive allocations or fees charged by the Investment Funds and indirectly borne by Investors.

Fees and Expenses:
The Fund will bear all expenses incurred in the business of the Fund, including any charges and fees to which the Fund is subject as an investor in the Investment Funds. The Fund is expected to incur organizational and offering expenses of approximately $285,000 in connection with this offering. It is expected that, for purposes of calculating net asset value, the Fund's offering costs will be capitalized and amortized over the 12-month period beginning on the Initial Closing Date. The Fund will also bear certain ongoing offering costs associated with the Fund's continuous offering of Units. The Fund, by investing in the Investment Funds, will indirectly bear its pro rata share of the expenses incurred in the business of the Investment Funds. See "Fees and Expenses."

Gemini Fund Services, LLC, as the administrator to the Fund (the "Administrator"), performs certain administration and accounting services for the Fund.  In consideration for these services, the Fund will pay the Administrator an annual fee calculated based upon the average net assets of the Fund, subject to a minimum monthly fee, and will reimburse certain of the Administrator's expenses.

Expense Limitation and Reimbursement Agreement:
The Adviser has voluntarily entered into an "Expense Limitation and Reimbursement Agreement" with the Fund for a one-year term beginning on the Initial Closing Date and ending on the one year anniversary thereof (the "Limitation Period") to limit the amount of "Specified Expenses" (as described below) borne by the Fund during the Limitation Period to an amount not to exceed 0.75% per annum of the Fund's net assets (the "Expense Cap"). "Specified Expenses" is defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses: (i) the Management Fee; (ii) fees, expenses, allocations, etc. of the Investment Funds in which the Fund invests, (iii) brokerage costs, (iv) interest payments and (v) extraordinary expenses (as determined in the sole discretion of the Adviser). These expenses will be in addition to the expenses of the Fund that may be limited by the Adviser to 0.75% of the Fund's net assets. To the extent that Specified Expenses for any month exceed the Expense Cap, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Adviser may discontinue its obligations under the Expense Limitation and Reimbursement Agreement at any time in its sole discretion after the first twelve months of the Limitation Period. To the extent that the Adviser bears Specified Expenses, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Specified Expenses have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in the month the reimbursement is being made to a level that exceeds the Expense Cap.

Conflicts of Interest:
The Adviser, the Investment Fund Managers and their respective affiliates may conduct investment activities for their own accounts and other accounts they manage that may give rise to conflicts of interest that may be disadvantageous to the Fund.  Additionally, certain Investment Fund Managers may face conflicts of interest stemming from their affiliation with Highbridge or JP Morgan.  See "Conflicts of Interest."

The Adviser has entered into a shareholder communication and marketing support agreement with JP Morgan Funds Management, Inc. ("JP Morgan Funds Management"), pursuant to which JP Morgan Funds Management, or its affiliates, will provide marketing and relationship management support services to the Adviser.  Such services may include making personnel available for presentations, assisting in Fund marketing, investor relationship management and other similar support activities for the benefit of financial intermediaries and financial advisors, securing capacity in various Highbridge Funds and JPM Funds, accessing information for the Fund to prepare its offering documents, reports and presentation materials, and engaging in such other services as agreed to from time to time. In consideration for such services, JP Morgan Funds Management will receive from the Adviser or an affiliate of the Adviser, out of its own resources (and not from the assets of the Fund), a fee at an annual rate of 0.25% of the Fund's average monthly net assets.

Private Placement of Units:
Foreside Fund Services, LLC (the "Placement Agent") acts as the placement agent for the Fund. The Fund itself may also accept offers to purchase Units that it receives directly from Investors. The Fund is not obligated to sell to a broker or dealer any Units, including those that have not been placed with Eligible Investors (defined herein). Investors may be charged a placement fee up to a maximum of 3% on the amount they invest. The Placement Agent may compensate brokers or dealers in connection with the sale and distribution of the Units. In addition, the Adviser generally expects to compensate out of its own resources, and not the assets of the Fund, certain financial intermediaries, including JP Morgan Securities LLC, in connection with the sale of Units and other investor services such intermediaries may provide.

Eligible Investors:
To purchase Units of the Fund, a prospective Investor will be required to certify that the Units are being acquired by an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.  Investors who are "accredited investors" are referred to in this Memorandum as "Eligible Investors." Existing Investors seeking to purchase additional Units will be required to qualify as "Eligible Investors" at the time of the additional purchase.

Each prospective Investor must submit a completed Investor Application acceptable to the Adviser, certifying, among other things, that the Investor is an Eligible Investor and will not transfer the Units purchased except in the limited circumstances permitted. The Adviser may from time to time impose stricter or less stringent eligibility requirements. If an Investor Application is not accepted by the Fund by the Closing Date, the purchase order will not be accepted at such Closing Date.

Distribution Policy:
The Fund generally pays dividends on the Units at least annually in amounts representing substantially all of the net investment income, if any, earned each year.  The Fund pays substantially all taxable net capital gain realized on investments to Investors at least annually.

Dividends and capital gain distributions paid by the Fund will be reinvested in additional Units of the Fund unless an Investor "opts out" (elects not to reinvest in Units).  Investors may elect initially not to reinvest by indicating that choice on the Investor Application.  Thereafter, Investors are free to change their election at any time by contacting the Administrator.  Units purchased by reinvestment will be issued at their net asset value on the ex−dividend date (generally, the last business day of a month).  There is no sales charge or other charge for reinvestment.  The Fund reserves the right to suspend or limit at any time the ability of Investors to reinvest distributions.

Allocation of Profit and Loss:
The net profits or net losses of the Fund (including, without limitation, net realized gain or loss and the net change in unrealized appreciation or depreciation of securities positions) will be credited to or debited against the capital accounts of Investors in the Fund at the end of each fiscal period in accordance with their respective Fund percentages for such period.  Each Investor's Fund percentage will be determined by dividing as of the start of a fiscal period the balance of the Investor's capital account by the sum of the balances of the capital accounts of all Investors. See "Capital Accounts and Allocations—Allocation of Net Profits and Net Losses."

Application for Units:
The stated minimum investment in the Fund for initial investments is $50,000. The stated minimum investment may be reduced by the Fund with respect to certain individual Investors or classes of Investors in the sole discretion of the Adviser.  The minimum additional investment in the Fund is $25,000.  The Fund may accept initial and additional purchases of Units as of the first business day of each calendar month.  Purchase proceeds do not represent the Fund's capital or become the Fund's assets until the first business day of the relevant calendar month. Any amounts received in advance of initial or additional purchases of Units are placed in a non-interest-bearing account with the Fund's Custodian (as defined herein) prior to the amounts being invested in the Fund.  The Fund reserves the right to reject any purchase of Units in certain circumstances (including when the Fund has reason to believe that such purchase would be unlawful).  Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective Investor.

Investor Suitability:
An investment in the Fund involves a considerable amount of risk. An Investor may lose money.  Before making an investment decision, a prospective Investor should (i) consider the suitability of this investment with respect to the Investor's investment objectives and personal situation and (ii) consider factors such as the Investor's personal net worth, income, age, risk tolerance and liquidity needs.  The Fund is an illiquid investment.  Investors have no right to require the Fund to redeem their Units of the Fund.

Valuation:
The Investment Funds may invest in certain securities and other financial instruments that may not have readily ascertainable market prices and will be valued by the respective Investment Fund Managers. Neither the Adviser nor the Board of Directors will be able to confirm independently the accuracy of the Investment Fund Managers' valuations (which are unaudited, except at year-end).  Accordingly, the Fund will generally rely on such valuations, even in instances where an Investment Fund Manager may have a conflict of interest in valuing the securities because the value of the securities will affect the Investment Fund Manager's compensation.  Furthermore, the Investment Funds will typically provide the Adviser with only estimated net asset values or other valuation information, and such data will be subject to revision through the end of each Investment Fund's annual audit.

Unlisted Closed-End Structure; Limited Liquidity and Transfer Restrictions:

The Fund is organized as a closed-end management investment company. Unlike open-end management investment companies (commonly known as "mutual funds"), investors in closed-end funds do not have the right to redeem their shares on a daily basis.  To meet daily redemption requests, mutual funds must comply with more stringent regulations than closed-end funds. The Fund will not be listed on a national stock exchange, and no market for the Fund's Units is expected to develop.  In addition, with limited exceptions, Units are not transferable and liquidity will be provided only through limited repurchase offers described below.  An investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the Units and should be viewed as a long-term investment.  See "Types of Investments and Related Risk Factors—Limitations on Transfer; Units Not Listed; No Market for Investor Units" and "Repurchases of Units and Transfers."

Repurchases of Units by the Fund:
Investors do not have the right to require the Fund to redeem their Units. The Fund may, from time to time, provide liquidity to Investors by offering to repurchase Units pursuant to written tenders by Investors. Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board of Directors, in its sole discretion. The Adviser anticipates that, generally, after the Fund completes its first full fiscal quarter, the Adviser will recommend to the Board that the Fund offer to repurchase Units from Investors on a quarterly basis, with such repurchases to occur as of each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day). The Adviser expects that, generally, it will recommend to the Board that each repurchase offer made during the first three calendar quarters (i.e., quarters ending March 31, June 30 and September 30) should apply to up to 20% of the net assets of the Fund. The Adviser also expects that it will recommend to the Board that repurchase offers made at December 31 apply to a number of Units that will be sufficient to satisfy any redeeming Investor's redemption request. Each repurchase offer will generally commence approximately 100 days prior to the applicable repurchase date.

If a repurchase offer is oversubscribed by Investors who tender Units, the Fund may extend the repurchase offer, repurchase a pro rata portion of the Units tendered, or take any other action permitted by applicable law. In addition, the Fund may repurchase Units of Investors if, among other reasons, the Fund determines that such repurchase would be in the interest of the Fund.

The Fund may be subject to lock-up periods by certain Investment Funds.  During any such period, the Fund will not be permitted to withdraw its investment from the applicable Investment Fund.  In addition, some Investment Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time.  During such times, the Fund may not be able to liquidate its holdings in such Investment Funds to meet repurchase requests.  As a result, the Fund may not be able to offer liquidity to Investors through repurchase offers. Furthermore, if the Fund seeks to liquidate its investment in an Investment Fund that maintains a "side pocket," the Fund may not be able to fully liquidate its investment without delay, and such delay could be substantial.  Accordingly, the Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner.

Summary of Taxation:
The Fund intends to qualify and elect to be treated as a RIC under the Code.  As a RIC, the Fund will generally not be subject to federal income tax on its taxable income and gains that it distributes to Investors.  The Fund intends to distribute its income and gains in a way that it will not be subject to a federal excise tax on certain undistributed amounts.  Fund dividends and capital gains distributions, if any, are taxable to most investors and will be taxable whether or not they are reinvested in Units.  Tax-exempt investors generally will not incur unrelated business taxable income with respect to an investment in Units if they do not borrow to make the investment.

For the purpose of satisfying certain of the requirements for qualification as a RIC, the Fund will often be required to "look through" to the character of the income, assets and investments held by the Investment Funds.  However, Investment Funds generally are not obligated to disclose the contents of their portfolios.  This lack of transparency may make it difficult for the Adviser to monitor the sources of the Fund's income and the diversification of its assets, and otherwise comply with Subchapter M of the Code, and ultimately may limit the universe of Investment Funds in which the Fund can invest.  Furthermore, although the Fund expects to receive information from each Investment Fund Manager regarding its investment performance on a regular basis, in most cases there is little or no means of independently verifying this information.

If the Fund fails to qualify as a RIC or fails to distribute at least 90% of its investment income and net short-term capital gains to Investors in any taxable year, the Fund would no longer be a flow-through entity and instead would be taxed as an ordinary corporation on its taxable income (even if such income were distributed to its Investors) and all distributions out of earnings and profits would be taxed to Investors as ordinary income.  In addition, the Fund could be required to recognize unrealized gains, pay taxes and make distributions (which could be subject to interest charges) before requalifying for taxation as a RIC.  See "Certain Tax Considerations" and "Types of Investments and Related Risk Factors—Tax Risks" below.

ERISA Plans And Other Tax-Exempt Entities:
Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code, and other tax-exempt entities, including employee benefit plans, individual retirement accounts (each, an "IRA"), and 401(k) and Keogh Plans may purchase Units.  Because the Fund will be registered as an investment company under the 1940 Act, the underlying assets of the Fund will not be considered to be "plan assets" of the Benefit Plans (as defined below) investing in the Fund for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and Section 4975 of the Code.  Thus, the Adviser will not be a fiduciary within the meaning of ERISA with respect to the assets of any Benefit Plan that becomes an Investor with respect to the assets of the Fund.  See "Certain Tax Considerations" and "ERISA Considerations."

Term:	The Fund's term is perpetual unless it is otherwise dissolved under the terms of its formation documents.

Reports to investors:
The Fund will furnish to Investors as soon as practicable after the end of each taxable year information on Form 1099 as is required by law to assist Investors in preparing their tax returns.  The Fund will send to Investors a semi-annual and an audited annual report generally within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.  Quarterly reports from the Adviser regarding the Fund's operations during each quarter also will be sent to Investors.

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that Investors can expect to bear.

Investor Transaction Expenses

Maximum sales load(1) (as a percentage of purchase amount)	3.00%
Maximum redemption fee	None

Annual Expenses (as a percentage of net assets attributable to Units)

Management Fee	1.50%
Acquired Fund Fees and Expenses(2)	4.54%
Other Expenses	0.40%

Total Annual Expenses(3)	6.44%
__________
(1)
Generally, the stated minimum initial investment in the Fund is $50,000, which stated minimum may be reduced for certain Investors. Investors may be charged a sales load ("placement fee") up to a maximum of 3% on the amount they invest.  The Placement Agent and/or an authorized broker or dealer may, in its discretion, waive the placement fee for certain Investors. In addition, purchasers of Units in conjunction with certain "wrap" fee, asset allocation or other managed asset programs may not be charged a placement fee.  The table assumes the maximum placement fee is charged.  See "Application for Investment."

(2)
Includes the fees and expenses of the Investment Funds in which the Fund intends to invest based upon estimated net assets of the Fund of $100 million. Some or all of the Investment Funds in which the Fund intends to invest charge incentive fees or allocations based on the Investment Funds' performance. The Investment Funds in which the Fund intends to invest generally charge approximately 20% of net profits as an incentive fee or allocation. The "Acquired Fund Fees and Expenses" disclosed above are based on historic returns of the Investment Funds in which the Fund intends to invest, which may change substantially over time and, therefore, significantly affect "Acquired Fund Fees and Expenses." The Adviser estimates that approximately 1.58% (as a percentage of the net assets attributable to Units) of the 4.54% shown as "Acquired Fund Fees and Expenses" reflects operating expenses of the Investment Funds (i.e., management fees, administration fees and professional and other direct, fixed fees and expenses of the Investment Funds). The Adviser estimates that the balance of approximately 2.96% is attributable to performance-based fees and allocations as well as other investment-related expenses of the Investment Funds (for example, interest expense, dividends paid on investments sold short, stock loan fees, etc.).

(3)
The Adviser has voluntarily entered into an "Expense Limitation and Reimbursement Agreement" with the Fund for a one-year term beginning on September 1, 2011 (the "Initial Closing Date") and ending on the one year anniversary thereof (the "Limitation Period") to limit the amount of "Specified Expenses" (as described below) borne by the Fund during the Limitation Period to an amount not to exceed 0.75% per annum of the Fund's net assets (the "Expense Cap").  "Specified Expenses" is defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses:  (i) the Management Fee; (ii) fees, expenses, allocations, etc. of the Investment Funds in which the Fund invests, (iii) brokerage costs, (iv) interest payments, and (v) extraordinary expenses (as determined in the sole discretion of the Adviser).  These expenses will be in addition to the expenses of the Fund that may be limited by the Adviser to 0.75% of the Fund's net assets.  The Adviser may discontinue its obligations under the Expense Limitation and Reimbursement Agreement at any time in its sole discretion.  To the extent that the Adviser bears Specified Expenses, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the termination of the Limitation Period, provided that the Specified Expenses have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in the month the reimbursement is being made to a level that exceeds the Expense Cap.

The purpose of the table above is to assist you in understanding the various costs and expenses you will bear directly or indirectly as an Investor in the Fund.  The "Other Expenses" shown above are estimated based on estimated net assets of the Fund of $100 million.  In the event that the net assets of the Fund were to be substantially smaller than $100 million, the Fund's estimated expenses as a percentage would be higher than the estimates presented above. For a more complete description of the various costs and expenses of the Fund, see "Fees and Expenses."

	Example
	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return:*	$58.56	$181.17	$311.50	$674.37
__________
* Without sales load ("placement fee"), the expenses would be:	1 Year	3 Years	5 Years	10 Years
	$86.80	$205.73	$332.15	$684.14

The example does not present actual expenses and should not be considered a representation of future expenses.  Actual expenses may be greater or less than those shown.  Moreover, the Fund's actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

THE FUND

The Fund, which is registered under the 1940 Act as a closed-end, non-diversified, management investment company, was organized as a Delaware limited liability company on August 3, 2010. The Fund's principal office is located at 805 Third Avenue, New York, NY 10022, and its telephone number is (212) 317-9200. Investment advisory services are provided to the Fund by the Adviser pursuant to the Investment Advisory Agreement. The individuals who serve on the Board of Directors of the Fund are responsible for monitoring and overseeing the Fund's investment program. See "Management of the Fund."

STRUCTURE

The Fund is a specialized investment vehicle that incorporates both features of a private investment fund that is not registered under the 1940 Act, and features of a closed-end investment company that is registered under the 1940 Act. Private investment funds (such as hedge funds) are collective asset pools that may utilize a wide variety of alternative investment strategies, such as leverage, short selling and derivative transactions. Alternative investment strategies are managed generally without reference to the performance of equity, debt and other markets. Private investment funds typically offer their securities privately, without registering such securities under the 1933 Act. Securities offered by private investment funds are typically sold in large minimum denominations (often at least $1 million) to a limited number of high net worth and institutional investors. The managers of such funds are generally compensated through asset-based fees and incentive-based allocations. Registered closed-end investment companies are typically managed more conservatively than most private investment funds because of the requirements and restrictions imposed on them by the 1940 Act. Compared to private investment funds, registered closed-end companies may have more modest minimum investment requirements, and generally offer their shares to a broader range of investors. Advisers to such investment companies, such as the Adviser, are typically compensated through asset-based fees.

Investors purchase Units in the Fund.  Units are offered at their net asset value per Unit, subsequent to the Initial Closing Date.

Similar to private investment funds, Units of the Fund are sold in relatively large minimum denominations to high net worth and institutional investors.  In contrast to many private investment funds, however, the Fund is permitted to offer Units to an unlimited number of Eligible Investors.  The Fund was designed to permit certain sophisticated Investors to participate in an investment program that employs alternative investment strategies without requiring such Investors to commit the more substantial minimum investments required by many private investment funds, and without subjecting the Fund to the same restrictions on the number of Eligible Investors as are imposed on many of those private investment funds.

INVESTMENT PROGRAM

The Fund's investment objective is to seek attractive risk-adjusted returns with significantly less volatility and correlation to broad market indices than equity investments.  The Fund seeks to achieve its investment objective by emphasizing investment allocations, first, to the Highbridge Funds and to the JPM Funds, and second, to Other Funds, which are primarily multi-strategy Investment Funds.  The Adviser expects that at least 50% of the Fund's net assets, measured at the time of investment by the Fund, will consist of Highbridge Funds or JP Morgan Funds, or a combination of both.  Highbridge and JP Morgan are indirect subsidiaries of JP Morgan Chase & Co., a leading global financial services firm.  The Investment Funds are managed by the Investment Fund Managers.  The Investment Funds employ a variety of "alternative" investment strategies, many of which seek to achieve attractive risk-adjusted returns (i.e., returns adjusted to take into account the volatility of those returns) with low to moderate correlation to the broad equity and fixed-income markets.  "Alternative" investment strategies, unlike "relative return strategies," are generally managed without reference to the performance of equity, debt and other markets.  Alternative investment strategies permit the managers to use leveraged or short sale positions to seek to take advantage of perceived inefficiencies in the global capital markets.  Alternative investment strategies differ from the investment programs of traditional registered investment companies, such as mutual funds.  "Traditional" investment companies are generally characterized by long-only investments and restricted use of leverage.

Investment Philosophy

Registered investment companies, such as mutual funds and the Fund, are generally subject to significant regulatory restrictions in devising their own investment strategies with respect to selling securities short and using leverage.  The Investment Funds generally are not subject to the same investment restrictions as the Fund, and are generally subject to few investment limitations, including investment limitations under the 1940 Act or the Code.  The Fund and, indirectly, Investors are not entitled to the protections of the 1940 Act with respect to the Investment Funds.

The Fund may also invest in other registered investment companies.  The Adviser believes that the Fund's current strategy of emphasizing investment allocations to the Highbridge Funds and the JPM Funds provides opportunities to participate in alternative investment strategies that may earn attractive risk-adjusted returns.  In addition, the Adviser believes that by emphasizing investments in Highbridge Funds and JPM Funds, the Fund seeks to benefit from the quality of risk management systems, operational programs, personnel, trading, accounting and valuation practices and compliance programs that may be associated with a successful global financial services firm with significant resources, in contrast to a strategy of allocating assets among different funds managed by various unaffiliated investment advisers.  The Adviser believes that the Fund will benefit from the Adviser's ability to focus more closely on the investment opportunities and strengths offered, and the risks presented, by each potential Investment Fund.

The Adviser intends to invest the Fund's assets primarily in multi-strategy Investment Funds that engage in one or more of a wide variety of alternative investment strategies, including, but not limited to, those described below.

The Investment Funds are expected to invest in equity and fixed-income securities issued by a broad array of U.S. and non-U.S. business entities. The Investment Funds may also engage in leverage and short selling, and may invest in a variety of derivative instruments. The Adviser intends to allocate the Fund's assets among Investment Funds that, in the view of the Adviser, represent attractive investment opportunities. In selecting Investment Funds for investment, the Adviser assesses the likely risks and returns of the different alternative investment strategies utilized by the Investment Funds, and evaluates the potential correlation among the investment strategies under consideration. The Adviser may periodically reallocate the Fund's investments among investment strategies to seek to increase the Fund's expected risk-adjusted return, facilitate redemptions or manage the Fund's risk exposure.

By investing in the Fund, Investors gain access to Investment Fund Managers whose services are generally not available to the investing public, or who may otherwise restrict the number and type of persons whose money will be managed.  Investing in the Fund also permits Investors to invest with Investment Fund Managers without being subject to the high minimum investment requirements typically charged by such Investment Fund Managers.  In addition, Investment Funds may close from time to time. If the Fund has previously invested in an Investment Fund that has since closed, new investors in the Fund would still be able to gain indirect exposure to such Investment Fund by virtue of the Fund's existing investment in the Investment Fund.  The Fund should also benefit from the exposure to a number of different investment styles. Investing through various Investment Fund Managers that employ different alternative investment strategies - even though many of the Investment Fund Managers are under common control - may reduce the volatility inherent in a direct investment by the Fund with a single Investment Fund Manager.

Investment Strategies

Some of the investment strategies employed by the Highbridge Funds, the JPM Funds or Other Funds that the Adviser will consider with respect to the Fund include, but are not limited to:

Convertible Arbitrage Strategies:  Convertible arbitrage strategies include a variety of strategies involving investments in convertible securities that Investment Fund Managers perceive to be undervalued from a fundamental or volatility perspective. In general, a position in each particular strategy involves taking a long position in convertible bonds or convertible preferred shares and short positions in the underlying common stock into which the convertible securities are exchangeable, in order to isolate the aspect of the security that the Investment Fund Manager believes is mispriced and attempt to largely eliminate the effect of directional moves in the underlying stock price.

Statistical Arbitrage Strategies:  Statistical arbitrage strategies seek to exploit temporary price disparities among equity securities that historically have maintained stable price relationships. The strategy uses quantitative models to determine which securities to purchase and which to sell short and to measure market exposure. These models commonly rely upon fundamental balance sheet and income statement data such as: earnings yield, dividend yield, revisions in earnings forecasts, relationships between market capitalization, revenues and net asset values, earnings forecasts and price histories. Other approaches utilize factor analysis to measure factor risks and relative attractiveness. Investment Fund Managers that employ these strategies may purchase and sell securities in relative quantities in a manner designed to result in an aggregate portfolio that is generally neutral to broad equity market movements or to exposure across sectors, investment style and market capitalization.

Risk (Merger) Arbitrage Strategies: Risk arbitrage strategies seek to capitalize on perceived pricing discrepancies, or "spreads," in the equity securities of two companies involved in announced corporate transactions, such as mergers, tender or exchange offers, reorganizations, liquidations and recapitalizations. For merger transactions, the strategy typically entails buying the security of the company being acquired, while simultaneously selling short the security of the acquirer. When a merger deal is pending, uncertainty about the outcome typically creates a pricing disparity; the stock of the target company typically sells at a discount to the expected acquisition price. Investment Fund Managers investing in merger arbitrage seek to capture the spread between the current stock price and the price upon the completion of the deal. In a cash/tender transaction, the Investment Fund Manager seeks to capture the spread between the tender price and the price at which the target company's stock is trading.

Event-Driven Strategies: Event-driven strategies involve investments in companies undergoing significant corporate transactions or structural transformations. Event-driven strategies generally seek to profit from events such as a change in an issuer's corporate or capital structure, a change in a debt repayment obligation or a management transition, and focus on earning excess return through the purchase or sale of securities based on anticipated outcomes of company specific or transaction specific situations, such as spin-offs, mergers and acquisitions, liquidations, reorganizations, bankruptcies, recapitalizations and share buybacks.  An Investment Fund Manager may seek to hedge interest rate and credit risk by using interest rate futures or swaps and credit derivatives.

Relative Value Strategies: Relative value strategies seek to identify and exploit spread relationships between pricing components of financial assets or commodities, either with respect to single assets or commodities or groups of assets or commodities whose prices are deemed to move in relation to each other. These strategies focus on generating profits resulting from the difference in price between related securities (for example, a 5-year and a 10-year bond issued by the same company), rather than because of the direction of the market. These strategies seek to avoid assuming any outright market risk, although the risk of loss may be significant if the Investment Fund Manager has incorrectly evaluated the nature or extent of the expected spread relationships or if unexpected, intervening events affect these relationships.

Opportunistic Strategies: Investment Fund Managers that employ opportunistic strategies have broad mandates to invest in a wide range of opportunities in debt, equities, non-U.S. currencies, physical commodities and derivatives in both developed and emerging markets globally. Using these strategies, Investment Fund Managers may establish both directional as well as hedged positions and typically use leverage in order to increase their invested positions.

Long/Short Strategies.  Long/short equity strategies involve buying securities, groups of securities, or overall markets (called "going long") in the expectation that they will increase in value while simultaneously selling others ("going short") in the expectation that they will decrease in value.  These strategies are often categorized by the proportion of the total portfolio held long vs. held short.  When the majority of the portfolio is held long, the portfolio is characterized as "net long."  When the majority of the portfolio is held short, the portfolio is characterized as "net short."  When the long and short positions are relatively balanced, the portfolio is characterized as "market neutral."  The strategies may also use leverage or hedging to seek to enhance returns and/or manage risk.  An Investment Fund may invest in any type of long/short investment.

Global Macro Strategies. Global macro strategies seek to take advantage of investment opportunities that arise from changes in macro-economic conditions.  An Investment Fund Manager that employs such strategies may invest based on forecasts and analyses about interest rate trends, movements in general fund flow, political changes, government policies, foreign policies and other broad systemic factors.  Investment Fund Managers that employ these strategies may invest in a large number of financial instruments within the market sectors, including equity securities, fixed-income, currencies, precious metals or commodities in domestic, international and high-growth emerging markets.  An Investment Fund Manager may also use positions held through a range of financial instruments linked to major market, sector or country indices, fixed-income securities, currencies and commodities, including derivative contracts and swaps.

Quantitative Macro Strategies. Quantitative macro strategies utilize a systematic, model-driven trading approach.  The approach is designed to capture and participate in both absolute and relative value trading opportunities and structural changes in the diverse global futures and forward markets.  One objective in pursuing this investment strategy is to seek to generate high risk-adjusted absolute returns by capturing opportunities across diversified asset classes having historically low correlation to the broad equity and fixed-income markets.

Credit Opportunity Strategies.  Credit opportunity strategies seek to generate attractive returns with controlled correlation to overall equity and fixed-income markets, drawing on strategies that stress preservation of capital.  Investment Funds employing these strategies may seek to develop and manage a diversified portfolio comprised of long and short positions in corporate debt and equity.  Investment Fund Managers of such Investment Funds may employ a variety of trading strategies to benefit from credit opportunities, including mismatches between credit quality and bond yield, a security's price and its realizable claim, the pricing and valuation of securities within the same capital structure and the pricing of securities of companies within the same industry.  Portfolio positions of Investment Funds pursuing a credit opportunity strategy are expected to include long and short positions in debt and equity securities of leveraged companies, as well as financially distressed firms and other investments.

Global Emerging Markets Strategies. Global emerging market strategies are generally long/short investment strategies that seek to actively manage investments in opportunities throughout global emerging markets by seeking to take advantage of changing macroeconomic, credit and equity views, with the main objective of generating consistent, high risk-adjusted returns.  Investment Fund Managers of these funds may seek currency, equity and credit-based opportunities in countries and sectors which are based primarily on macroeconomic and relative value analysis.  These Investment Fund Managers seek to analyze and invest in the following situations: evolving sovereign fundamentals, where valuations deviate from intrinsic value and the monetization of such mispricings can be realized; equity opportunities where fundamental analysis suggests a mispricing of company value which can be monetized; corporate credit fundamentals accompanied with a disproportionate change in underlying price/yield; and special situation opportunities where the expertise premium is high.  They may also seek to minimize volatility and tail risk by implementing both global hedges (which may involve exposures in developed markets to debt, equity, currencies or commodities) and hedges in the emerging market countries themselves.

Structured Credit Strategies. Structured credit strategies involve taking long and short positions in structured mortgage-backed and asset-backed securities.  An Investment Fund employing this strategy may invest on a global basis, with a geographical focus on U.S. markets and may generally be long-biased.  The principal objective of such an Investment Fund would be to generate high risk-adjusted absolute returns with low correlation to the broader markets.  Investment Fund Managers of these Investment Funds seek to minimize the volatility of returns and preserve investment capital by investing (both long and short) among various product categories (e.g., residential and commercial mortgage-backed securities, collateralized debt obligations and other asset-backed securities), various whole loans and corporate debt; different tiers in an issuer's capital structure (rated or unrated); and derivative instruments, including credit default swaps, options, futures, corporate derivatives and other hedging instruments. It is expected that these Investment Fund Managers will utilize a fundamental, bottom-up, research-driven analytic process to extract absolute returns from credit sensitive investments in the mortgage- and asset-backed markets.  The Investment Fund Managers may believe that distressed credit markets are trading based primarily on broad market technicals and not sufficiently differentiating between the credit qualities of the assets that constitute the underlying collateral.  These Investment Fund Managers seek to identify what they perceive to be misvalued assets by utilizing extensive research, proprietary loan level models (loss, prepay and housing forecasts), capital structure reengineering, servicer analysis and due diligence.  They are expected to also employ a rigorous portfolio management process that analyzes cash flows and collateral on a loan level basis.

Debt and Equity Opportunity Strategies. Debt and equity opportunity strategies focus on corporate debt and equity securities of leveraged companies, as well as debt and equity securities of financially distressed firms and other investments.  A principal objective of Investment Funds employing these strategies is to generate attractive risk-adjusted absolute returns with low correlation to the broad equity and fixed-income markets. These Investment Funds are expected to employ a variety of trading strategies in order to take advantage of credit opportunities, such as mismatches between credit quality and bond yield, a security's prices and its realizable claim, the pricing and valuation of securities within the same capital structure and the pricing of securities of companies within the same industry.  Such an Investment Fund's portfolio may include positions in bank loans, public and Rule 144A senior and subordinated debt securities, private debt and equity securities, trade claims, convertible securities, common and preferred stock, warrants and other equity-related instruments.  These Investment Funds may also engage in hedging and derivative strategies.

Diversified Equity Strategies. Diversified equity strategies seek to achieve capital appreciation and preservation principally through a broad and flexible program of investment in equity, equity-related and other securities.  The Investment Funds employing these strategies may invest in companies that are located in the United States, as well as other countries and geographic regions.  These Investment Funds may also invest in companies on a global diversified basis.  Some of these Investment Funds may also invest in debt securities, convertible bonds and derivative instruments.  The primary goal of employing these strategies is to generate capital appreciation while preserving capital in uncertain markets. The Investment Funds utilizing diversified equity strategies will follow a long/short strategy, purchase what they believe are undervalued securities and short overvalued securities.  They may purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures, options and credit default swaps, may engage in short sales of securities and may buy securities on margin and arrange with banks, brokers and others to borrow money to employ leverage at times that the relevant Investment Fund Managers deem appropriate.  These Investment Fund Managers focus generally on stocks of companies with adequate liquidity.

Geographic Focused Strategies. Geographic focused strategies are generally long/short investment strategies that seek to actively manage investments in opportunities in a particular country or geographic region. The Investment Funds employing these strategies may invest in equity securities of companies organized in the country or geographic region, companies having their executive office in the country or geographic region, companies having a significant portion of their assets located in the country or geographic region and companies having a significant amount of their revenues generated in the country or geographic region. These Investment Funds may also invest in debt securities and derivative instruments.

Growth and Income Strategies.  An Investment Fund may seek to achieve long-term capital growth, current income and growth of income consistent with reasonable investment risk by investing primarily in stocks of domestic and foreign issuers. The Investment Fund's stock investments may include common stocks, preferred stocks, convertible securities and American Depositary Receipts ("ADRs"), including those purchased in initial public offerings.  Generally, growth and income strategies may involve seeking to maintain an appropriate balance between risk and reward over the course of the market cycle by strategically investing across a combination of stocks, bonds, and convertible securities, diversifying across a variety of industries, market sectors, market capitalizations and credit qualities, and seeking significant equity participation while striving to achieve greater downside protection than a pure-stock portfolio.

Sector Focused Strategies. Sector focused strategies are generally long/short investment strategies that seek to actively manage investments in opportunities within particular sectors of the market, such as energy, healthcare, utilities, industrials, financial services, consumer products and technology. The Investment Funds employing these strategies may invest in equity and equity-linked securities of companies in the relevant sector.

The Adviser may choose to not invest the Fund's assets in the investment strategies described above, may invest the Fund's assets in Investment Funds that engage in investment strategies other than those described above, and may withdraw the Fund's investments from one or more of these investment strategies at any time, subject to withdrawal limitations imposed by the Investment Funds.

Investment Selection

The Adviser is responsible for the allocation of Fund assets to various Investment Funds, subject to policies adopted by the Board of Directors.  Consistent with the Fund's investment strategy of emphasizing investments in the Highbridge Funds and the JPM Funds, the Adviser seeks to select investments that will create a broad-based portfolio of Investment Funds and offer the Fund exposure to what it believes are promising investment strategies and Investment Fund Managers.

The Adviser and its personnel use a range of resources to select Investment Funds for consideration in connection with Fund investments.  The Adviser conducts due diligence on the private investment funds in which it invests.  The Adviser's diligence process focuses on risk management, investment and operational diligence.  Consistent with the Fund's emphasis on investing in the Highbridge Funds and the JPM Funds, the Adviser will select Investment Funds using qualitative and quantitative criteria, including the Adviser's analysis of past performance of an Investment Fund during various time periods and market cycles, and the Investment Fund Managers' reputation, experience, expertise, adherence to investment philosophy and use of leverage.

During its diligence process, the Adviser may review offering documents, financial statements, regulatory filings and client correspondence, among other documents, and seek to conduct interviews with senior personnel of existing and potential Investment Fund Managers. The Adviser expects to regularly communicate with Investment Fund Managers (at Highbridge, JP Morgan and at other management firms) and other personnel about the Investment Funds in which the Fund has invested or may invest, or about particular investment strategies, categories of alternative investments, risk management and general market trends. The Adviser may also perform background and reference checks. After making an investment in an Investment Fund, and as part of its ongoing diligence process, the Adviser will seek to monitor asset growth; analyze risk and performance; participate in quarterly conference calls with Investment Fund Managers and periodic onsite visits; review audited and unaudited reports; monitor turnover in key personnel and changes in policies; and review valuation methodologies. In performing some of its due diligence activities, the Adviser will be required to rely on the Investment Fund Managers. No assurance can be made that all interviews and teleconferences arranged by the Adviser will occur, or that all performance and other data sought by the Adviser will be accurate, provided on a timely basis or in the manner requested.

Portfolio Construction

The Adviser, consistent with the Fund's investment strategy of emphasizing investment allocations to the Highbridge Funds and to the JPM Funds, seeks to allocate Fund assets among the Investment Funds that, in its view, represent attractive investment opportunities. Allocation depends on the Adviser's assessment of the potential risks and returns of various investment strategies that the Investment Funds utilize. The Adviser generally seeks to invest the Fund's assets in Investment Funds whose expected risk-adjusted returns are deemed attractive.

The Fund is a "non-diversified" fund under the 1940 Act. See "Types of Investments and Related Risk Factors–Non-Diversified Status." The Adviser believes, however, that the Fund should generally maintain a portfolio of Investment Funds varied by underlying investment strategies, emphasizing investment in Highbridge Funds and JPM Funds, to diminish the impact on the Fund of any one Investment Fund's losses or poor returns. There is no guarantee that the Fund will be able to avoid substantial losses as a result of poor returns at any one Investment Fund.

The Adviser will seek to limit the Fund's investment in any one Investment Fund to no more than 20% of the Fund's gross assets (measured at the time of investment) in any one Investment Fund.  In addition, the Fund's investment in any one Investment Fund will be limited to no more than 20% of the Investment Fund's economic interests (measured at the time of investment) and less than 5% of the Investment Fund's voting securities.  Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment.

The Investment Funds generally are not subject to the Fund's investment restrictions and are generally subject to few investment limitations, including investment limitations under the 1940 Act or the Code. As a result, the Fund and, indirectly, Investors are not entitled to the protections of the 1940 Act with respect to the Investment Funds. In addition, the Investment Fund Managers may not be registered as investment advisers under the Advisers Act.

In response to adverse market, economic or political conditions, the Fund may invest temporarily in high quality fixed-income securities, money market instruments and money market funds or may hold cash or cash equivalents for temporary defensive purposes or otherwise to meet expenses or repurchases.  In addition, the Fund may make these types of investments pending the investment of assets in Investment Funds or to maintain the liquidity necessary to effect repurchases of Units or make necessary distributions.  The Fund has no obligation to enter into any hedging transactions.

Risk Management and Monitoring of Investments

As noted above, the Investment Funds will generally have greater flexibility than traditional registered investment companies, including the Fund, as to securities they may purchase, the trading strategies they may use, and, in some cases, the extent to which they may use leverage. Pursuant to any relevant advisory agreement, partnership agreement or governing documents pertaining to the relevant Investment Funds, the Investment Fund Managers have full discretion to purchase and sell securities and other investments for their respective Investment Funds. The Investment Funds are generally not restricted in the markets in which they invest, or the investment discipline that they may employ, such as value or growth or bottom-up or top-down analysis.  As a result, Investment Funds may invest and trade in a wide range of securities and other financial instruments, and may pursue various investment strategies and utilize different techniques for both hedging and non-hedging purposes. The Investment Funds may also sell securities short, purchase and sell option and futures contracts and engage in other derivative transactions. The use of one or more of these techniques involves certain risks. See "Types of Investments and Related Risk Factors."

The Adviser will seek to monitor the risks of each Investment Fund on an individual basis, and the aggregate risk of the Investment Funds in the Fund's portfolio.  Through this monitoring process, the Adviser seeks to (i) determine the degree to which each Investment Fund is performing as the Adviser expected; (ii) obtain information on a timely basis about issues that might impact the allocation of the Fund's assets among those Investment Funds; and (iii) attempt to evaluate the Fund's aggregate exposures to various alternative investment strategies and risks.  The Adviser monitors the operation and performance of an Investment Fund as frequently as the Adviser believes is appropriate, based on the strategy employed by the Investment Fund Manager and current market conditions.  The Adviser seeks to properly evaluate the relative success or failure of an Investment Fund by soliciting information from the relevant Investment Fund Manager and other sources, such as industry contacts.  To the extent the information is available to the Adviser, the Adviser may monitor changes in an Investment Fund's, and its Investment Fund Manager's, leverage, key personnel, expenses, litigation, capital resources, economic conditions and other factors.  However, the availability of this information may be limited due to lack of transparency associated with some Investment Fund Managers or strategies.  See "Types of Investments and Related Risk Factors—Risks of Fund of Hedge Funds Structure."

The Adviser may periodically adjust the Fund's allocations among Investment Funds based on the Adviser's consideration of various factors.  Such factors may include whether the Investment Fund Manager's investment strategy is consistent with its stated policy, whether any changes have occurred in the Investment Fund Manager's focus, incentives or investment strategy and the potential impact of those changes, and whether the investment strategy employed remains consistent with the investment objectives of the Fund.

The Fund's investment program is speculative and entails substantial risks.  There can be no assurance that the Fund's or the Investment Funds' investment objectives will be achieved or that their investment programs will be successful.  In particular, an Investment Fund Manager's use of leverage, short sales and derivatives, its limited diversification and the limited liquidity of some of its portfolio securities, in certain circumstances, can result in or contribute to significant losses to the Fund.  Investors should consider the Fund as a supplement to an overall investment program and should invest only if they are willing to undertake the risks involved.  Investors could lose some or all of their investment.

TYPES OF INVESTMENTS AND RELATED RISK FACTORS

General Risks of Investing in the Fund

Investment Risk. All securities investments risk the loss of capital. The value of the Fund's total net assets should be expected to fluctuate. To the extent that the Fund's portfolio (which, for this purpose, means the aggregate securities positions held by the Investment Fund Managers) is concentrated in securities of a single issuer or issuers in a single sector, the risk of any investment decision is increased. An Investment Fund Manager's use of leverage is likely to cause the Fund's average net assets to appreciate or depreciate at a greater rate than if leverage were not used.

An investment in the Fund involves a high degree of risk, including the risk that the Investor's entire investment may be lost. No assurance can be given that the Fund's investment objective will be achieved. The Fund's performance depends upon the Adviser's selection of Investment Funds, the allocation of offering proceeds thereto and the performance of the Investment Funds. The Investment Funds' investment activities involve the use of strategies and investment techniques with significant risk characteristics, including risks arising from volatility in the global equity, currency, real estate and fixed-income markets, the risks of short sales, the risks of leverage, the potential illiquidity of securities and derivative instruments, the risk of loss from counterparty defaults and the risk of borrowing to meet withdrawal requests.  Although the Adviser will attempt to moderate these risks, no assurance can be given that (i) the Investment Funds' investment programs, investment strategies and investment decisions will be successful; (ii) the Investment Funds will achieve their return expectations; (iii) the Investment Funds will achieve any return of capital invested; (iv) the Fund's investment activities will be successful; or (v) Investors will not suffer losses from an investment in the Fund.

The Investment Funds' investment programs may use various investment techniques that involve substantial volatility, including margin transactions, option transactions, short sales and forward and futures contracts.  These practices can, in certain circumstances, substantially increase the adverse impact to which the Investment Funds may be subject.  All investments made by the Investment Funds risk the loss of capital.  The Investment Funds' results may vary substantially over time.

The value of the Fund's total net assets may be expected to fluctuate in response to fluctuations in the value of the Investment Funds.  Discussed below are investments that may be made by Investment Funds, and the principal risks that the Adviser and the Fund believe are associated with those investments.  These risks will, in turn, affect the Fund.  Additionally, in response to adverse market, economic or political conditions, the Fund may invest temporarily in high quality fixed-income securities, money market instruments and affiliated or unaffiliated money market funds or may hold cash or cash equivalents for temporary defensive purposes or otherwise to meet expenses or repurchases.  In addition, the Fund may make these types of investments pending the investment of assets in Investment Funds or to maintain the liquidity necessary to effect repurchases of Units or make necessary distributions.  When the Fund takes a defensive position or otherwise makes these types of investments, it may not achieve its investment objective.

No Operating History.  The Fund is a newly formed non-diversified, closed-end management investment company with no performance history that Investors can use to evaluate the Fund's investment performance. The initial operating expenses for a new fund, including start-up costs, which may be significant, may be higher than the expenses of an established fund.   In addition, Investment Funds and/or Investment Fund Managers may, in some cases, be newly organized with limited operating histories upon which to evaluate their performance.

Limitations on Transfer; Units Not Listed; No Market for Investor Units.  Investors are not permitted to transfer their Units without the Fund's consent.  The transferability of Units is subject to certain restrictions contained in the LLC Agreement and is affected by restrictions imposed under applicable securities laws.  Units are not traded on any securities exchange or other market.  No market currently exists for Units, and none is expected to develop.  The Units are, therefore, not readily marketable.  Although the Adviser and the Fund expect to recommend to the Board of Directors that, after its first full fiscal quarter, the Fund offer to repurchase a portion of the Units quarterly, no assurances can be given that the Fund will do so.  Consequently, Units should only be acquired by Investors able to commit their funds for an indefinite period of time.

Closed-end Fund; Liquidity Risks. The Fund is a non-diversified closed-end management investment company designed primarily for long-term investors and is not intended to be a trading vehicle. An Investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their shares on a daily basis at a price based on net asset value. Units in the Fund will not be traded on any securities exchange or other market and are subject to substantial restrictions on transfer.  Although the Fund may offer to repurchase Units from time to time, an Investor may not be able to redeem its Units in the Fund for up to two years.

Repurchase Risks.  To provide liquidity to Investors, the Fund may, from time to time, offer to repurchase Units pursuant to written tenders by Investors.  Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board of Directors, in its sole discretion.  With respect to any future repurchase offer, Investors tendering Units for repurchase must do so by a date specified in the notice describing the terms of the repurchase offer, which will generally be approximately 75 days prior to the date that the Units to be repurchased are valued by the Fund (the "Valuation Date").  Investors that elect to tender any Units for repurchase will not know the price at which such Units will be repurchased until the Fund's net asset value as of the Valuation Date is able to be determined.

The Fund may be subject to initial lock-up periods or gates on certain Investment Funds beginning at the time of the Fund's initial investment in an Investment Fund.  During this period, the Fund will not be permitted to withdraw its investment.  In addition, some Investment Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time in response to market unrest or other adverse conditions.  During such times, the Fund may be limited in its ability to liquidate its holdings in such Investment Funds to meet repurchase requests.  Furthermore, if the Fund seeks to liquidate its investment in an Investment Fund that maintains a "side pocket," the Fund may not be able to fully liquidate its investment without delay, and such delay could be substantial.  Accordingly, the Fund may tender for fewer Units than Investors may wish to sell, resulting in the proration of Investor repurchases, or the Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner.  See "Repurchases of Units and Transfers."

Substantial requests for the Fund to repurchase Units could require the Fund to liquidate certain of its investments more rapidly than otherwise desirable for the purpose of raising cash to fund the repurchases.  This could have a material adverse effect on the value of the Units.  In addition, substantial repurchases of Units may decrease the Fund's total assets and accordingly may increase its expenses as a percentage of average net assets.  If a repurchase offer is oversubscribed by Investors who tender Units, the Fund may repurchase a pro rata portion of the Units tendered.

Fund Leverage. The Fund may borrow money in connection with its investment activities — i.e., the Fund may utilize leverage. The Fund may also borrow money to satisfy repurchase requests from Fund Investors and to otherwise provide the Fund with temporary liquidity.  The Fund may borrow money through a credit facility to manage timing issues in connection with the acquisition of its investments, such as providing the Fund with temporary liquidity to acquire investments in Investment Funds in advance of the Fund's receipt of redemption proceeds from another Investment Fund. The Fund may be required to maintain minimum average balances in connection with its borrowings or to pay a commitment or other fee to maintain a line of credit.  Either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender may terminate or not renew any credit facility into which the Fund has entered. If the Fund is unable to access additional credit, it may be forced to redeem investments in Investment Funds at inopportune times, which may further depress the Fund's returns.  The 1940 Act requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the indebtedness is incurred. This means that the value of the Fund's total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

Legal and Regulatory Risks. Recent legal and regulatory changes, and additional legal and regulatory changes that could occur during the term of the Fund, may substantially affect securities and over-the-counter derivatives markets and such changes may adversely impact the performance of the Fund. The regulation of the U.S. and non-U.S. securities and futures markets and investment funds has undergone substantial change in recent years and such change may continue. On July 21, 2010, the President signed into law major financial services reform legislation in the form of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). The Dodd-Frank Act, among other things, grants regulatory authorities, such as the Commodity Futures Trading Commission (the "CFTC") and Securities and Exchange Commission (the "SEC"), broad rulemaking authority to implement various provisions of the Dodd-Frank Act, including comprehensive regulation of the over-the-counter derivatives and swaps markets. It is unclear how these regulators will exercise these revised and expanded powers and whether they will undertake rulemaking, supervisory or enforcement actions that would adversely affect the Fund or investments made by the Fund. Possible regulatory actions taken under these revised and expanded powers may include actions related to financial consumer protection, proprietary trading and derivatives. There can be no assurance that future regulatory actions authorized by the Dodd-Frank Act will not significantly reduce the profitability of the Fund. The implementation of the Dodd-Frank Act could adversely affect the Fund by increasing transaction and/or regulatory compliance costs. In addition, greater regulatory scrutiny may increase the Fund's and the Adviser's exposure to potential liabilities. Increased regulatory oversight can also impose administrative burdens on the Fund and the Adviser, including, without limitation, responding to examinations or investigations and implementing new policies and procedures.

Non-Diversified Status. The Fund is a "non-diversified" investment company for purposes of the 1940 Act, which means that it is not subject to percentage limitations under the 1940 Act on Fund assets that may be invested in the securities of any one issuer. As a result, the Fund's net asset value may be subject to greater volatility than that of an investment company that is subject to diversification limitations. The Fund will not, however, invest more than 20% of its gross assets (measured at the time of purchase) in any one Investment Fund.

Risks of Fund of Hedge Funds Structure

Investment Approach.  The Investment Funds generally are exempt from registration as investment companies under the 1940 Act. The Fund, as an investor in these Investment Funds, and, indirectly, Investors do not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies. In addition, the Investment Fund Managers may not be registered as investment advisers under the Advisers Act.

Although the Adviser periodically receives information from the Investment Funds regarding their investment performance and investment strategies, the Adviser may have little or no means of independently verifying this information. An Investment Fund may use proprietary investment strategies that are not fully disclosed to the Adviser, and such strategies may involve risks that are not anticipated by the Adviser. Investment Fund Managers may change their investment strategies (i.e., may experience style drift) at any time.  In addition, the Fund and the Adviser have no control over the Investment Funds' investment management, brokerage, custodial arrangements or operations, and must rely on the experience and competency of each Investment Fund Manager in these areas. The performance of the Fund depends in part on the ability of the Adviser to select for investment, and monitor, Investment Funds, and in part on the success of the Investment Funds themselves, particularly the success of the Highbridge Funds and the JPM Funds. In addition, because the Fund seeks to achieve its investment objective by emphasizing investment of its assets in Highbridge Funds and JPM Funds, the performance of the Fund may be significantly affected by changes in the resources, financial condition and reputation of Highbridge and/or JP Morgan, and the Fund may be less diversified, and subject to greater concentration risk, than other funds of hedge funds.  In addition, the Fund's emphasis on allocations to Highbridge Funds and JPM Funds will likely cause the Fund to give preference to such funds when choosing among other comparable funds in which to invest.

Investment decisions of the Investment Funds are made by the Investment Fund Managers independently of each other so that, at any particular time, one Investment Fund may be purchasing shares in an issuer that at the same time are being sold by another Investment Fund. Transactions of this sort could result in the Fund's directly or indirectly incurring certain transaction costs without accomplishing any net investment result. Because the Fund may make additional investments in or withdrawals from Investment Funds only at certain times due to restrictions imposed by the Investment Funds, the Fund may, from time to time, have to invest some of its assets temporarily in money market securities, money market funds, or other similar types of investments.

Investment Fund Operations Not Transparent.  The Adviser will not be able to control the investments or operations of the Investment Funds. Investment Fund Managers may employ investment strategies that differ from their past practices, are not fully disclosed to the Adviser, and involve risks that are not anticipated by the Adviser. Notwithstanding the Adviser seeking to monitor the risks relating to the Investment Fund Managers and the Investment Funds, there is no guarantee that the information given to the Adviser will not be fraudulent or inaccurate or incomplete.

Valuation. Certain securities and other financial instruments in which the Investment Funds invest may not have readily ascertainable market prices and will be valued by the Investment Fund Managers. Such valuations generally will be conclusive with respect to the Fund, even though an Investment Fund Manager may face a conflict of interest in valuing the securities, as their value will impact the Investment Fund Manager's compensation.  Generally, neither the Adviser nor the Board of Directors will be able to confirm independently the accuracy of the valuations made by the Investment Fund Managers. The net asset values or other valuation information received by the Adviser from the Investment Funds will typically be estimates only, subject to revision through the end of each Investment Fund's annual audit. The valuations reported by the Investment Fund Managers, upon which the Fund will calculate its month-end net asset value, may be subject to later adjustment based on information reasonably available at that time.  To the extent that subsequently adjusted valuations or revisions to Investment Fund net asset values adversely affect the Fund's own net asset value, the outstanding Units will be adversely affected by prior repurchases to the benefit of Investors who previously had Units repurchased at a net asset value higher than the adjusted amount. Conversely, any increases in the net asset value resulting from such subsequently adjusted valuations will be entirely for the benefit of the outstanding Units and to the detriment of Investors who previously had Units repurchased at a net asset value lower than the adjusted amount.

In addition, the Fund's valuation procedures require the Adviser to consider all relevant information available at the time the Fund values its portfolio.  The Adviser and/or the Board of Directors will consider such information, and may conclude in certain circumstances that the information provided by the Investment Fund Manager does not represent the fair value of the Fund's interest in the Investment Fund. Although redemptions of investments in Investment Funds are subject to advance notice requirements,  it is expected that the Investment Funds will typically make available net asset value information that represents the price at which, even in the absence of redemption activity, the Investment Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Investment Fund's governing documents, it would be necessary to effect a mandatory redemption.

An Investment Fund Manager may invest in securities that it believes are fundamentally undervalued or incorrectly valued. These securities, however, may not ultimately be valued in the capital markets at prices and/or within the timeframe that the Investment Fund Manager anticipates.  As a result, the Fund may incur losses.

Substantial Fees and Expenses.  An Investor in the Fund meeting the eligibility conditions imposed by the Investment Funds, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could invest directly in the Investment Funds. Such a direct investment in the Investment Funds might be subject to more favorable taxation than an indirect investment through the Fund.  In addition, by investing in the Investment Funds through the Fund, an Investor in the Fund will bear a portion of the Management Fee and other expenses of the Fund.  An Investor in the Fund will also indirectly bear a portion of the asset-based fees, incentive allocations or fees and operating expenses borne by the Fund as an investor in the Investment Funds.  Each Investment Fund Manager receives any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Funds and the Fund generally. As a result, an Investment Fund Manager with positive performance may receive compensation from the Fund, even if the Fund's overall returns are negative.  The operating expenses of an Investment Fund may include, but are not limited to, organizational and offering expenses; the cost of investments (such as brokerage commissions, exchange and clearing fees, interest expense and other charges for transactions); administrative, legal and internal and external accounting fees; and extraordinary or non-recurring expenses (such as litigation or indemnification expenses). It is difficult to predict the future expenses of the Fund.

Restrictions on Redemptions and Withdrawals.  Investment Funds may permit or require that redemptions of interests be made in kind.  The Fund may receive securities that are illiquid or difficult to value upon its withdrawal of all or a portion of its interest in an Investment Fund.  In such a case, the Adviser would seek to have the Fund dispose of these securities in a manner that is in the interest of the Fund.  The securities may depreciate after an in kind distribution is made, or there may be no secondary market for such securities.

Substantial requests for withdrawal by investors in the Investment Funds could induce the Investment Funds to liquidate positions sooner than would otherwise be desirable, which could adversely affect such Investment Funds' performance.  The reduction in an Investment Fund's net assets resulting from such a withdrawal could adversely affect the Investment Fund's ability to diversify its holdings and achieve its investment objective, and the interests of remaining investors in the Investment Funds may become increasingly illiquid.  Some Investment Funds may impose so-called "gates," limiting the proportion of assets investors, including the Fund, may withdraw at one redemption date.  The purpose of the provision is to prevent a run on the Investment Fund, which could cripple its operations, as a large number of withdrawals from the fund would force the manager to sell off a large number of positions.  The Fund may otherwise not be able to withdraw from an Investment Fund except at specified times, thereby limiting the Adviser's ability to withdraw assets from an Investment Fund that may have poor performance or for other reasons.

Investments in Non-Voting Stock; Inability to Vote. The Fund intends to hold its interests in the Investment Funds in non-voting form.  Where only voting securities are available for purchase, the Fund will generally seek to create by contract the same result as owning a non-voting security by agreeing to relinquish the right to vote in respect of its investment.  The Fund may irrevocably waive its rights (if any) to vote its interest in an Investment Fund.  The Fund will not receive any consideration in return for entering into a voting waiver arrangement.  To the extent that the Fund contractually foregoes the right to vote Investment Fund securities, the Fund will not be able to vote on matters that may be adverse to the Fund's interests.  As a result, the Fund's influence on an Investment Fund could be diminished, which may consequently adversely affect the Fund and its Investors.

Additional Risks.  Other risks that may be associated with the fund of hedge funds structure include:

Investment Fund Turnover Rates. Investment Funds may invest based on short-term market considerations. The turnover rate within the Investment Funds may be significant, possibly involving substantial brokerage commissions and fees.  The Fund cannot control this turnover.

Limited Capacity to Manage Additional Fund Investments.  Some Investment Fund Managers' trading approaches may accommodate only certain amounts of capital.  An Investment Fund Manager, therefore, may refuse to manage some or all of the Fund's assets that the Adviser seeks to allocate to such Investment Fund Manager.

Dilution.  If an Investment Fund Manager limits the amount of capital that the Fund may contribute to an Investment Fund, or if the Fund declines to purchase additional interests in an Investment Fund, continued sales of interests in the Investment Fund to others may dilute the returns for the Fund from the Investment Fund.

Quantitative Models Risk.  Investment Fund Managers may employ quantitative-based financial/analytical models to help them select investments for their respective Investment Funds, to allocate investments across various strategies, sectors and risks, and to determine risk profiles.  Quantitative trading strategies, including statistical arbitrage, are highly complex, and, for their successful application, require relatively sophisticated mathematical calculations and relatively complex computer programs. Such trading strategies are dependent on various computer and telecommunications technologies and upon adequate liquidity in markets traded. The successful execution of these strategies could be severely compromised by, among other things, a diminution in the liquidity of the markets traded, telecommunications failures, power loss and software-related "system crashes." These trading strategies are also dependent on historical correlations that may not always be true and may result in losses. In addition, the "slippage" from entering and exiting positions (i.e., the market impact of trades identified by the quantitative trading strategies) may be significant and may result in losses. There can be no assurance that the models are currently viable, or, if the models are currently viable, that they will remain viable for the relevant period.  Also, there can be no assurance that the Investment Fund Managers using such models will be able to (i) determine that a model is or will become not viable or not completely viable or (ii) notice, predict or adequately react to any change in the viability of a model.  The use of a model that is not viable or not completely viable could have a material adverse effect on an Investment Fund's performance.

Trading and Investment Risks of Investment Funds

Equity Securities.  Investment Funds may hold long and short positions in, among other securities, common stocks, preferred stocks and convertible securities of U.S. and non-U.S. issuers.  Investment Funds also may invest in depositary receipts or shares relating to non-U.S. securities.  See "—Non-U.S. Investments."  Investment Funds may purchase securities in all available securities trading markets and may invest in equity securities without restriction as to market capitalization, such as those issued by smaller capitalization companies, including micro cap companies.  The prices of the securities of smaller companies may be subject to more abrupt or erratic market movements than larger, more established companies, because these securities typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects.  These securities are also subject to other risks that are less prominent in the case of the securities of larger companies.  Equity securities fluctuate in value, often based on factors unrelated to the fundamental economic condition of the issuer of the securities, including general economic and market conditions.  These fluctuations can be significant.

Bonds and Other Fixed-Income Securities.  Investment Funds may invest in bonds and other fixed-income securities, and may take short positions in these securities. Investment Funds will invest in these securities when they believe such securities offer opportunities for capital appreciation (or capital depreciation in the case of short positions) and may also invest in these securities for temporary defensive purposes and to maintain liquidity. Fixed-income securities include, among other securities: bonds, notes and debentures issued by U.S. and non-U.S. corporations; debt securities issued or guaranteed by the U.S. Government or one of its agencies or instrumentalities ("U.S. Government securities") or by a non-U.S. government; municipal securities; and mortgage-backed and asset-backed securities. Certain securities in which an Investment Fund may invest, such as those with interest rates that fluctuate directly or indirectly based on multiples of a stated index, are designed to be highly sensitive to changes in interest rates and can subject the holders thereof to significant reductions of yield and possible loss of principal. These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations. Fixed-income securities are subject to the risk of the issuer's inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility resulting from, among other things, interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (i.e., market risk).

Investment Funds may invest in fixed-income securities rated investment grade or non-investment grade (commonly referred to as "junk bonds") and may invest in unrated fixed-income securities. Non-investment grade debt securities in the lowest rating categories or unrated debt securities determined to be of comparable quality may involve a substantial risk of default or may be in default. Investment grade debt securities are securities that have received a rating from at least one nationally recognized statistical rating organization (a "Rating Agency") of one of the four highest rating categories or, if not rated by any Rating Agency, have been determined by an Investment Fund Manager to be of comparable quality.  An Investment Fund's investments in non-investment grade debt securities, including convertible debt securities, are considered by the Rating Agencies to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Adverse changes in economic conditions or developments regarding the individual issuer are more likely to cause price volatility and weaken the capacity of the issuers of non-investment grade debt securities to make principal and interest payments than issuers of higher grade debt securities. An economic downturn affecting an issuer of non-investment grade debt securities may result in an increased incidence of default. In addition, the market for lower grade debt securities may be thinner and less active than for higher grade debt securities.

Dislocations in the fixed-income sector and weaknesses in the broader financial market could adversely affect the Investment Funds.  As a result of such dislocations, the Investment Funds may face increased borrowing costs, reduced liquidity and reductions in the value of its investments.  One or more of the counterparties providing financing for an Investment Fund's portfolio could be affected by financial market weaknesses, and may be unwilling or unable to provide financing.  As a result, an Investment Fund may be unable to fully finance its investments and operations.  This risk would be exacerbated if a substantial portion of an Investment Fund's financing is provided by a relatively small number of counterparties.  If one or more major market participants fails or withdraws from the market, it could negatively affect the marketability of all fixed-income securities and this could reduce the value of the securities in the Investment Fund's portfolio, thereby reducing the Fund's net asset value.  Furthermore, if one or more counterparties are unwilling or unable to provide ongoing financing, an Investment Fund could be forced to sell its investments at a time when prices are depressed.

Insolvency Considerations with Respect to Issuers of Indebtedness. Various laws enacted for the protection of creditors may apply to debt instruments, including convertible debt, in which the Investment Funds invest. The information in this and the following paragraph is applicable with respect to U.S. issuers subject to U.S. federal bankruptcy law. Insolvency considerations may differ with respect to other issuers. If a court in a lawsuit brought by an unpaid creditor or representative of creditors of an issuer of a debt instrument, such as a trustee in bankruptcy, were to find that the issuer did not receive fair consideration or reasonably equivalent value for incurring the indebtedness, and after giving effect to such indebtedness, the issuer (i) was insolvent, (ii) was engaged in a business for which the remaining assets of such issuer constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could determine to invalidate, in whole or in part, such indebtedness as a fraudulent conveyance, to subordinate such indebtedness to existing or future creditors of such issuer, or to permit such issuer to recover amounts previously paid by such issuer in satisfaction of such indebtedness. The measure of insolvency for these purposes will vary. Generally, an issuer would be considered insolvent at a particular time if the sum of its debts were then greater than all of its property at a fair valuation, or if the present fair saleable value of its assets were then less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the issuer was "insolvent" after giving effect to the incurrence of the indebtedness in which the Investment Funds invested or that, regardless of the method of valuation, a court would not determine that the issuer was "insolvent" upon giving effect to such incurrence. In addition, in the event of the insolvency of an issuer of indebtedness in which an Investment Fund invests, payments made on such indebtedness could be subject to avoidance as a "preference" if made within a certain period of time (which may be as long as one year) before insolvency. In general, if payments on indebtedness are avoidable, whether as fraudulent conveyances or preferences, such payments can be recaptured from the Investment Funds.

There can be no assurance as to whether any lending institution or other party from which an Investment Fund may acquire indebtedness engaged in any conduct that would form the basis for a successful cause of action based upon fraudulent conveyance, preference or equitable subordination (or any other conduct that would subject such indebtedness and the Investment Fund to insolvency laws) and, if it did, as to whether any creditor claims could be asserted in a U.S. court (or in the courts of any other country) against that Investment Fund.

Frequently, a debtor seeking to reorganize under U.S. federal bankruptcy law will obtain a "first day" order from the bankruptcy court limiting trading in claims against, and shares of, the debtor in order to maximize the debtor's ability to utilize net operating losses following a successful reorganization. Such an order could in some circumstances adversely affect an Investment Fund's ability to successfully implement an investment strategy with respect to a bankrupt company.

Indebtedness consisting of obligations of non-U.S. issuers may be subject to various laws enacted in the countries of their issuance for the protection of creditors. These insolvency considerations will differ depending on the country in which each issuer is located or domiciled and may differ depending on whether the issuer is a non- sovereign or a sovereign entity.

Mortgage-Related and Other Asset-Backed Securities. Investment Funds may invest in a variety of mortgage-related and other asset-backed securities, such as adjustable-rate mortgage securities, collateralized mortgage obligations, collateralized loan obligations and collateralized debt obligations.  The investment characteristics of these securities differ from those of traditional debt securities, and they are subject to additional risks, including the risk of borrowers defaulting on their mortgages. Generally, rising interest rates tend to extend the duration of fixed-rate mortgage-related securities, making them more sensitive to changes in interest rates. As a result, in a period of rising interest rates, Investment Funds that hold mortgage-related securities may exhibit more volatility. In addition, adjustable and fixed-rate mortgage-related securities may involve special risks relating to unanticipated rates of prepayment on the mortgages underlying the securities. When interest rates decline, borrowers may pay off their mortgages sooner than expected. This can reduce the returns of an Investment Fund because it may have to reinvest that money at the lower prevailing interest rates. An Investment Fund's investments in other asset-backed securities are subject to risks similar to those associated with mortgage-related securities, as well as risks associated with the nature of the assets and the servicing of those assets. The market for mortgage-backed and other asset-backed securities has recently experienced high volatility and a lack of liquidity. As a result, the value of many of these securities has significantly declined. There can be no assurance that these markets will become more liquid or less volatile, and it is possible that the value of these securities could decline further.

Distressed Securities. Some Investment Funds may purchase securities and obligations of companies that are experiencing significant financial or business distress, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although such purchases may result in significant returns, these transactions involve substantial risk and may not show any return for a considerable period of time. Many of these securities typically remain unpaid unless and until the company reorganizes and/or emerges from bankruptcy proceedings. No assurance can be made that an Investment Fund Manager will correctly evaluate the nature and magnitude of the various factors that could affect the prospect for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company in which an Investment Fund invests, the Investment Fund may lose its entire investment or be required to accept cash or securities with a value less than the Investment Fund's original investment.

Distressed debt securities are subject to credit risk and market risk. Some Investment Funds may acquire so-called "blocking positions" in connection with a plan of reorganization, which entails significant risks. If an Investment Fund Manager evaluates incorrectly the anticipated outcome of a blocking position, the Investment Fund could experience substantial losses. Investing in post-reorganization securities typically involves a higher degree of risk than investing in securities of companies that have not needed to undergo a reorganization or restructuring. Moreover, post-reorganization securities can be subject to increased selling or downward pricing pressure after the completion of a bankruptcy reorganization or restructuring. Investments in securities of companies involved in reorganization proceedings may involve a number of additional risks not typically related to investments in financially sound companies.  For example, purchasing securities of financially distressed companies could cause the Investment Fund to experience losses if the relevant Investment Fund Manager incorrectly evaluates the anticipated outcome of a reorganization or the timing of such outcome. Numerous factors could make any evaluation of the outcome of such an investment uncertain. In addition, an Investment Fund Manager may not have access to reliable and timely information about material developments affecting a company. Competition from other investors may also render it difficult or impossible for the Investment Fund Manager to effect transactions at the time and on the terms desired.  In addition, stressed and distressed securities generally trade at significant discounts or very high yields or both, and generally are issued by companies experiencing some level of financial or operating difficulties.

Infrastructure Assets.  "Infrastructure" generally refers to large-scale public works.  Two main categories are economic infrastructure (e.g., highways, energy generation and distribution, water and sewer facilities, etc.) and social infrastructure (e.g., hospitals, schools, public housing, prisons, etc.).  Infrastructure assets are generally long-lived and have high development costs.  Investment in infrastructure can take a wide range of forms, from investing directly in toll roads to purchasing equity in construction companies.  Direct investment typically involves entering into agreements with the relevant governmental agency to own or operate the particular asset.  Investment Fund Managers may pursue any type of infrastructure investment.  Investment in infrastructure securities and funds exposes the Investment Funds to potential adverse economic, regulatory, political and other changes affecting such investments. Issuers in infrastructure-related businesses are subject to a variety of factors that may adversely affect their business or operations including high interest costs in connection with capital construction programs, costs associated with environmental and other regulations, the effects of economic slowdowns and surplus capacity, increased competition from other providers of services, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

Real Estate Investments. The Investment Funds are exposed to real estate risk through their investments in issuers that purchase real estate securities, including securities of issuers that are REITS, real estate operating companies, real estate service companies, or companies in the homebuilding, lodging and hotel industries. The residential housing sector in the United States has been under considerable pressure during the past several years with home prices nationwide down significantly on average. In addition, the commercial real estate sector in the United States has been under pressure with prices down significantly on average. Residential and commercial mortgage delinquencies and foreclosures have increased over this time and have, in turn, led to widespread selling in the mortgage-related market and put downward pressure on the prices of many securities. Accordingly, the recent instability in the credit markets may adversely affect the price at which REITs and real estate funds can sell real estate because purchasers may not be able to obtain financing on attractive terms or at all. These developments also may adversely affect the broader economy, which in turn may adversely affect the real estate markets. Such developments could, in turn, reduce returns from REITs and real estate funds or reduce the number of REITs and real estate funds brought to market during the investment period, thereby reducing the Investment Funds' investment opportunities. Properties in which REITs and real estate funds invest may suffer losses due to declining rental income and higher vacancy rates, which may reduce distributions to the Investment Funds and reduce the value of the underlying properties.

REITs and real estate funds are subject to risks associated with the ownership of real estate, including terrorist attacks, war or other acts that destroy real property (in addition to market risks, such as the recent events described above).  Some REITs and real estate funds may invest in a limited number of properties, in a narrow geographic area, or in a single property type, which increases the risk that such REIT or real estate fund could be unfavorably affected by the poor performance of a single investment or investment type.  These companies are also sensitive to factors such as changes in real estate values and property taxes, interest rates, cash flow of underlying real estate assets, supply and demand, and the management skill and creditworthiness of the issuer.  Borrowers could default on or sell investments that a REIT or real estate fund holds, which could reduce the cash flow needed to make distributions to investors.  In addition, REITs may also be affected by tax and regulatory requirements impacting the REITs' ability to qualify for preferential tax treatments or exemptions.  REITs require specialized management and pay management expenses.  Securities issued by private partnerships in real estate may be more illiquid than securities issued by other Investment Funds generally, because the partnerships' underlying real estate investments may tend to be less liquid than other types of investments.

Private Equity Investments.  Some Investment Funds may dedicate a portion of their portfolios to private equity investments. Private equity is a common term for investments that are typically made in private or public companies through privately negotiated transactions, and generally involve equity-related finance  intended to bring about some kind of change in a private business (e.g., providing growth capital, recapitalizing a company or financing an acquisition).  Private equity funds, often organized as limited partnerships, are the most common vehicles for making private equity investments.  Investment in private equity involves the same types of risks associated with an investment in any operating company.  However, securities issued by private partnerships tend to be more illiquid, and highly speculative.  The Investment Funds may not sell, transfer, exchange, assign, pledge, hypothecate or otherwise dispose of their interests in a private equity fund, nor may they withdraw from such fund, without the consent of the fund's investment manager or general partner, which consent may be withheld in such investment manager's or general partner's sole discretion.  Attractive investment opportunities in private equity may occur only periodically, if at all.  In addition, private equity has generally been dependent on the availability of debt or equity financing to fund the acquisitions of their investments.  In light of recent market conditions, however, the availability of such financing has been reduced dramatically, limiting the ability of private equity to obtain the required financing.

Mezzanine Investments.  An Investment Fund may invest in mezzanine loans. Structurally, mezzanine loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, mezzanine loans rank senior to common and preferred equity in a borrower's capital structure. Mezzanine debt is often used in leveraged buyout and real estate finance transactions. Typically, mezzanine loans have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants. Due to their higher risk profile and often less restrictive covenants as compared to senior loans, mezzanine loans generally earn a higher return than senior secured loans. The warrants associated with mezzanine loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Mezzanine loans also may include a "put" feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed-upon formula. Mezzanine investments may be issued with or without registration rights. Similar to other high yield securities, maturities of mezzanine investments are typically seven to ten years, but the expected average life is significantly shorter at three to five years. Mezzanine investments are usually unsecured and subordinate to other obligations of the issuer.

Long/Short Investing.  Long/short equity strategies generally seek to generate capital appreciation through the establishment of both long and short positions in equities, by purchasing undervalued securities and selling overvalued securities to generate returns and to hedge out some portion of general market risk.  If an Investment Fund Manager's analysis is incorrect or based on inaccurate information, these investments may result in significant losses to the Investment Funds, and thus the Fund.  Since a long/short equity strategy involves identifying securities that are believed to be generally undervalued (or, in the case of short positions, believed to be overvalued) by the marketplace, the success of the strategy necessarily depends upon the market eventually recognizing such value in the price of the security, which may not necessarily occur, or may occur over extended time frames that limit profitability.  Positions may undergo significant short-term declines and experience considerable price volatility during these periods.  In addition, long and short positions may or may not be related.  If the long and short positions are not related, it is possible to have investment losses in both the long and short sides of the portfolio.  Long/short equity strategies may increase the exposure of the Investment Funds, and the Fund, to risks relating to, among other risks, leverage, portfolio turnover, concentration of investment portfolio and short-selling.

Short Sales.  An Investment Fund may attempt to limit its exposure to a market decline in the value of its portfolio securities through short sales of securities that its Investment Fund Manager believes possess volatility characteristics similar to those being hedged. An Investment Fund also may use short sales for speculative purposes to pursue its investment objectives if, in the Investment Fund Manager's view, the security is over-valued in relation to the issuer's prospects for earnings growth. Short selling is speculative in nature and, in certain circumstances, can substantially increase the effect of adverse price movements on an Investment Fund's portfolio. A short sale of a security involves the risk of an unlimited increase in the market price of the security that can in turn result in an inability to cover the short position and a theoretically unlimited loss. No assurance can be given that securities necessary to cover an Investment Fund's short position will be available for purchase.

Short sale transactions have been subject to increased regulatory scrutiny in response to recent market events, including the imposition of restrictions on short selling certain securities and reporting requirements. The Fund's or Investment Funds' ability to execute short sales may be materially adversely impacted by temporary or new permanent rules, interpretations, prohibitions and restrictions adopted in response to these adverse market events. Restrictions and/or prohibitions on short selling activity may be imposed by regulatory authorities, including the SEC, its foreign counterparts, other government authorities or self-regulatory organizations, with little or no advance notice and may impact prior trading activities of the Fund or Investment Funds. Additionally, traditional lenders of securities might be less likely to lend securities under certain market conditions. As a result, the Fund may not be able to effectively pursue a short selling strategy due to a limited supply of securities available for borrowing.

General Economic Conditions; Market Volatility. The Fund's investments in the Investment Funds may be negatively affected by the broad investment environment in the securities markets. That investment environment is influenced by, among other things, interest rates, inflation, politics, fiscal policy, current events, competition, productivity and technological and regulatory change. Stock prices may experience greater volatility during periods of challenging market conditions such as the one that the market has experienced recently. In addition, there can be severe limitations on an investor's ability to sell certain debt securities, including those that are of higher credit quality, during a period of reduced credit market liquidity, such as the one that the market recently has experienced. Therefore, the Fund's net asset value will fluctuate. You may experience a significant decline in the value of your investment and could lose money.

Limited Liquidity of Investments. During periods of limited liquidity and higher price volatility, an Investment Fund may not be able to acquire or dispose of its investments at a price and time that the Investment Fund deems advantageous.  As a result, in periods of rising market prices, an Investment Fund may not be able to fully participate in price increases to the extent that the Investment Fund is unable to acquire the desired positions quickly.  Conversely, in declining markets, an Investment Fund's inability to dispose of positions completely and promptly would cause the Investment Fund's net asset value to decline as the value of unsold positions is marked to lower prices.

Small- and Medium-Capitalization Companies. Some Investment Funds may invest a portion of their assets in the securities of companies with small- to medium-sized market capitalizations. While such securities may provide significant potential for appreciation, the securities of certain companies, particularly smaller-capitalization companies, may involve higher risks than do investments in securities of larger companies. For example, prices of small-capitalization and even medium-capitalization securities are often more volatile than prices of large-capitalization securities, and the risk of bankruptcy or insolvency is higher than for larger, "blue-chip" companies. In addition, an investment in some small-capitalization companies may be relatively illiquid due to thin trading in their securities.

Leverage Utilized by Investment Funds. Investment Funds may use leverage in the form of loans for borrowed money or in the form of derivative instruments, such as options, futures, forward contracts, swaps and repurchase agreements. The use of leverage by the Investment Funds can substantially increase the market exposure (and market risk) to which the Investment Funds' investment portfolios may be subject. Trading on leverage will result in interest charges or costs, which may be substantial. The level of interest rates generally, and the rates at which an Investment Fund can leverage in particular, can affect the operating results of the Investment Fund. An Investment Fund's use of short-term margin borrowings, repurchase agreements, derivatives, and other instruments may present additional risks. For example, if the value of securities pledged to brokers to secure an Investment Fund's margin accounts declines, the Investment Fund might be required either to deposit additional funds with the broker or liquidate the pledged securities to compensate for the decline in value. If a counterparty determines that the value of the collateral has decreased, the counterparty may require the Investment Fund to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. Additionally, to satisfy a margin call, an Investment Fund may be required to liquidate assets at an inopportune time, which could cause it to incur further losses. In the event of a sudden drop in the value of the Investment Fund's assets, the Investment Fund may not be able to liquidate assets quickly enough to pay off its margin debt. However, the Investment Funds' borrowings are not subject to the Asset Coverage Requirement. Accordingly, the Fund, through its investments in the Investment Funds, may be exposed to the risk of highly leveraged investment programs and consequently, the volatility of the value of Units may be great, particularly during times of general market unrest, such as that experienced recently.

In the U.S. futures markets, margin deposits are typically required and may range from 1% to 15% of the value of the futures contracts being purchased or sold. In other derivative markets, margin deposits may be lower or not required. Low margin deposits indicate that trading in these markets may be accompanied by a high degree of leverage, and relatively small adverse price movements in futures or forward contracts may result in immediate and substantial losses to the Investor.  There are no margin requirements in connection with Investment Fund purchases of options, because the option premium is paid for in full. The premiums for certain options traded on foreign exchanges may be paid for on margin. When an Investment Fund sells an option on a futures contract, it may be required to deposit margin in an amount that may be determined by the margin requirement established for the futures contract underlying the option and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the writing of options can be higher than those imposed when dealing in the futures markets directly. Whether any margin deposit will be required for over-the-counter options and other over-the-counter instruments, such as currency forwards, swaps and certain other derivative instruments, will depend on the credit determinations and specific agreements of the parties to the transaction, which are individually negotiated.

Non-U.S. Investments.  Investment Funds may invest a portion of their capital outside the U.S. in non-dollar-denominated securities, including in equity and fixed-income securities issued by foreign (non-U.S.) companies, including other funds, or governments of foreign countries.  Investment Funds may also invest in depositary receipts, such as ADRs.  Non-U.S. securities in which an Investment Fund invests may be listed on non-U.S. securities exchanges, traded in non-U.S. over-the-counter markets, or purchased in private placements and not be publicly traded.  These investments involve special risks not usually associated with investing in securities of U.S. companies or U.S. federal, state or local governments.  Because investments in foreign issuers may involve non-U.S. dollar currencies and the Investment Funds may temporarily hold funds in bank deposits in such currencies during the completion of their investment programs, the Investment Funds may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations.  In addition, because there is less publicly available information about foreign companies, and because many non-U.S. entities are not subject to uniform accounting, auditing, and financial reporting standards, practices and requirements comparable to those of U.S. companies, it may be difficult to analyze and compare such foreign company's performance.

The securities markets of foreign countries are generally less regulated and less developed than U.S. securities markets, and some foreign securities markets have a higher potential for price volatility and relative illiquidity compared to the U.S. securities markets. Commissions for trades on foreign stock exchanges and custody expenses are generally higher than those in the U.S., and settlement practices for transactions in foreign markets may involve delays.  The Investment Funds may also incur transaction costs in connection with conversions between various currencies. With respect to certain countries there may be the possibility of expropriation or confiscatory taxation, political, economic or social instability, limitation on the removal of funds or other assets or the repatriation of profits, restrictions on investment opportunities, the imposition of trading controls, withholding or other taxes on interest, capital gain or other income, import duties or other protectionist measures, various laws enacted for the protection of creditors, greater risks of nationalization or diplomatic developments which could adversely affect an Investment Fund's investments in those countries.

Investment Funds are not required to hedge against non-U.S. currency risks, including the risk of changing currency exchange rates, which could reduce the value of non-U.S. currency denominated portfolio securities irrespective of the underlying investment. However, from time to time, an Investment Fund may enter into forward currency exchange contracts ("forward contracts") for hedging purposes or speculative purposes to pursue its investment objective. Forward contracts are transactions involving the Investment Fund's obligation to purchase or sell a specific currency at a future date at a specified price. Forward contracts may be used by the Investment Fund for hedging purposes to protect against uncertainty in the level of future non-U.S. currency exchange rates, such as when the Investment Fund anticipates purchasing or selling a non-U.S. security. This technique would allow the Investment Fund to "lock in" the U.S. dollar price of the security. Forward contracts also may be used to attempt to protect the value of the Investment Fund's existing holdings of non-U.S. securities. There may be, however, imperfect correlation between the Investment Fund's non-U.S. securities holdings and the forward contracts entered into with respect to such holdings. Forward contracts also may be used for speculative purposes to pursue the Fund's or an Investment Fund's investment objective, such as when an Investment Fund Manager anticipates that particular non-U.S. currencies will appreciate or depreciate in value, even though securities denominated in such currencies are not then held in the Fund's or Investment Fund's investment portfolio.  Although an Investment Fund may, from time to time, invest a portion of its assets in non-U.S. equity or fixed-income instruments or in instruments denominated in non-U.S. currencies, the Investment Funds may value their securities and other assets in U.S. dollars. The Investment Funds may or may not seek to hedge all or any portion of their foreign currency exposure.  Some of the more significant risks generally associated with investing in non-U.S. securities are summarized below.

Non-U.S. Currencies. Certain Investment Funds may invest their capital outside the U.S. These investments involve special risks not usually associated with investing in securities of U.S. companies. Because some Investment Funds may temporarily hold funds in bank deposits in foreign currencies during the completion of its investment program, such Investment Funds may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations and may incur transaction costs in connection with conversions between various currencies.  Investment Funds may, but are not required to, hedge their exposure to fluctuations in the non-U.S. currency exchange rates. The Investment Funds may seek to hedge currency risks by investing in currencies, currency futures contracts and options on currency futures contracts, forward currency exchange contracts, swaps, swaptions or any combination thereof (whether or not exchange traded), but there can be no assurance that these strategies will be effective, and such techniques entail costs and additional risks.  If an Investment Fund enters into hedging transactions, it may not participate fully in any currency gains that would otherwise be attributable to any appreciation of the foreign currencies.  To the extent unhedged, the value of an Investment Fund's assets will fluctuate with U.S. dollar exchange rates, as well as the price changes of the Investment Fund's investments in the various local markets and currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. An increase in the value of the U.S. dollar compared to the other currencies in which an Investment Fund makes its investments will reduce the effect of increases, and magnify the effect of decreases, in the prices of the Investment Fund's securities in their local markets. The Investment Funds could realize a net loss on an investment, even if there were a gain on the underlying investment before currency losses were taken into account.

Withholding Taxes. Income and gains derived by an Investment Fund may be subject to withholding and other taxes, which would reduce net proceeds.

"Short Squeeze."  To the extent that an Investment Fund engages in short selling, the Investment Fund could be caught in a "short squeeze" specific to certain non-U.S. markets. Equities issued by foreign issuers are generally subject to being recalled if loaned by a lender pursuant to a stock lending program.  In addition, there are certain equities that will be recalled, generally twice a year on the last trade date prior to the record date, on which date the owners of the security must own the equity of record. A "short squeeze" is a speculative trading strategy that is sometimes observed when a security has been heavily sold short.  Speculators start acquiring the security, driving up its price. As the price rises, short sellers have to post additional collateral for their borrowed securities, thereby putting pressure on those who have sold the security short. Investors who have sold the security short close out their positions. By purchasing the securities, those who are closing their short positions drive the price higher, putting even more pressure on the remaining short sellers. To the extent that an Investment Fund has sold short a security that is being recalled in the period immediately preceding the last trade date prior to the record date, there is a risk that such Investment Fund could be caught in such a "short squeeze," possibly preventing the Investment Fund from unwinding its position without incurring significant losses.  There is no assurance that an Investment Fund will be able to liquidate a short position at a reasonable price if caught in a short squeeze.

Foreign Exchange. Investment Funds may engage in foreign-exchange transactions in the spot and, to a limited degree, forward markets. A forward currency exchange contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract as agreed by the parties, at a price that is fixed at the time the contract is entered into. In addition, an Investment Fund may maintain short positions in forward currency exchange transactions, in which the Investment Fund agrees to exchange a specified amount of a currency it does not currently own for another currency at a future date in anticipation of a decline in the value of the currency sold relative to the value of the currency the Investment Fund agreed to purchase. A forward currency exchange contract offers less protection against defaults by the counterparty than exchange-traded currency futures contracts do. Forward currency exchange contracts are also highly leveraged. An Investment Fund may also purchase and sell put and call options on currencies and currency futures contracts and options on currency futures contracts.

Geographic Concentration Risks.  An Investment Fund may concentrate its investments in specific geographic regions.  This focus may constrain the liquidity and the number of issues available for investment by an Investment Fund.  In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with the region of concentration.

Emerging Markets. Some Investment Funds may invest in securities issued by companies located in emerging industrialized or less developed countries. Risks particularly relevant to such emerging markets may include greater dependence on exports and the corresponding importance of international trade, higher risk of inflation, more extensive controls on foreign investment and limitations on repatriation of invested capital, increased likelihood of governmental involvement in, and control over, the economies, decisions by the relevant government to cease its support of economic reform programs or to impose restrictions, and less established laws and regulations regarding fiduciary duties of officers and directors and protection of investors.

Investments in Asia.  An Investment Fund may seek to invest in securities of issuers located in the Asia/Pacific region, including in opportunities in the Asian convertible, credit and equity markets.  These investments expose the Investment Fund to particular risks.  For example, the stock exchanges and markets in Asia have experienced significant fluctuations in the prices of securities, and no assurance can be given that such volatility will not continue in the future. Certain governing bodies of stock exchanges can impose restrictions on trading in certain securities, limitations on price movements and margin requirements. Asia's securities markets are undergoing a period of growth and change which may lead to difficulties in the settlement and recording of transactions and in interpreting and applying the relevant regulations. Some regulatory authorities have only recently been given the power and duty to prohibit fraudulent and unfair trade practices relating to securities markets, including insider trading, and to regulate substantial acquisitions of shares and takeovers of companies, and certain securities markets in Asia are not subject to such restrictions. A disproportionately large percentage of market capitalization and trade volume in the stock exchanges and markets in Asia is represented by a relatively small number of issuers. Significant delays have been common in settling trades on certain stock exchanges and in registering transfers of securities.

In addition, regulations in Asia under which non-resident investors, such as the Investment Funds, can invest directly in equity and debt securities of domestic companies are, in some cases, new and evolving. The supporting regulatory framework, such as applicable tax codes and foreign exchange regulations, has not yet been specifically amended or clarified with regard to its application to foreign investors and investments held by foreign investors. Therefore, these regulations and the underlying legislation may be amended, clarified, interpreted by judicial or administrative ruling or superseded in the future and such alterations could impact adversely on the relevant Investment Fund's operation and performance.

Challenges of Geographic Dispersion. Investing in non-U.S. investments will subject an Investment Fund to the challenges of working across time zones and over large distances, which are not faced by investment teams based in a single location.

Sector Concentration.  An Investment Fund may concentrate its investments in specific industry sectors. This focus may constrain the liquidity and the number of issues available for investment by an Investment Fund.  In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with the industry sectors of concentration.

Utilities and Energy Sectors.  Energy companies may be significantly affected by outdated technology, short product cycles, falling prices and profits, market competition and risks associated with using hazardous materials. Energy companies may also be negatively affected by legislation that results in stricter government regulations and enforcement policies or specific expenditures.  An Investment Fund may invest in securities of companies in the utilities sector, thereby exposing the Investment Fund to risks associated with this sector.  Rates charged by traditional regulated utility companies are generally subject to review and  limitation by governmental regulatory commissions, and the timing of rate changes will adversely affect  such companies' earnings and dividends when costs are rising.

Financial Sector. Financial services companies are subject to extensive governmental regulation that may limit the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability of such companies is generally dependent on the availability and cost of capital, and can fluctuate as a result of increased competition or changing interest rates. In addition, the recent period of reduced credit market liquidity and other recent events in the financial sector have resulted in a high degree of volatility in the financial markets, and has negatively affected many financial services companies, such as by causing such companies' values to decline.

Healthcare Sector. Healthcare companies are generally subject to extensive government regulation, and their performance may be significantly affected by restrictions on government reimbursement for medical expenses, costs of medical products or services, pricing pressure and an emphasis on outpatient services. In addition, healthcare companies are typically heavily dependent on patent protection, and obtaining patent approval can be a long and costly process. Healthcare companies are also subject to the risk of litigation based on product liability and similar claims, and the risk that their products can become obsolete due to industry innovation or technological developments.

Consumer and Industrials Sectors. A company in the consumer sector may face the risk that the company's profits will be largely dependent upon disposable household income, consumer spending, limited competition in the marketplace and changes in demographics and consumer tastes.  A company in the consumer sector may also face the risk that the company's profits may be significantly affected by government regulation, fads, marketing campaigns and other factors affecting supply and demand.  In addition, such a company may face the risk that its securities will be affected by supply and demand factors, that its performance may be negatively affected by government regulation and spending policies, world events, exchange rates, labor matters, insurance costs, fuel prices and general economic conditions.

Technology Sector. Technology companies are particularly vulnerable to, among other market conditions, rapid changes in product cycles, rapid product obsolescence, government regulation, competition, and production costs.  Technology companies are also subject to dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

Repurchase Agreements and Reverse Repurchase Agreements. An Investment Fund may enter into repurchase agreements, which are contracts under which the Investment Fund would acquire a security for a relatively short period subject to the obligation of the seller to repurchase and the Investment Fund to resell such security at a fixed time and price. In the case of repurchase agreements with broker-dealers, the value of the underlying securities (or collateral) will be at least equal at all times to the total amount of the repurchase obligation, including the interest factor. There is a risk of loss in the event that the counterparty defaults on its obligations, and the Investment Fund is delayed or prevented from exercising its rights to dispose of the collateral securities. An Investment Fund would bear the risk of procedural costs or delays in addition to a loss on the securities if their value should fall below their repurchase price. If the seller under the repurchase agreement becomes insolvent or otherwise fails to repurchase the securities, the Investment Fund would be permitted to sell the securities. However, this right to sell may be restricted, or the value of the securities may decline before the securities can be liquidated. Repurchase agreements that are subject to foreign law may be subject to additional risks.  An Investment Fund may also enter into reverse repurchase agreements and dollar rolls. A reverse repurchase agreement involves the sale of a security by an Investment Fund and its agreement to repurchase the instrument at a specified time and price. A counterparty to a reverse repurchase agreement may be unable or unwilling to complete the transaction as scheduled, which may result in losses to the Investment Fund. A dollar roll is similar except that the counterparty is not obligated to return the same securities as those originally sold by the Investment Fund but only securities that are "substantially identical." Reverse repurchase agreements and dollar rolls may be considered forms of borrowing for some purposes.

Bank Loans and Loan Participations. An Investment Fund may acquire direct interests or participations in privately held loans from banks, insurance companies, financial institutions, or other lenders, as well as claims held by trade or other creditors, and may originate these types of loans.  These investments are subject to both interest rate risk and credit risk, and the risk of non-payment of scheduled interest or principal. Non-payment would result in a reduction of income to an Investment Fund and a reduction in the value of the investments experiencing non-payment.  The liquidation of collateral securing a loan may not satisfy a borrower's obligation in the event of non-payment, and such collateral may not be readily liquidated.  To the extent that a loan is collateralized by stock in the borrower or its subsidiaries, such stock may lose all or substantially all of its value in the event of a borrower's bankruptcy.  Additional bankruptcy risks include delays or limitations on realizing the benefits of the collateral or subordination or invalidation of the loans.  In addition, because these investments are not registered and no public market for them exists, they typically are less liquid than publicly traded securities.

Structured Securities. Some Investment Funds may invest in asset-backed securities, including securities backed by mortgage loans, installment sale contracts, credit card receivables or other assets (collectively, "structured securities"). Structured securities may be extremely complex and particularly sensitive to changes in interest rates and/or to prepayments, and their returns may be subject to large changes based on relatively small changes in interest rates, prepayments or both. The returns of structured securities may be volatile, and leverage may be inherent and/or substantial in their structures. There can be no assurance that a liquid market will exist in any structured security when an Investment Fund seeks to sell. Such Investment Funds intend to enter into hedging transactions to protect against interest rate movement, prepayment risk and the risk of increased foreclosures as a result of a decline in values of the underlying assets or other factors.  However, no assurance can be made that such transactions will fully protect the Investment Funds against such risks, and hedging transactions may involve risks different from those of the underlying securities. In the event of foreclosure of mortgages and other loans backing structured securities, the value of the underlying assets securing such loans may not be equal to the amount of the loan and foreclosure expenses.

Custody; Prime Brokerage; Futures Commission Merchants.  In contrast to most registered investment companies, the Investment Funds may not maintain their securities and other assets in the custody of a bank. It is anticipated that each Investment Fund will generally maintain custody of its assets with its primary securities clearing broker.  Prime brokers generally do not separately segregate such customer assets as required in the case of registered investment companies.  If a prime broker became insolvent and there were not sufficient customer assets to pay all customers in full, then the securities and cash held in customers' accounts at the prime broker would be distributed among customers.  In addition, an Investment Fund Manager could convert assets committed to it by the Fund for its own use, or a custodian could convert assets committed to it by an Investment Fund Manager to the custodian's own use.

As discussed above, some Investment Funds may engage in futures transactions.  If a futures commission merchant fails to properly segregate customer funds, an Investment Fund may be subject to a risk of loss of its funds on deposit in the event of such futures commission merchant's bankruptcy or insolvency.  In addition, pursuant to contracts entered into between an Investment Fund and its prime brokers or futures commission merchants, the Investment Fund may be required to post significant margin amounts.  If an Investment Fund is unable to meet such requirements, the prime broker or futures commission merchant would be authorized to close out the positions of the Investment Fund, which may expose the Investment Fund to the risk that its positions would be liquidated at unfavorable prices.

Lending Portfolio Securities. Investment Funds may lend their securities to brokers, dealers and other financial institutions needing to borrow securities to complete transactions. The lending Investment Fund will be entitled to payments in amounts equal to the interest, dividends or other distributions payable in respect of the loaned securities, which affords the Investment Fund an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. In connection with any such transaction, the Investment Fund will receive collateral consisting of cash, U.S. Government securities or irrevocable letters of credit that will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. An Investment Fund may incur a loss if the counterparty breaches its agreement with the Investment Fund.

Restricted and Illiquid Investments.  The Investment Funds may invest their assets in restricted securities and other illiquid investments. Restricted securities are securities that may not be sold to the public without an effective registration statement under the 1933 Act, or that may be sold only in a privately negotiated transaction or pursuant to an exemption from registration. When registration is required to sell a security, an Investment Fund may be obligated to pay all or part of the registration expenses, and considerable time may pass before the Investment Fund is permitted to sell a security under an effective registration statement. If adverse market conditions develop during this period, an Investment Fund might obtain a less favorable price than the price that prevailed when the Investment Fund decided to sell. Investment Funds may be unable to sell restricted and other illiquid securities at the opportune times or prices.

The Fund's interests in Investment Funds are themselves illiquid and subject to substantial restrictions on transfer. The Fund's ability to liquidate an interest and withdraw from an Investment Fund will likely be limited. The Fund may be subject to initial lock-up periods or gates beginning at the time of the Fund's initial investment in an Investment Fund, during which the Fund may not withdraw its investment. In addition, certain Investment Funds may at times suspend completely or limit withdrawal rights for an indefinite period of time. Investment Funds may also assess fees for redemptions or other withdrawals. The limited liquidity of these Investment Funds' interests may adversely affect the Fund were it to have to sell or redeem such interests at an inopportune time. The Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner.

Side Pockets.  Some of the Investment Funds may hold a portion of their assets in "side pockets," which are sub-accounts within the Investment Funds in which certain assets (which generally are illiquid and/or hard to value) are held and segregated from the Investment Fund's other assets until some type of realization event occurs. Side pockets thus have restricted liquidity, potentially extending over a much longer period than the typical liquidity an investment in the Investment Funds may provide. Should the Fund seek to liquidate its investment in an Investment Fund that maintains these side pockets, the Fund might not be able to fully liquidate its investment without delay, which could be considerable. In such cases, until the Fund is permitted to fully liquidate its interest in the Investment Fund, the value of its investment in such Investment Fund could fluctuate based on adjustments to the fair value of the side pocket as determined by the Investment Fund Manager. In addition, if an Investment Fund establishes a side pocket prior to the Fund's investing in the Investment Fund, the Fund may not be exposed to the performance of the Investment Fund's assets held in the side pocket.

Special Investment Opportunities. Some Investment Fund Managers may identify investment opportunities that are not yet available in the public markets and that are accessible only through private equity investments. To capitalize on such opportunities, Investment Funds may invest in private equity or venture capital funds, direct private equity investments and other investments that such Investment Fund Managers determine to have limited liquidity (each, a "special investment opportunity"). There may be no trading market for special investment opportunity securities, and the sale or transfer of such securities may be limited or prohibited. Positions in special investment opportunities may be able to be liquidated, if at all, only at disadvantageous prices. As a result, Investment Funds that hold such positions may be required to do so for many years, and despite adverse price movements. As a result, the Fund might not be able to withdraw the portion of its investment in an Investment Fund that is attributable to such special investment opportunities. As a result, a portfolio may be less liquid.

Private Placements. An Investment Fund may invest in privately placed securities, the resale of which is restricted or for which no liquid market exists. To the extent that an Investment Fund invests in such illiquid securities, it may be unable to dispose of these securities at the prices and times desired.

Purchasing Initial Public Offerings. An Investment Fund may purchase securities of companies in initial public offerings or shortly after those offerings are complete ("IPO companies"). Special risks are associated with these securities, including lack of trading history, lack of knowledge about the issuer and limited operating history. These factors may cause substantial price volatility for an IPO company's shares, which may affect the value of the Fund's investment in Investment Funds that purchase these shares. The limited number of shares available for trading in some initial public offerings may make it more difficult for an Investment Fund to buy or sell significant amounts of shares without an unfavorable effect on prevailing market prices. In addition, some IPO companies may be involved in relatively new industries or businesses, and some may be undercapitalized or regarded as developmental stage companies, without revenues or operating income, or close to achieving revenues or operating income. In addition, an investment in an initial public offering may have a disproportionate impact on the performance of an Investment Fund that does not yet have a substantial amount of assets. This impact on an Investment Fund's performance may decrease as an Investment Fund's assets increase.

Commodities.  Some Investment Funds may invest directly in commodities, rather than gaining exposure to commodities markets by investing in futures contracts. Unlike financial instruments, there are costs of physical storage associated with purchasing a commodity, which would not be associated with a futures contract for the same commodity. To the extent that these storage costs relating to a commodity change while the Investment Fund is invested directly in that commodity, the value of the Investment Fund's investment in that commodity may change accordingly.  The value of a commodity is subject to additional risk factors, such as drought, floods, weather, livestock disease, embargoes and tariffs, which may have a significant impact on commodity prices. These variables may create additional investment risks that subject commodity investments by an Investment Fund to greater volatility than traditional security investments.

Registered Investment Companies.  The Fund may invest in the securities of other registered investment companies to the extent that such investments are consistent with the Fund's investment objective and permissible under the 1940 Act. Under one provision of the 1940 Act, the Fund may not acquire the securities of other registered investment companies if, as a result, (i) more than 10% of the Fund's total assets would be invested in securities of other registered investment companies, (ii) such purchase would result in more than 3% of the total outstanding voting securities of any one registered investment company being held by the Fund or (iii) more than 5% of the Fund's total assets would be invested in any one registered investment company. Other provisions of the 1940 Act are less restrictive provided that the Fund is able to meet certain conditions. These limitations do not apply to the acquisition of shares of any registered investment company in connection with a merger, consolidation, reorganization or acquisition of substantially all of the assets of another registered investment company.

The Fund, as a holder of the securities of other investment companies, will bear its pro rata portion of the other investment companies' expenses, including advisory fees. These expenses will be in addition to the direct expenses incurred by the Fund.

Money Market Instruments.  The Fund and Investment Funds may invest, for defensive purposes or otherwise, some or all of their respective assets in high quality fixed-income securities, money market instruments and money market mutual funds, or hold cash or cash equivalents in such amounts as the Adviser or Investment Fund Managers deem appropriate under the circumstances. In addition, the Fund or an Investment Fund may invest in these instruments pending allocation of its respective offering proceeds. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less and may include U.S. Government securities, commercial paper, certificates of deposit and bankers acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

Special Investment Instruments and Techniques

Investment Funds may utilize a variety of special investment instruments and techniques to hedge against various risks, such as changes in interest rates or other factors that affect security values, or for non-hedging purposes in seeking to achieve an Investment Fund's investment objective. Instruments used and the particular manner in which they may be used may change over time as new instruments and techniques are developed or regulatory changes occur. Certain of these special investment instruments and techniques are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

Derivatives.  Derivative instruments, or "derivatives," include instruments and contracts that are based on, and are valued in relation to, one or more underlying securities, financial benchmarks or indices. An Investment Fund may engage in the use of options or futures contracts, or other derivative instruments written by broker-dealers or other financial intermediaries. These transactions may be effected on securities exchanges or in the over-the-counter market, or they may be negotiated directly with counterparties. In cases where instruments are purchased over-the-counter or negotiated directly with counterparties, an Investment Fund is subject to the risk that the counterparty will be unable or unwilling to perform its obligations under the contract. These transactions may also be illiquid and, if so, it might be difficult to close out an Investment Fund's position.  A small investment in derivatives could have a substantial impact on an Investment Fund's performance.  The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant and rapid changes in the prices for derivatives. If an Investment Fund were to invest in derivatives at an inopportune time, or the Investment Fund Manager evaluates market conditions incorrectly, the Investment Fund's derivative investment could negatively impact the Investment Fund's return, or result in a loss. In addition, an Investment Fund could experience a loss if its derivatives were poorly correlated with its other investments, or if the Investment Fund were unable to liquidate its position because of an illiquid secondary market.

In addition, the Dodd-Frank Act established a new regulatory structure for derivatives. The new legislation requires regulators to set minimum capital requirements and minimum initial and variation margin requirements, repeals prior regulatory exemptions for over-the-counter derivatives, provides substantial authority to the SEC and the CFTC with respect to position limits for certain swaps and may change the standards for determining manipulation. Under Title VII of Dodd-Frank (the "Derivatives Title"), banks must spin off certain swaps dealing activities (although they may still conduct such activities through separately capitalized affiliates); all standardized swaps must be cleared and exchange-traded; and end users are exempt from the clearing requirement only if a series of requirements are met. Many of the requirements of the Derivatives Title remain to be specified by regulation or are currently working through the rulemaking process and, therefore, have not been finalized. Accordingly, the effect of the new legislation and its impact on the Fund and the Investment Funds cannot yet be known. There can be no assurance that these developments will not adversely affect the business and investment activities of the Fund or Investment Funds.

Transactions entered into by an Investment Fund may be executed on various U.S. and non-U.S. exchanges, and may be cleared and settled through various clearing houses, custodians, depositories and prime brokers throughout the world.  Although the Investment Funds will attempt to execute, clear and settle the transactions through entities believed to be sound, a failure by any such entity may lead to a loss to any Investment Fund.  The use of derivatives that are subject to regulation by the CFTC by Investment Funds could cause the Fund to be a commodity pool, which would require the Fund to comply with certain rules of the CFTC. However, the Fund intends to conduct its operations to avoid regulation as a commodity pool. In connection with its management of the Fund, the Adviser has claimed an exclusion from registration as a commodity pool operator under the Commodity Exchange Act ("CEA"). Therefore, it is not subject to the registration and regulatory requirements of the CEA.

Derivatives typically allow an investor to hedge its exposure to, or speculate upon, the price movements of a particular security, financial benchmark or index at a fraction of the cost of acquiring, borrowing or selling short the underlying asset. The value of a derivative depends largely upon price movements in the underlying asset. Therefore, many of the risks applicable to trading the underlying asset are also applicable to derivatives trading. However, there are a number of additional risks associated with derivatives trading, some of which are described below.

Options. Investment Funds may engage in the use of options contracts, including options on baskets of specific securities, or other derivative instruments written by broker-dealers or other financial intermediaries. These transactions may be effected on securities exchanges or in the over-the-counter market, or they may be negotiated directly with counterparties. In cases where instruments are purchased over-the-counter or negotiated directly with counterparties, an Investment Fund is subject to the risk that the counterparty will be unable or unwilling to perform its obligations under the contract. These transactions may also be illiquid and, if so, it might be difficult to close out an Investment Fund's position.  Some of the types of options contracts the Investment Funds may use include, without limitation, call options, put options, and options on securities indexes.

A call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at a stated price at any time before the option expires. The seller (writer) of a call option which is covered (i.e., the writer holds the underlying security) assumes the risk of a decline in the market price of the underlying security below the purchase price of the underlying security less the premium received, and gives up the opportunity for gain on the underlying security above the exercise price of the option.  The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security above the exercise price of the option.  However, if the buyer of the call sells short the underlying security, the loss on the call will be offset in whole or in part by gain on the short sale of the underlying security.  The buyer of a call option assumes the risk of losing its entire investment in the call option. An Investment Fund that uses covered call options may also be exposed to additional risks, including the risk that it might be required to continue holding a security that the Investment Fund might otherwise have sold to protect against depreciation in the market price of the security.  An Investment Fund may purchase call options on specific securities, and may also write and sell covered or uncovered call options for both hedging and speculative purposes to pursue the Investment Fund's investment objectives.

A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated price at any time before the option expires. In a covered put option (i.e., the writer has a short position in the underlying security), cash or liquid securities are placed in a segregated account on the seller's books. The seller (writer) of a covered put option assumes the risk of an increase in the market price of the underlying security above the sales price (in establishing the short position) of the underlying security plus the premium received, and gives up the opportunity for gain on the short position for values of the underlying security below the exercise price of the option.  During the term of the option, the seller is also exposed to a decline in price of the underlying security, and is deprived of the opportunity to invest the segregated assets.  The seller of an uncovered put option assumes the risk of a decline in the market price of the underlying security below the exercise price of the option. The buyer of a put option assumes the risk of losing his entire investment in the put option. However, if the buyer of the put holds the underlying security, the loss on the put will be offset in whole or in part by any gain on the underlying security.  An Investment Fund may purchase put options on specific securities, and may also write and sell covered and uncovered put options for both hedging and speculative purposes to pursue the Investment Fund's investment objectives.

In addition, Investment Funds may purchase and sell call and put options on stock indexes listed on national securities exchanges or traded in the over-the-counter market for hedging or speculative purposes. A stock index fluctuates with changes in the market values of the stocks included in the index. Accordingly, successful use of options on stock indexes will be subject to the relevant Investment Fund Manager's ability to correctly evaluate movements in the stock market generally, or of a particular industry or market segment.

When writing options, an Investment Fund may close its position by purchasing an option on the same security with the same exercise price and expiration date as the option that it has previously written on the security.  If the amount paid to purchase an option is less or more than the amount received from the sale, the Investment Fund will, accordingly, realize a profit or loss. To close out a position as a purchaser of an option, the Investment Fund would liquidate the position by selling the option previously purchased.

Futures.  Investment Funds may engage in the use of futures contracts in U.S. domestic markets or on exchanges located outside the United States. Foreign markets may offer advantages, such as trading opportunities or arbitrage possibilities not available in the United States, but they also may subject the Investment Funds to greater risk than domestic markets. For example, common clearing facilities may not exist in markets where foreign exchanges are the principal markets, and investors may look only to the broker to perform the contract. Adverse changes in the exchange rate could eliminate any profits that might be realized in trading, or a loss could be incurred as a result of those changes. Transactions on foreign exchanges may include both commodities traded on domestic exchanges and those that are not. Unlike trading on domestic commodity exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

An Investment Fund may purchase and sell stock index futures contracts.  A stock index futures contract is a contract to buy or sell units of an index at a specified future date at a price agreed upon when the contract is made.  The stock index futures contract specifies that no delivery of the actual stocks making up the index will take place.  Instead, settlement in cash must occur upon the termination of the contract, with the settlement being the difference between the contract price and the actual level of the stock index at the expiration of the contract.

Engaging in futures transactions involves risk of loss, which could adversely affect the value of the Fund's net assets. No assurance can be made that a liquid market will exist for any particular futures contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit, or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of positions, and potentially subjecting an Investment Fund to substantial losses. Successful use of futures also is subject to an Investment Fund Manager's ability to correctly predict movements in the relevant market.  To the extent that a transaction is entered into for hedging purposes, successful use is also subject to an Investment Fund Manager's ability to evaluate the appropriate correlation between the transaction being hedged and the price movements of the futures contract.

Futures positions may be illiquid because certain commodity exchanges limit fluctuations in certain futures contract prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." Under such daily limits, during a single trading day no trades may be executed at prices beyond the daily limits. Once the price of a particular futures contract has increased or decreased by an amount equal to the daily limit, positions in that contract can neither be entered into nor liquidated unless traders are willing to effect trades at or within the limit. Futures prices have occasionally moved beyond the daily limits for several consecutive days with little or no trading. Over-the-counter instruments generally are not as liquid as instruments traded on recognized exchanges. These constraints could prevent an Investment Fund from promptly liquidating unfavorable positions, thereby subjecting the Investment Fund to substantial losses. In addition, the CFTC and various exchanges limit the number of positions that an Investment Fund may indirectly hold or control in particular commodities.

Foreign futures transactions involve the execution and clearing of trades on a foreign exchange. This is the case even if the foreign exchange is formally "linked" to a domestic exchange, whereby a trade executed on one exchange liquidates or establishes a position on the other exchange. No domestic organization regulates the activities of a foreign exchange, including the execution, delivery, and clearing of transactions on such an exchange, and no domestic regulator has the power to compel enforcement of the rules of the foreign exchange or the laws of the foreign country. Moreover, such laws or regulations will vary depending on the foreign country in which the transaction occurs. For these reasons, the Investment Funds may not be afforded certain of the protections that apply to domestic transactions, including the right to use domestic alternative-dispute-resolution procedures. In particular, funds received to margin foreign futures transactions may not be provided the same protections as funds received to margin futures transactions on domestic exchanges. In addition, the price of any foreign futures or option contract and, therefore, the potential profit and loss resulting therefrom, may be affected by any fluctuation in the foreign exchange rate between the time the order is placed and the foreign futures contract is liquidated or the foreign option contract is liquidated or exercised.

Swap Agreements.  An Investment Fund may enter into a variety of swap agreements, including equity, interest rate, and index and currency rate swap agreements. Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Swap agreements are contracts entered into by two parties (primarily institutional investors) for periods ranging from a few weeks to more than a year. In a standard swap transaction, the parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or "swapped" between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a "basket" of securities representing a particular index. Additional forms of swap agreements include (i) interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates exceed a specified rate or "cap;" (ii) interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent interest rates fall below a specified level or "floor;" and (iii) interest rate collars, under which a party sells a cap and purchases a floor (or vice versa) in an attempt to protect itself against interest rate movements exceeding certain minimum or maximum levels.  An Investment Fund is not limited to any particular form of swap agreement if its Investment Fund Manager determines that other forms are consistent with that Investment Fund's investment objectives and policies.

Depending on their structure, swap agreements may increase or decrease an Investment Fund's exposure to long-term or short-term interest rates, foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices or inflation rates.  Depending on how they are used, swap agreements may increase or decrease the overall volatility of an Investment Fund's portfolio. The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, individual equity values or other factors that determine the amounts of payments due to and from an Investment Fund. If a swap agreement calls for payments by an Investment Fund, the Investment Fund must be prepared to make such payments when due. In addition, the value of a swap agreement is likely to decline if the counterparty's creditworthiness declines.  Such a decrease in value might cause the Investment Fund to incur losses.

Generally, an Investment Fund's obligations (or rights) under a swap agreement will be equal only to the net amount to be paid or received under the agreement, based on the relative values of the positions held by the parties. The risk of loss with respect to swaps is limited to the net amount of payments that the Investment Fund is contractually obligated to make.  As such, if the counterparty to a swap defaults, an Investment Fund's risk of loss consists of the net amount of payments that it is entitled to receive.

Forward Contracts. Investment Funds may enter into forward contracts that are not traded on exchanges and may not be regulated. There are no limitations on daily price moves of forward contracts. Banks and other dealers with which an Investment Fund maintains accounts may require that an Investment Fund deposit margin with respect to such trading. An Investment Fund's counterparties are not required to continue making markets in such contracts. There have been periods during which certain counterparties have refused to continue to quote prices for forward contracts or have quoted prices with an unusually wide spread (the price at which the counterparty is prepared to buy and that at which it is prepared to sell). Arrangements to trade forward contracts may be made with only one or a few counterparties, and liquidity problems therefore might be greater than if such arrangements were made with numerous counterparties. The imposition of credit controls by governmental authorities might limit such forward trading to less than the amount that the Investment Fund Manager would otherwise recommend, to the possible detriment of that Investment Fund.

Hedging Transactions. Investment Funds may employ hedging techniques. These techniques could involve a variety of derivative transactions, including swaps, futures contracts, exchange-listed and over-the-counter put and call options on securities or on financial indices, forward foreign currency contracts, and various interest rate and foreign-exchange transactions (collectively, "Hedging Instruments"). Hedging techniques involve risks different than those of underlying investments. In particular, the variable degree of correlation between price movements of Hedging Instruments and price movements in the position being hedged means that losses on the hedge may be greater than gains in the value of the Investment Fund's positions, or that there may be losses on both legs of a transaction. In addition, certain Hedging Instruments and markets may not be liquid in all circumstances. As a result, in volatile markets, an Investment Fund may not be able to close out a transaction in certain of these instruments without incurring losses. Investment Fund Managers may use Hedging Instruments to minimize the risk of total loss to the Investment Fund by offsetting an investment in one security with a comparable investment in a contrasting security. However, such use may limit any potential gain that might result from an increase in the value of the hedged position. Whether an Investment Fund hedges successfully will depend on the relevant Investment Fund Manager's ability to predict pertinent market movements. In addition, it is not possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies, because the value of those securities is likely to fluctuate as a result of independent factors not related to currency fluctuations. Finally, the daily variation margin requirements in futures contracts might create greater financial risk than would options transactions, where the exposure is limited to the cost of the initial premium and transaction costs paid by the Investment Fund.

Counterparty Credit Risk. Many purchases, sales, financing arrangements, securities lending transactions and derivative transactions in which the Investment Funds may engage involve instruments that are not traded on an exchange.  Rather, these instruments are traded between counterparties based on contractual relationships.  As a result, each Investment Fund is subject to the risk that a counterparty will not perform its obligations under the related contracts. Although the Investment Funds expect to enter into transactions only with counterparties believed by the applicable Investment Fund Manager to be creditworthy, there can be no assurance that a counterparty will not default and that any Investment Fund will not sustain a loss on a transaction as a result.

In situations where an Investment Fund is required to post margin or other collateral with a counterparty, the counterparty may fail to segregate the collateral or may commingle the collateral with the counterparty's own assets. As a result, in the event of the counterparty's bankruptcy or insolvency, the Investment Fund's collateral may be subject to the conflicting claims of the counterparty's creditors and the Investment Fund may be exposed to the risk of being treated as a general unsecured creditor of the counterparty, rather than as the owner of the collateral. Investment Funds are subject to the risk that issuers of the instruments in which they invest and trade may default on their obligations, and that certain events may occur that have an immediate and significant adverse effect on the value of those instruments. There can be no assurance that an issuer will not default, or that an event that has an immediate and significant adverse effect on the value of an instrument will not occur, and that the Investment Fund will not sustain a loss on a transaction as a result.

When-Issued and Forward Commitment Securities. To reduce the risk of changes in securities prices and interest rates, an Investment Fund may purchase securities on a forward commitment, when-issued or delayed delivery basis.  This means that delivery and payment occur on a certain date after the date of the commitment to purchase (typically one or two months later).  The payment obligation and the interest rate receivable with respect to such purchases are determined when the Investment Fund enters into the commitment, but the Investment Fund does not make payment until it receives delivery from the counterparty. An Investment Fund may, if it is deemed advisable, sell the securities after it commits to a purchase but before delivery and settlement takes place. An Investment Fund may incur a gain or loss if it disposes of the right to acquire a when-issued security prior to its acquisition. In addition, there is a risk that securities purchased on a when-issued basis may not be delivered to the Investment Fund. In such cases, the Investment Fund may incur a loss.  No income accrues on securities that have been purchased on a when-issued basis prior to delivery to the Investment Fund.

Securities purchased on a forward commitment, when-issued or delayed delivery basis are subject to changes in value based upon the public's perception of the creditworthiness of the issuer and changes (either real or anticipated) in the level of interest rates.  Purchasing securities on a when-issued or delayed delivery basis can present the risk that the yield available in the market when the delivery takes place may be higher than that obtained in the transaction itself. Purchasing securities on a forward commitment, when-issued or delayed delivery basis when an Investment Fund is fully, or almost fully invested, results in a form of leverage and may cause greater fluctuation in the value of the net assets of an Investment Fund. In addition, there is a risk that securities purchased on a when-issued or delayed delivery basis may not be delivered, and that the purchaser of securities sold by an Investment Fund on a forward basis will not honor its purchase obligation. In such cases, the Investment Fund may incur a loss.

Other Risks

Investing in the Fund involves risks other than those associated with investments made by the Investment Funds. Some of these risks are described below:

Incentive Allocation Arrangements. Each Investment Fund Manager may receive a performance or incentive allocation generally equal to 20% to 25% of the net profits earned by the Investment Fund that it manages. These performance incentives may create an incentive for the Investment Fund Managers to make investments that are riskier or more speculative than those that might have been made in the absence of the performance or incentive allocation. In addition, performance incentives will be calculated based on realized and unrealized appreciation of assets, and may be greater than if it were based solely on realized gains.

Availability of Investment Opportunities. The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. The availability of investment opportunities is subject to market conditions and may also be affected by the prevailing regulatory or political climate. No assurance can be made that the Fund will be able to identify and complete attractive investments in the future or that it will be able to invest fully its subscriptions. Other investment vehicles managed or advised by the Adviser and its affiliates may seek investment opportunities similar to those the Fund may be seeking. The Adviser will allocate fairly between the Fund and such other investment vehicles any investment opportunities that may be appropriate for the Fund and such other investment vehicles. Similarly, identifying attractive investment opportunities for an Investment Fund is difficult and involves a high degree of uncertainty. Even if an Investment Fund Manager identifies an attractive investment opportunity, an Investment Fund may not be permitted to take advantage of the opportunity to the fullest extent desired.

Control Positions. Investment Funds may take control positions in companies. The exercise of control over a company imposes additional risks of liability for environmental damage, product defects, failure to supervise and other types of liability related to business operations. In addition, the act of taking a control position, or seeking to take such a position, may itself subject an Investment Fund to litigation by parties interested in blocking it from taking that position. If such liabilities were to arise, or if such litigation were to be resolved in a manner that adversely affected the Investment Funds, those Investment Funds would likely incur losses on their investments.

Inadequate Return. No assurance can be given that the returns on the Fund's investments will be proportionate to the risk of investment in the Fund. Potential Investors should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment.

Inside Information. From time to time, the Fund or an Investment Fund or their respective affiliates may come into possession of material, non-public information concerning an entity or issuer in which the Fund or an Investment Fund has invested or may invest.  The possession of such information may limit the Fund's or the Investment Fund's ability to buy or sell securities of the issuer.

Recourse to the Fund's Assets.  The Fund's assets, including any investments made by the Fund and any interest in the Investment Funds held by the Fund, are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund's assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Possible Exclusion of Investors Based on Certain Detrimental Effects.  The Fund may repurchase Fund Units held by an Investor or other person acquiring Units from or through an Investor, if: (i) the Units have been transferred or have vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Investor; (ii) ownership of the Units by the Investor or other person likely will cause the Fund to be in violation of, require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction; (iii) continued ownership of the Units by the Investor or other person may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Investor to an undue risk of adverse tax or other fiscal or regulatory consequences; (iv) any of the representations and warranties made by the Investor or other person in connection with the acquisition of the Units was not true when made or has ceased to be true; (v) the Investor is subject to special regulatory or compliance requirements, and the Fund determines that the Investor is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold the Units; (vi) the Investor's investment balance falls below $25,000; or (vii) the Fund or the Board of Directors determines that the repurchase of the Units would be in the interest of the Fund.  These provisions may, in effect, deprive an Investor in the Fund of an opportunity for a return that might be received by other Investors.

Potential Significant Effect of the Performance of a Limited Number of Investments or Strategies. The Adviser expects that the Fund will participate in multiple investments. The Fund may, however, make investments in a limited number of the Investment Funds and Investment Funds may make investments in a limited number of portfolio companies. In either instance, these limited numbers of investments may have a significant effect on the performance of the Fund. In addition, the Fund may invest a substantial portion of its assets in Investment Funds that follow a particular investment strategy. In such event, the Fund would be exposed to the risks associated with that strategy to a greater extent than it would if the Fund's assets were invested more broadly among Investment Funds pursuing various investment strategies.  Because the Fund emphasizes investment allocations to Highbridge Funds and JPM Funds, the performance of the Fund may be significantly affected by changes in the resources, financial condition and reputation of Highbridge or JP Morgan, and the Fund may be less diversified, and subject to greater concentration risk, than other funds of hedge funds.

Tax Risks.  Special tax risks are associated with an investment in the Fund.  The Fund intends to qualify and elect to be treated as a "regulated investment company" or "RIC" under Subchapter M of the Code.  As such, the Fund must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements.  Each of these ongoing requirements for qualification for the favorable tax treatment available to RICs requires that the Fund obtain information from or about the Investment Funds in which the Fund is invested.

If before the end of any quarter of its taxable year, the Fund believes that it may fail the asset diversification requirement, the Fund may seek to take certain actions to avert such a failure.  The Fund may try to acquire additional interests in Investment Funds to bring itself into compliance with the asset diversification test.  However, the action frequently taken by RICs to avert such a failure, the disposition of non-diversified assets, may be difficult for the Fund to pursue because the Fund may redeem its interest in an Investment Fund only at certain times specified by the governing documents of each respective Investment Fund.  While relevant tax provisions afford the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund's ability to effect a redemption from an Investment Fund referred to above may limit utilization of this cure period.  In certain cases, the Fund may be afforded a longer cure period under savings provisions contained in the Regulated Investment Company Modernization Act of 2010.  However, the Fund may be subject to a penalty tax in connection with its use of those savings provisions.  If the Fund fails to satisfy the asset diversification or other RIC requirements, it may lose its status as a RIC under the Code.  In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions to Investors.  In addition, all distributions (including distributions of net capital gain) would be taxed to their recipients as dividend income to the extent of the Fund's current and accumulated earnings and profits.  Accordingly, disqualification as a RIC would have a material adverse effect on the value of the Fund's Units and the amount of the Fund's distributions.  In addition, the Fund is required each December to make certain "excise tax" calculations based on income and gain information that must be obtained from the underlying Investment Funds.  If the Fund does not receive accurate information from the Investment Funds, the Fund risks failing to satisfy the Subchapter M qualification tests and/or incurring the excise tax on undistributed income.  (See "Certain Tax Considerations.")

In addition, the Fund invests in Investment Funds located outside the United States, which will be treated as passive foreign investment companies ("PFICs").  The Fund's investment in PFICs may involve costs or other inefficiencies, including U.S. withholding taxes and certain foreign taxes, that the Fund does not incur when it invests in domestic Investment Funds.  Such costs and inefficiencies could reduce the return on the Fund's investment in such Investment Funds.  (See "Certain Tax Considerations" and "Taxes—Passive Foreign Investment Companies").
_____________________________________

The success of an Investment Fund's investment and trading activities will depend on the ability of the relevant Investment Fund Manager to identify investment opportunities and to exploit price discrepancies in capital markets, or specific sectors thereof. The Fund should be considered a speculative investment, and you should invest in the Fund only if you can sustain a complete loss of your investment.

The above discussions of the various risks associated with the Fund and the Units are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Fund. Prospective Investors should read this entire Memorandum and consult with their own advisors before deciding whether to invest in the Fund. In addition, as the Fund's investment program changes or develops over time, an investment in the Fund may be subject to risk factors not described in this Memorandum.

Investment Restrictions

The Fund's stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund are listed below. For the purposes of this Memorandum, "majority of the outstanding voting securities of the Fund" means the vote, at an annual or special meeting of Investors, duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less.  The Fund may not:

●
Borrow money, except to the extent permitted by the 1940 Act (which currently limits borrowing to no more than 33-1/3% of the value of the Fund's total assets, including the value of the assets purchased with the proceeds of its indebtedness).

●
Issue senior securities, except to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the value of the Fund's total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund's total assets).

●	Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities.

●
Make loans, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies or as otherwise permitted under the 1940 Act.

●
Purchase, hold or deal in real estate, except that it may invest in securities or other instruments that are secured by real estate, or securities of companies that invest or deal in real estate or interests in real estate or are engaged in a real estate business.

●
Invest in commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indexes and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

●	Invest more than 25% of the value of its total assets in the securities of issuers in any single industry, except that U.S. Government securities may be purchased without limitation.

With respect to these investment restrictions, other than as respects borrowing, and other policies described in this Memorandum, if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy.  The types of securities or investment techniques that may be employed by the Fund in accordance with the 1940 Act, which may give rise to senior securities within the meaning of the 1940 Act (among other reasons, to the extent they are not "covered," or assets are not "segregated" in respect of the portion, within the meaning of the 1940 Act) include:  short sales, certain options, futures and forward and swap contracts.

The Fund's investment objective is fundamental and may not be changed without the vote of a majority of the outstanding Units.

MANAGEMENT OF THE FUND

The Board has overall responsibility to manage and control the business affairs of the Fund, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Fund's business.  The Board exercises the same powers, authority and responsibilities on behalf of the Fund as are customarily exercised by the board of directors of a registered investment company organized as a corporation.

Board's Oversight Role in Management

The Board's role in management of the Fund is oversight.  As is the case with virtually all investment companies (as distinguished from operating companies), service providers to the Fund, primarily the Adviser, have responsibility for the day-to-day management of the Fund, which includes responsibility for risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk).  As part of its oversight, the Board, acting at its scheduled meetings and between Board meetings, regularly interacts with and receives reports from senior personnel of service providers, including the Adviser's senior managerial and financial officers, the Fund's and the Adviser's Chief Compliance Officer and portfolio management personnel.  The Board's Audit Committee, which consists of all of the Fund's Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund and as such are not affiliated with the Adviser (the "Independent Directors"), meets during its scheduled meetings, and, as appropriate, the chair of the Audit Committee maintains contact with the independent registered public accounting firm and Principal Accounting Officer of the Fund.  The Board also receives periodic presentations from senior personnel of the Adviser regarding risk management generally, as well as information regarding specific operational, compliance or investment areas, such as business continuity, valuation and investment research.  The Board has adopted policies and procedures designed to address certain risks to the Fund.  In addition, the Adviser and other service providers to the Fund have adopted a variety of policies, procedures and controls designed to address particular risks to the Fund.  Different processes, procedures and controls are employed with respect to different types of risks.  However, it is not possible to eliminate all of the risks applicable to the Fund.  The Board also receives reports from counsel to the Fund or the Board's own independent legal counsel regarding regulatory compliance and governance matters.  The Board's oversight role does not make the Board a guarantor of the Fund's investments or activities.

Board Composition and Leadership Structure

The 1940 Act requires that at least 40% of the Fund's Board members be Independent Directors. To rely on certain exemptive rules under the 1940 Act, a majority of the Fund's Board members must be Independent Directors, and for certain important matters, such as the approval of investment advisory agreements or transactions with affiliates, the 1940 Act or the rules thereunder require the approval of a majority of the Independent Directors. Currently, three of the Fund's four Directors are Independent Directors. The Chairman of the Board, Mitchell A. Tanzman, is an interested person of the Fund because of his affiliation with the Adviser. The appointment of Mr. Tanzman as Chairman reflects the Board's belief that his experience, familiarity with the Fund's day-to-day operations and access to individuals with responsibility for the Fund's management and operations will provide the Board with insight into the Fund's business and activities. His access to administrative support will also facilitate the efficient development of meeting agendas that address the Fund's business, legal and other needs and the orderly conduct of Board meetings. In addition the Chairman has a personal and professional stake in the quality and continuity of services provided to the Fund.

The Independent Directors have designated a lead Independent Director, Janet L. Schinderman, who chairs meetings and executive sessions of the Independent Directors, reviews and comments on Board meeting agendas, represents the views of the Independent Directors to management and facilitates communication among the Independent Directors and their counsel. Additionally, the Fund's Directors, including its three Independent Directors, interact directly with senior management of the Adviser at scheduled meetings and between meetings as appropriate and the Independent Directors have designated Kristen Leopold to chair the Audit Committee and Joan Shapiro Green to chair the Nominating Committee. The Board has determined that its leadership structure is appropriate in light of the Board's size and the cooperative working relationship among the Independent Directors and among all Directors, and that it facilitates the orderly and efficient flow of information among the Directors and Fund Management.

Information About Each Board Member's Experience, Qualifications, Attributes or Skills.

Board members of the Fund, together with information as to their positions with the Fund, principal occupations and other board memberships for the past five years, are shown below.

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/Trusteeships Held by Director Outside Fund Complex
INDEPENDENT DIRECTORS

INDEPENDENT DIRECTORS
Joan Shapiro Green (66) c/o Central Park Group, LLC 805 Third Avenue New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Executive Director of National Council of Jewish Women New York since 2007; Executive Director of New York Society of Securities Analysts (2004 - 2006)	3	None
Kristen M. Leopold (44) c/o Central Park Group, LLC 805 Third Avenue New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Independent Consultant to Hedge Funds (2007 - present); Chief Financial Officer of Weston Capital Management, LLC (investment managers) (1997 - 2006)	3	None
Janet L. Schinderman (60) c/o Central Park Group, LLC 805 Third Avenue New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Self-Employed Educational Consultant since 2006; Associate Dean for Special Projects and Secretary to the Board of Overseers, Columbia Business School, of Columbia University (1990 - 2006)	3	Advantage Advisers Augusta Fund, L.L.C.; Advantage Advisers Whistler Fund, L.L.C.; Advantage Advisers Xanthus Fund, L.L.C.

INTERESTED DIRECTORS
Mitchell A. Tanzman (51) c/o Central Park Group, LLC 12 East 49th Street New York, NY 10017 Director and Principal Executive Officer	Term — Indefinite Length—Since Inception	Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group, LLC since 2006; Co-Head of UBS Financial Services' Alternative Investment Group (1998-2005) and Operating Committee Member of UBS Financial Services Inc. (2004-2005)	3	None
OFFICER(S) WHO ARE NOT DIRECTORS

Michael Mascis (44) c/o Central Park Group, LLC 12 East 49th Street New York, NY 10017 Principal Accounting Officer	Term — Indefinite Length—Since Inception	Chief Financial Officer of Central Park Group, LLC since 2006; Executive Director of UBS Financial Services Inc. (2002 – 2006)	N/A	N/A
Michael J. Wagner (60) c/o Northern Lights Compliance Services, LLC 450 Wireless Blvd Hauppauge, NY 11788	Term — Indefinite Length—Since Inception	President, Northern Lights Compliance Services, LLC since 2006; Compliance Services Officer, Northstar Financial Services, LLC, 2006-2008; Chief Operating Officer, Northern Lights Compliance Services, LLC, 2004-2006.	N/A	N/A

Additional information about each Director follows (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes or skills that Director possesses which the Board believes has prepared them to be effective Board members.  The Board believes that the significance of each Director's experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the board level, with no single Director, or particular factor, being indicative of board effectiveness.  The Board believes that collectively the Directors have balanced and diverse experience, skills, attributes and qualifications that allow the Board to operate effectively in governing the Fund and protecting the interests of Investors.  Among the attributes common to all Directors is their ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with Fund management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; the Board believes that its members satisfy this standard.  Experience relevant to having this ability may be achieved through a Director's educational background; business, professional training or practice (e.g., accounting or securities), public service or academic positions; experience from service as a board member (including the Boards of other funds in the Fund Complex); and/or other life experiences.  The charter for the Board's Nominating Committee contains certain other factors considered by the Committee in identifying and evaluating potential Board member nominees.  To assist them in evaluating matters under federal and state law, the Directors are counseled by their own independent legal counsel, who participates in Board meetings and interacts with the Adviser, and also may benefit from information provided by counsel to the Fund; both Board and Fund counsel have significant experience advising funds and fund board members.  The Board and its committees have the ability to engage other experts as appropriate.  The Board evaluates its performance on an annual basis.

•
Joan Shapiro Green – Ms. Green served as President of BT Brokerage, a NYSE member firm, from 1992 to 2001. During that period she also served two terms on the New York Stock Exchange Specialty Firms Committee and one term on the NASD District 10 Business Conduct Committee. From 2000-2002, Ms. Green served as Chairman of the Securities Industry Association Institutional Brokerage Committee. She graduated from Mount Holyoke College with an AB degree in mathematics. She has served on the Board of the Financial Women's Association since 1999 and was President from 2002-2003.

•
Kristen M. Leopold – Kristen M. Leopold is the founder of KL Associates, LLC, a hedge fund consulting firm specializing in financial and operational management. She graduated from Pace University with a combined MBA/BBA in Accounting in May 1990 and then served as an auditor and experienced manager at Arthur Andersen LLP in their financial services division specializing in brokerage, commodities and asset management until September, 1997. She entered the private realm of asset management by joining Weston Capital Management LLC in October 1997 as their Chief Financial Officer, an alternative investment firm with over $1 billion in assets under management worldwide and left in December 2006 to pursue her own consulting business.

•
Janet L. Schinderman – Ms. Schinderman is the Founder of JLS Enterprises, an educational consulting firm which seeks to address global issues of educational reform. Ms. Schinderman has served as a director of ClickSoftware Technologies Ltd., an Israeli software company, since August 2001, and also serves on the Columbia University Knight-Bagehot Business Journalist Board of Advisors and the Department of Education's Center for International Business Education and Research (CIBER) operating committee. Ms. Schinderman received her B.A. from Newcomb College of Tulane University and her M.B.A. from the Freeman School of Business at Tulane University.

•
Mitchell A. Tanzman – In addition to serving as a Board member of each fund in the Central Park Group fund complex, Mr. Tanzman is a founding partner of Central Park Group and has over 20 years experience in alternative investments, including fund-of-funds portfolio management. Mr. Tanzman is also a contributing author of "Hedge Funds," edited by Lederman and Klein. Prior to forming Central Park Group in 2006, he served as Co-Head of UBS Financial Services Alternative Investment Group and was a member of that firm's Operating Committee. Before joining UBS, Mr. Tanzman worked in Oppenheimer & Co.'s asset management group, and ultimately co-managed the company's alternative investment department and was a member of the company's Management Committee. Mr. Tanzman began his career at Stroock & Stroock & Lavan LLP as an attorney specializing in investment companies and advisory services. Mr. Tanzman received his B.A. from Emory University and his J.D. from the University of Chicago Law School.

The Directors serve on the Board for terms of indefinite duration. A Director's position in that capacity will terminate if such Director is removed, resigns or is subject to various disabling events such as death or incapacity. A Director may resign upon 90 days' prior written notice to the other Directors, subject to waiver of notice, and may be removed either by vote of two-thirds of the Directors not subject to the removal vote or vote of the Investors holding not less than two-thirds of the total number of votes eligible to be cast by all Investors. In the event of any vacancy in the position of a Director, the remaining Directors may appoint an individual to serve as a Director, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Investors. The Directors may call a meeting of Investors to fill any vacancy in the position of a Director and must do so within 60 days after any date on which Directors who were elected by the Investors cease to constitute a majority of the Directors then serving. If no Director remains to manage the business of the Fund, the Adviser may manage and control the Fund but must convene a meeting of Investors within 60 days for the purpose of either electing new Directors or dissolving the Fund.

The only standing committees of the Board are the Audit Committee and the Nominating Committee. The current members of the Audit Committee are Kristen M. Leopold, Joan Shapiro Green and Janet L. Schinderman, constituting all of the Independent Directors of the Fund. Ms. Leopold is currently the Chair of the Audit Committee. The function of the Audit Committee, pursuant to its adopted written charter, is: (1) to oversee the Fund's accounting and financial reporting processes, the audits of the Fund's financial statements and the Fund's internal controls over, among other things, financial reporting and disclosure controls and procedures; (2) to oversee or assist in Board oversight of the integrity of the Fund's financial statements, and the Fund's compliance with legal and regulatory requirements; and (3) to approve, prior to appointment, the engagement of the Fund's independent registered public accounting firm and review the independent registered public accounting firm's qualifications, independence and performance.

The current members of the Nominating Committee are Kristen Leopold, Joan Shapiro Green and Janet L. Schinderman, constituting all of the Independent Directors of the Fund. Ms. Green is currently the Chair of the Nominating Committee. The function of the Nominating Committee, pursuant to its adopted written charter, is to select and nominate persons for election as Directors of the Fund. The Nominating Committee reviews and considers, as it deems appropriate after taking into account, among other things, the factors listed in its charter, nominations of potential Directors made by Fund management and by Fund Investors who have sent to Nora M. Jordan, Esq., legal counsel for the Independent Directors, at c/o Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, such nominations, which include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of Directors, including without limitation the biographical information and the qualifications of the proposed nominees. Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected, and such additional information must be provided regarding the recommended nominee as is reasonably requested by the Nominating Committee. The Nominating Committee meets as is necessary or appropriate.

As of June 1, 2011, none of the Directors owned Fund Units. For each Director, the dollar range of equity securities beneficially owned by each Director in the Fund Complex for the calendar year ended December 31, 2010, is set forth in the table below.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex
Joan Shapiro Green	None	None
Kristen M. Leopold	None	None
Janet L. Schinderman	None	None
Mitchell A. Tanzman	None	Over $100,000

As of December 31, 2010, none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser, the Placement Agent, or a person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser or Placement Agent.

Director Compensation

Name and Position with Fund	Aggregate Compensation from the Fund for the Fiscal Year Ended March 31, 2011	Total Compensation from Fund and Fund Complex Paid to Directors for the Fiscal Year Ended March 31, 2011

Joan Shapiro Green Director	$5,250	$19,250

Kristen M. Leopold Director	$5,250	$19,250

Janet L. Schinderman Director	$5,250	$19,250

The Independent Directors are paid by the Fund an annual retainer of $5,000, per meeting fees of $500, and $250 per telephonic meeting.  All Directors are reimbursed by the Fund for their reasonable out-of-pocket expenses.  The Directors do not receive any pension or retirement benefits from the Fund.

Codes of Ethics

Each of the Fund, the Adviser and the Distributor has adopted a code of ethics under Rule 17j-1 of the 1940 Act (collectively the "Ethics Codes").  Rule 17j-1 and the Ethics Codes are designed to prevent unlawful practices in connection with the purchase or sale of securities by covered personnel ("Access Persons").  The Ethics Codes apply to the Fund and permit Access Persons to, subject to certain restrictions, invest in securities, including securities that may be purchased or held by the Fund.  Under the Ethics Codes, Access Persons may engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes.  In addition, certain Access Persons are required to obtain approval before investing in initial public offerings, private placements or certain other securities.  The Ethics Codes can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-8090.  The codes are available on the EDGAR database on the SEC's website at www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549-0102.

The Adviser

Central Park Advisers, LLC, a wholly owned subsidiary of Central Park Group, LLC, is registered as an investment adviser under the Advisers Act. Under the control of Mr. Mitchell Tanzman and Mr. Gregory Brousseau, the Adviser is an independent investment advisory firm specializing in the development and management of alternative investment offerings. A wholly owned subsidiary of JP Morgan Chase & Co. and an indirect affiliate of Highbridge and of JP Morgan holds a minority, non-controlling and non-voting beneficial ownership interest in Central Park Group, LLC. JP Morgan Chase & Co. is not, however, a sponsor or affiliate of the Fund, and it will not have any authority to participate in, or influence, the management of the Fund.

The Adviser serves as investment adviser to the Fund pursuant to an investment advisory agreement entered into between the Fund and the Adviser (the "Investment Advisory Agreement").  The Directors have engaged the Adviser to provide investment advice to, and manage the day-to-day business and affairs of, the Fund, in each case under the ultimate supervision of, and subject to any policies established by, the Board.  The Adviser allocates the Fund's assets and monitors regularly each Investment Fund to determine whether its investment program is consistent with the Fund's investment objective and whether the Investment Fund's investment performance and other criteria are satisfactory.  The Adviser may reallocate the Fund's assets among Investment Funds, terminate relationships with Investment Funds and select additional Investment Funds, subject in each case to the ultimate supervision of, and any policies established by, the Board of Directors.  The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund.  Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.  A discussion of the basis for the Board's approving the Investment Advisory Agreement will be set forth in the Fund's semi-annual report to Investors for the period ending September 30, 2012.

The offices of the Adviser are located at 805 Third Avenue, New York, NY 10022, and its telephone number is (212) 317-9200. The Adviser or its designee maintains the Fund's accounts, books and other documents required to be maintained under the 1940 Act at 805 Third Avenue, New York, NY 10022.

Investment Advisory Agreement

Pursuant to the Investment Advisory Agreement, the Adviser is responsible, subject to the supervision of the Directors, for formulating a continuing investment program for the Fund.  The Investment Advisory Agreement was initially approved by the Fund's full Board and by the Directors who are not "interested persons" (as defined by the 1940 Act) of the Fund or the Adviser at a meeting held in person on September 14, 2010, and also was approved on such date by the then sole Investor of the Fund.  The Investment Advisory Agreement is terminable without penalty, on 60 days' prior written notice by the Fund's Board, by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser.  The Investment Advisory Agreement has an initial term that expires two years after the Fund has commenced investment operations.  Thereafter, the Investment Advisory Agreement will continue in effect from year to year if its continuance is approved annually by either the Fund's Board or the vote of a majority of the outstanding voting securities of the Fund, provided that, in either event, the continuance also is approved by a majority of the Directors who are not "interested persons" of the Fund or the Adviser by vote cast in person at a meeting called for the purpose of voting on such approval.  The Investment Advisory Agreement also provides that it will terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any director, officer, member or employee thereof, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance of services to the Fund. The Investment Advisory Agreement also provides for indemnification, to the fullest extent permitted by law, by the Fund of the Adviser, or any director, member, officer or employee thereof, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which such person may be liable which arises in connection with the performance of services to the Fund, provided that the liability or expense is not incurred by reason of the person's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund.

In consideration of the management and administrative services provided by the Adviser to the Fund, the Fund will pay, out of the Fund's assets, the Adviser a management fee (the "Management Fee") at the annual rate of 1.50% of the Fund's average monthly net assets.

Portfolio Management

Gregory Brousseau and Mitchell A. Tanzman, the co-chief executives of the Adviser, serve as the Fund's Portfolio Managers.  As Portfolio Managers, Mr. Brousseau and Mr. Tanzman are jointly and primarily responsible for the day-to-day management of the Fund's portfolio and share equal responsibility and authority for managing the Fund's portfolio, including conducting investment due diligence, performing research analysis and making the ultimate selection of the Fund's investments.

Gregory Brousseau.  Mr. Brousseau, a founding member of Central Park Group, serves as Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group.  He has over 20 years of experience in alternative investments.  Prior to founding Central Park Group, he served as co-head of UBS Financial Services Alternative Investment Group.  During Mr. Brousseau's time at UBS, Mr. Brousseau oversaw in excess of $2 billion in hedge fund of fund assets across multiple investment strategies.  Prior to that, Mr. Brousseau spent 13 years at Oppenheimer & Co., as an analyst in the firm's merger arbitrage department and ultimately co-managing Oppenheimer's alternative investment department.

Mitchell A. Tanzman.  Mr. Tanzman, a founding member of Central Park Group, serves as Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group.  He has over 20 years of experience in alternative investments.  Prior to founding Central Park Group, he served as co-head of UBS Financial Services Alternative Investment Group.  During Mr. Tanzman's time at UBS, Mr. Tanzman oversaw in excess of $2 billion in hedge fund of fund assets across multiple investment strategies.  Prior to that, Mr. Tanzman worked at Oppenheimer & Co.'s asset management group, ultimately co-managing its alternative investment department.

The Portfolio Managers manage, or are affiliated with, other accounts in addition to the Fund, including other pooled investment vehicles.  Because the Portfolio Managers manage assets for other investment companies, pooled investment vehicles, and/or other accounts (collectively "Client Accounts"), or may be affiliated with such Client Accounts, there may be an incentive to favor one Client Account over another, resulting in conflicts of interest. For example, the Adviser may, directly or indirectly, receive fees from Client Accounts that are higher than the fee it receives from the Fund, or it may, directly or indirectly, receive a performance-based fee on a Client Account. In those instances, the Portfolio Managers may have an incentive to not favor the Fund over the Client Accounts. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

Each Portfolio Manager's compensation is comprised of a fixed annual salary and potentially an annual supplemental distribution paid by the Adviser's parent company and not by the Fund. Because the Portfolio Managers are equity owners of the Adviser and are affiliated with other entities that may receive performance-based fees from Client Accounts, the supplemental distribution that the Portfolio Managers receive from the Adviser's parent company directly or indirectly is generally equal to their respective proportional shares of the annual net profits earned by the Adviser from advisory fees and performance-based fees derived from Client Accounts, including the Fund, as applicable.

The following table lists the number and types of accounts, other than the Fund, managed by the Fund's Portfolio Managers and estimated assets under management in those accounts, as of March 31, 2011.

Gregory Brousseau

Registered Investment Companies		Pooled Accounts		Other Accounts
Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed
0	N/A	0	N/A	0	N/A

Mitchell A. Tanzman

Registered Investment Companies		Pooled Accounts		Other Accounts
Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed
0	N/A	0	N/A	0	N/A

Placement Agent

Foreside Fund Services, LLC acts as the placement agent of the Fund's Units on a best efforts basis.  The Placement Agent's principal business address is Three Canal Plaza, Portland, Maine 04101.

CONFLICTS OF INTEREST

The Adviser

The Adviser or its affiliates provide or may provide investment advisory and other services to various entities. The Adviser, and certain of its investment professionals and other principals, may also carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Adviser and its affiliates, "Other Accounts").  The Fund has no interest in these activities.  As a result of the foregoing, the Adviser and the investment professionals who, on behalf of the Adviser, will manage the Fund's investment portfolio will be engaged in substantial activities other than on behalf of the Fund, may have differing economic interests in respect of such activities, and may have conflicts of interest in allocating their time and activity between the Fund and Other Accounts.  Such persons will devote only so much of their time as in their judgment is necessary and appropriate.

There also may be circumstances under which the Adviser will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Adviser will commit the Fund's assets.  There also may be circumstances under which the Adviser will consider participation by Other Accounts in investment opportunities in which the Adviser does not intend to invest on behalf of the Fund, or vice versa.

The Adviser has entered into a shareholder communication and marketing support agreement with JP Morgan Funds Management, pursuant to which JP Morgan Funds Management, or its affiliates, will provide marketing and relationship management support services to the Adviser.  Such services may include making personnel available for presentations, assisting in Fund marketing, investor relationship management and other similar support activities for the benefit of financial intermediaries and financial advisors, securing capacity in various Highbridge Funds and JPM Funds, accessing information for the Fund to prepare its offering documents, reports and presentation materials, and engaging in such other services as agreed to from time to time.  In consideration for such services, JP Morgan Funds Management will receive from the Adviser or an affiliate of the Adviser, out of its own resources (and not from the assets of the Fund), a fee at an annual rate of 0.25% of the Fund's average monthly net assets.  In the event that the Adviser were to terminate the aforementioned agreement, change the Fund's investment methodology to no longer emphasize allocations to Investment Funds managed by JP Morgan or its affiliates, or invest less than 50% of the Fund's net assets, measured as the time of investment, in Investment Funds managed by JP Morgan and its affiliates, JP Morgan has the right to cause the Fund to change its name to remove references to JP Morgan.  JP Morgan Chase & Co. indirectly holds a minority, non-controlling, non-voting beneficial ownership interest in Central Park Group, LLC.  However, neither JP Morgan Chase & Co., nor any of its affiliates, is a sponsor or affiliate of the Fund.

The Adviser also intends to compensate, from its own resources, third-party securities dealers and other industry professionals ("financial intermediaries") in connection with the distribution of Units in the Fund or for their ongoing servicing of Units acquired by their clients.  Such compensation may take various forms, including a fixed fee, a fee determined by a formula that takes into account the amount of client assets invested in the Fund, the timing of investment or the overall net asset value of the Fund, or a fee determined in some other method by negotiation between the Adviser and such financial intermediaries.  Financial intermediaries may also charge investors, at the financial intermediaries' discretion, a placement fee based on the purchase price of Fund Units purchased by the investor.  As a result of the various payments that financial intermediaries may receive from investors and the Adviser, the amount of compensation that a financial intermediary may receive in connection with the sale of Units in the Fund may be greater than the compensation it may receive for the distribution of other investment products.  This difference in compensation may create an incentive for a financial intermediary to recommend the Fund over another investment product.

Set out below are practices that the Adviser may follow. Although the Adviser anticipates that the Investment Fund Managers will follow practices similar to those described below, no guarantee or assurances can be made that similar practices will be followed or that an Investment Fund Manager will abide by, and comply with, its stated practices. An Investment Fund Manager may provide investment advisory and other services, directly or through affiliates, to various entities and accounts other than the Investment Funds.

Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of each of the Adviser, Highbridge and JP Morgan may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund or an Investment Fund in which the Fund invests. As a result of differing trading and investment strategies or constraints, positions may be taken by directors, principals, officers, employees and affiliates of each of the Adviser, Highbridge or JP Morgan, or by the Adviser for the Adviser Accounts, or by Highbridge or JP Morgan or any of their respective affiliates on behalf of their own other accounts ("Investment Fund Manager Accounts") that are the same as, different from or made at a different time than, positions taken for the Fund or an Investment Fund.

Other Matters

An Investment Fund Manager may, from time to time, cause an Investment Fund to effect certain principal transactions in securities with one or more Investment Fund Manager Accounts, subject to certain conditions. For example, these transactions may be made in circumstances in which the Investment Fund Manager determined it was appropriate for the Investment Fund to purchase and an Investment Fund Manager Account to sell, or the Investment Fund to sell and an Investment Fund Manager Account to purchase, the same security or instrument on the same day. Future investment activities of the Investment Fund Managers, or their affiliates, and the principals, partners, directors, officers or employees of the foregoing, may give rise to additional conflicts of interest.

The Adviser and its affiliates will not purchase securities or other property from, or sell securities or other property to, the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Adviser and its affiliates and their principals, partners, directors, officers or employees may give rise to conflicts of interest other than those described above.

Highbridge and JP Morgan

Because the Fund proposes to emphasize first investment of its assets in Highbridge Funds and JPM Funds, conflicts of interest may arise as a consequence of investment management and other financial advisory services in which Highbridge or JP Morgan, or their respective affiliates, are engaged.

Highbridge and JP Morgan provide investment advisory services to Investment Funds in addition to those in which the Fund may invest, and their respective investment professionals may also provide investment and financial services for their proprietary accounts as well.  Accordingly, the Investment Fund Managers of the Highbridge Funds and the Investment Fund Managers of the JPM Funds may have financial interests that diverge from those of the Investment Funds managed by Highbridge and JP Morgan, as applicable, and conflicts of interest may arise in terms of their allocation of investment opportunities as well as their professional time between such managed Investment Funds and other clients and personal accounts.

As a diversified global financial services firm, JP Morgan Chase & Co., a beneficial owner of Highbridge and JP Morgan, and its affiliates (together with JPMorgan Chase Bank, N.A., "JPMorgan Chase Bank"), are engaged in a broad spectrum of activities including financial advisory services, asset management activities, sponsoring and managing private investment funds, engaging in broker-dealer transactions, and other activities. In the ordinary course of business, JPMorgan Chase Bank engages in activities in which JPMorgan Chase Bank interests or the interests of its clients may conflict with the interests of the Highbridge Investment Funds and JPM Investment Funds.  In addition, the Investment Funds may engage in various transactions, including swaps, options and other derivatives in which JPMorgan Chase Bank serves as counterparty.  JP Morgan or its affiliates may serve as principal in Investment Fund transactions, execute agency cross transactions on behalf of an Investment Fund and receive commissions from both parties to such transactions, and may act as custodian or sub-custodian for one or more Investment Funds.

JPMorgan Chase Bank may seek to perform brokerage services for the Investment Funds.  JPMorgan Chase Bank may also seek to perform investment banking and other financial services for, and will receive compensation from, Investment Funds, companies in which Investment Funds invest, or other parties in connection with transactions related to those investments or otherwise.  Investment banking and other financial services compensation received by JPMorgan Chase Bank will not be shared with Investment Funds.  JPMorgan Chase Bank's proprietary investments, including proprietary investments in Investment Funds, may also conflict with, and at times compete with, the Fund's investment activities.  JPMorgan Chase Bank conducts a variety of asset management activities, including sponsoring unregistered investment funds as well as other investment funds registered under the 1940 Act and in that capacity is subject to the 1940 Act and the Advisers Act and the regulations thereunder.  Those activities also include managing assets of employee benefit plans that are subject to ERISA and related regulations. JPMorgan Chase Bank's investment management activities may present conflicts if the Fund, the Highbridge Funds or the JPM Funds and these other investment or pension funds either compete for the same investment opportunity or pursue investment strategies counter to each other.

JPMorgan Chase Bank, including its officers, directors, principals, partners, members, or employees, may have banking and investment banking relationships with the issuers of securities that are held by the Investment Funds or by the Fund. It may also own the securities of these issuers.  In addition, JPMorgan Chase Bank may provide brokerage, placement, investment banking and other financial or advisory services from time to time to one or more accounts or entities managed by the Investment Fund Managers or their affiliates, including the Investment Funds, and receive compensation for providing these services. These relationships could preclude the Fund, the Highbridge Funds or the JPM Funds from engaging in certain transactions and could constrain their investment flexibility.  JPMorgan Chase Bank has existing and potential relationships with a significant number of sponsors and managers of Investment Funds, corporations and institutions. In providing services to its clients, the Highbridge Funds and JPM Funds, JPMorgan Chase Bank may face conflicts of interest with respect to activities recommended to or performed for such clients, on the one hand, and the Highbridge Funds or JPM Funds, respectively, on the other hand.

PROXY VOTING POLICIES AND PROCEDURES

Investments in the Investment Funds do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters for this type of investment is substantially less than that encountered in connection with registered equity securities.  On occasion, however, the Fund may receive notices or proposals from the Investment Funds seeking the consent of or voting by holders ("proxies").  The Fund has delegated any voting of proxies in respect of portfolio holdings to the Adviser to vote the Fund's proxies in accordance with the Adviser's proxy voting guidelines and procedures. In general, the Adviser believes that voting proxies in accordance with the policies described below will be in the best interests of the Fund.

The Adviser will generally vote to support management recommendations relating to routine matters, such as the election of board members (where no corporate governance issues are implicated) or the selection of independent auditors.  The Adviser will generally vote in favor of management or investor proposals that the Adviser believes will maintain or strengthen the shared interests of investors and management, increase value for investors and maintain or increase the rights of investors.  On non-routine matters, the Adviser will generally vote in favor of management proposals for mergers or reorganizations and investor rights plans, so long as it believes such proposals are in the best economic interests of the Fund.  In exercising its voting discretion, the Adviser will seek to avoid any direct or indirect conflict of interest presented by the voting decision.  If any substantive aspect or foreseeable result of the matter to be voted on presents an actual or potential conflict of interest involving the Adviser, the Adviser will make written disclosure of the conflict to the Independent Directors of the Fund indicating how the Adviser proposes to vote on the matter and its reasons for doing so.

The Fund intends to hold its interests in the Investment Funds in non-voting form.  Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment.

Information regarding how the Adviser voted proxies related to the Fund's portfolio holdings during the 12-month period ending June 30th will be available, without charge, upon request by calling collect (212) 317-9200, and on the SEC's website at www.sec.gov.

BROKERAGE

An Investment Fund Manager is responsible for placing orders for the execution of portfolio transactions and the allocation of brokerage for any Investment Fund it manages. Transactions on U.S. stock exchanges, and on some non-U.S. stock exchanges, involve the payment of negotiated brokerage commissions. Commissions are fixed on most non-U.S. stock exchanges. No stated commission is generally applicable to securities traded in over-the-counter markets, but the prices of those securities include undisclosed commissions or mark-ups. An Investment Fund Manager may not pay the lowest available commissions or mark-ups or mark-downs on securities transactions.

The Adviser expects that the Investment Fund Managers will generally select brokers and dealers to effect transactions on behalf of their respective Investment Funds in substantially the manner described below. However, the Adviser cannot guarantee that an Investment Fund Manager will adhere to, and comply with, these practices. Generally, the Adviser expects that, in selecting brokers and dealers to effect transactions on behalf of an Investment Fund, an Investment Fund Manager will seek to obtain the best price and execution for the transactions, considering factors such as price, order size, execution difficulty and operational facilities of a brokerage firm and the brokerage firm's risk in positioning a block of securities. Subject to appropriate disclosure, Investment Fund Managers of Investment Funds that are not investment companies registered under the 1940 Act may select brokers on a basis other than that outlined above and may receive benefits other than research or that benefit the Investment Fund Manager rather than the relevant Investment Fund.  The Adviser may consider an Investment Fund Manager's broker selection process as a factor in determining whether to invest in the Investment Fund managed by such Investment Fund Manager. Investment Fund Managers generally will seek reasonably competitive commission rates, but may not necessarily pay the lowest commissions available on transactions.

Consistent with seeking best price and execution, an Investment Fund Manager may place brokerage orders with brokers (including affiliates of Highbridge and JP Morgan) that may provide the Investment Fund Manager and its affiliates with supplemental research, market and statistical information, including advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or of purchasers or sellers of securities, and furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. An Investment Fund Manager's expenses may not be reduced as a result of its receiving this supplemental information, which may be useful to the Investment Fund Manager or its affiliates in providing services to clients other than the relevant Investment Fund. In addition, the Investment Fund Manager may not use all of the information in connection with an Investment Fund. However, supplemental information provided to an Investment Fund Manager by brokers and dealers through which other clients effect securities transactions may be useful to the Investment Fund Manager in providing services to an Investment Fund. Affiliates of Highbridge and JP Morgan may effect brokerage transactions for an Investment Fund.

FEES AND EXPENSES

The Adviser will bear all of its own costs incurred in providing investment advisory services to the Fund.  In addition, the Adviser has entered into a shareholder communication and marketing support agreement with JP Morgan Funds Management, pursuant to which JP Morgan Funds Management, or its affiliates, will provide marketing and relationship management support services to the Adviser.  In consideration for such services, JP Morgan Funds Management will receive from the Adviser or an affiliate of the Adviser, out of its own resources (and not from the assets of the Fund), a fee at an annual rate of 0.25% of the Fund's average monthly net assets.  The Fund will bear all expenses incurred in the business and investment program of the Fund, including all costs related to its organization and offering of Units, and any charges and fees to which the Fund is subject as an investor in the Investment Funds.  The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund.  Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

Expenses borne by the Fund (and, thus, indirectly by Investors) include:

●
all expenses related to its investment program, including, but not limited to: (i) expenses borne indirectly through the Fund's investments in the Investment Funds, including, without limitation, any fees and expenses charged by the Investment Fund Managers (such as management fees, performance or incentive fees or allocations and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's investments in Investment Funds (whether or not consummated), and enforcing the Fund's rights in respect of such investments;  (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) fees for data, software and technology providers; (vi) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vii) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

●	the Management Fee;

●
all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and ongoing registration of the Fund, including, without limitation, all costs and expenses associated with the Fund's repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

●
fees of the Independent Directors and the costs and expenses of holding any meetings of the Board or Investors that are regularly scheduled, permitted or required to be held under the terms of the Amended and Restated Limited Liability Company Agreement, the 1940 Act or other applicable law;

●	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer, and expenses attributable to implementing the Fund's compliance program;

●	fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

●	fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund and its Independent Directors;

●	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, or the Directors or the officers of the Fund;

●	recordkeeping, custody and transfer agency fees and expenses;

●	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Investors or potential Investors;

●
all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

●	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

●
fees of custodians, other service providers to the Fund including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund;

●	any extraordinary expenses (as defined below), including indemnification or litigation expenses;

●	all taxes to which the Fund may be subject, directly or indirectly, and whether in the United States, any state thereof or any other U.S. or non-U.S. jurisdictions; and

●	such other types of expenses as may be approved from time to time by the Board.

The Fund will reimburse the Adviser for any of the above expenses that it pays on behalf of the Fund.

The initial operating expenses for a new fund, including start-up costs, which may be significant, may be higher than the expenses of an established fund. The Fund is expected to incur organizational and offering expenses of approximately $285,000 in connection with the initial offering of Units. The Fund will bear certain ongoing offering costs associated with the Fund's continuous offering of Units (mostly printing expenses). Offering costs cannot be deducted by the Fund or the Fund's Investors.

The Adviser has voluntarily entered into an "Expense Limitation and Reimbursement Agreement" with the Fund for a one-year term beginning on the Initial Closing Date and ending on the one year anniversary thereof (the "Limitation Period") to limit the Specified Expenses borne by the Fund during the Limitation Period to an amount not to exceed 0.75% per annum of the Fund's net assets (the "Expense Cap").  Specified Expenses include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses:  (i) the Management Fee; (ii) fees, expenses, allocations, etc. of the Investment Funds in which the Fund invests, (iii) brokerage costs, (iv) interest payments, and (v) extraordinary expenses (as determined in the sole discretion of the Adviser).  These expenses will be in addition to the expenses of the Fund that may be limited by the Adviser to 0.75% of the Fund's net assets.  The Adviser may discontinue its obligations under the Expense Limitation and Reimbursement Agreement at any time in its sole discretion.

"Extraordinary expenses" are expenses incurred by the Fund outside of the ordinary course of business, including, without limitation, litigation or indemnification expenses, excise taxes, and costs incurred in connection with holding and/or soliciting proxies for a meeting of Investors.

The Investment Funds bear various expenses in connection with their operations similar to those incurred by the Fund. Investment Fund Managers generally assess asset-based fees to, and receive incentive-based allocations from, the Investment Funds.  As a result, the investment returns of the Investment Funds will be reduced.  As an investor in the Investment Funds, the Fund will bear its proportionate share of the expenses and fees of the Investment Funds and will also be subject to incentive allocations to the Investment Fund Managers.

Gemini Fund Services, LLC, as the Fund's administrator, performs certain administration, accounting and investor services for the Fund.  In consideration for these services, the Fund pays Gemini Fund Services, LLC a fee based on the average net assets of the Fund (subject to certain minimums), and will reimburse Gemini Fund Services, LLC for out-of-pocket expenses.

DESCRIPTION OF UNITS

General

The Fund is an unincorporated limited liability company organized under the laws of the state of Delaware.  The Fund is authorized to issue an unlimited number of Units.  Each Unit has one vote at all meetings of Investors and, when issued and paid for in accordance with the terms of this offering, will be fully paid and non-assessable. Each Investor will have the right to cast a number of votes based on the number of such Investor's respective Units at any meeting of Investors called by the Board or Investors holding at least one-third of the total number of votes eligible to be cast by all Investors.  Except for the exercise of their voting privileges, Investors will not be entitled to participate in the management or control of the Fund's business, and may not act for or bind the Fund.

All Units are equal as to dividends, assets and voting privileges and have no conversion, preemptive or other subscription rights.  Investors are not liable for further calls or assessments.  The Fund will send periodic reports (including financial statements) to all Investors.  The Fund does not intend to hold annual meetings of Investors.  Investors are entitled to receive dividends only if and to the extent declared by the Board and only after the Board has made provision for working capital and reserves as it in its sole discretion deems advisable.  Units are not available in certificated form.  With very limited exceptions, Units are not transferable and liquidity will be provided principally through limited repurchase offers.  See "Types of Investments and Related Risk Factors—Limitations on Transfer; Units Not Listed; No Market for Investor Units."

In general, any action requiring a vote of Investors shall be effective if taken or authorized by the affirmative vote of a majority of the outstanding Units.  Any change in the Fund's fundamental policies may also be authorized by the vote of the holders of two-thirds of the Units present at an Investor's meeting if the holders of a majority of the outstanding Units are present or represented by proxy.

The Fund's LLC Agreement provides that the Fund will be dissolved if the Units of any Investor that has submitted a written request, in accordance with the terms of the LLC Agreement, to tender all of such Investor's Units for repurchase by the Fund has not been repurchased within a period of two years of such request.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, after payment of all of the liabilities of the Fund, Investors are entitled to share ratably in all the remaining assets of the Fund.

DISTRIBUTION POLICY; DIVIDENDS

The Fund expects that dividends will be paid annually on the Units in amounts representing substantially all of the net investment income, if any, earned each year.  Payments on the Units may vary in amount depending on investment income received and expenses of operation.

Substantially all of any taxable net capital gain realized on investments will be paid to Investors at least annually.  In addition, depending upon the performance of the Fund's investments, the related growth of the Fund's net assets, and the availability of attractive investment opportunities, the Fund may from time to time make a distribution that constitutes a return of capital for federal income tax purposes – that is to say, the Fund will effectively be returning to each Investor a portion of the Investor's initial investment in the Fund.  A return of capital will not be taxable to Investors at the time of its payment.  It will, however, decrease an Investor's tax basis in his or her Units.  For example, if an Investor has a basis in his Units of $100,000 and then receives a return of capital of $5,000, the Investor will not have to pay taxes on the return of capital when the Investor receives it.  However, the Investor's tax basis in his Units will be reduced from $100,000 to $95,000.  If the Investor later tenders his Units for $105,000, the Investor will have a taxable gain of $10,000 instead of only $5,000 had there not been any prior return of capital.  Assuming the gain is long-term, the Investor's capital gains taxes will have increased from $750 to $1,500.  See "Certain Tax Considerations—Distributions" and "—Sale or Exchange of Units."

The net asset value of each Unit that you own will be reduced by the amount of the distributions or dividends that you receive in respect of Units.

An Investor's dividends and capital gain distributions will be automatically reinvested if the Investor does not instruct the Administrator otherwise.  An Investor who elects not to reinvest will receive both dividends and capital gain distributions in cash.  The Fund may limit the extent to which any distributions that are returns of capital may be reinvested in the Fund.

Units will be issued at their net asset value on the ex-dividend date; there is no sales charge or other charge for reinvestment.  Investors may elect initially not to reinvest by indicating that choice on the Investor Application.  Investors are free to change their election at any time by contacting the Administrator.  Your request must be received by the Fund before the record date to be effective for that dividend or capital gain distribution.

The Fund reserves the right to suspend at any time the ability of Investors to reinvest distributions and to require Investors to receive all distributions in cash, or to limit the maximum amount that may be reinvested, either as a dollar amount or as a percentage of distributions.  The Fund may determine to do so if, for example, the amount being reinvested by Investors exceeds the available investment opportunities that the Adviser considers suitable for the Fund.

APPLICATION FOR INVESTMENT

Eligible Investors

Units will be offered only to Eligible Investors.  This means that to purchase Units of the Fund, a prospective Investor will be required to certify that the Units are being acquired by an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.  An "accredited investor" includes, among other investors, a natural person who has a net worth (or a joint net worth with that person's spouse), excluding the value of such natural person's primary residence, immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor's spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, and certain legal entities with total assets exceeding $5 million.  Existing Investors seeking to purchase additional Units will be required to qualify as Eligible Investors at the time of the additional purchase.  The Adviser may from time to time impose stricter or less stringent eligibility requirements.

Purchase Terms

The Fund may accept initial and additional purchases of Units as of the first business day of each calendar month.  Each prospective Investor will be required to complete an Investor Application and certify that the Units being purchased are being acquired by an Eligible Investor.  If available funds and the application are not received and accepted by the applicable Closing Date, the order will not be accepted at such Closing Date.  The Fund will not be obligated to sell to brokers or dealers any Units, including Units that have not been placed with Eligible Investors.  The Fund does not issue the Units purchased (and an investor does not become an Investor with respect to such Units) until the applicable purchase date, i.e., the first business day of the relevant calendar month.  Consequently, purchase proceeds do not represent capital of the Fund, and do not become assets of the Fund, until such date.

Any amounts received in advance of initial or additional purchases of Units are placed in a non-interest-bearing escrow account prior to the amounts' being invested in the Fund, in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended.  The purchase amount will be released from the escrow account once the Investor's order is accepted.  The Fund reserves the right to reject any purchase of Units in certain circumstances (including, without limitation, when the Fund has reason to believe that such purchase would be unlawful).  Unless otherwise required by applicable law, any amount received in advance of a purchase ultimately rejected by the Fund will be returned to the prospective Investor.

Investors may be charged a placement fee up to a maximum of 3% on the amount of the Investor's purchase.  The Fund and/or an authorized broker or dealer may, in its discretion, waive the placement fee for certain Investors.  In addition, purchasers of Units in conjunction with certain "wrap" fee, asset allocation or other managed asset programs may not be charged a placement fee.  Notwithstanding any waiver, all Investors remain subject to eligibility requirements set forth in this Memorandum.

Generally, the stated minimum initial investment in the Fund is $50,000.  The stated minimum investment may be reduced by the Fund with respect to certain individual Investors or classes of Investors in the sole discretion of the Adviser.  From time to time, the Fund may sell additional Units to Eligible Investors.  The minimum additional investment in the Fund is $25,000.  For employees or directors of the Adviser and its affiliates, and members of their immediate families, and, in the sole discretion of the Adviser, attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families, the minimum required initial investment in the Fund is $25,000.

To help the government fight terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each Investor.  As a result, Investors will need to identify the name, address, date of birth, and other identifying information about the Investors.  If an Investor's identity cannot be verified, the Investor may be restricted from conducting additional transactions and/or have their investment liquidated.  In addition, any other action required by law will be taken.

REPURCHASES OF UNITS AND TRANSFERS

No Right of Redemption

No Investor or other person holding Units acquired from an Investor has the right to require the Fund to redeem any Units. No public market for Units exists, and none is expected to develop in the future.  As a result, Investors may not be able to liquidate their investment other than through repurchases of Units by the Fund, as described below.

Repurchases of Units

After completing its first full fiscal quarter, the Fund may, from time to time, provide liquidity to Investors by offering to repurchase Units pursuant to written tenders by Investors.  Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board of Directors, in its sole discretion.  Investors tendering Units for repurchase must do so by a date specified in the notice describing the terms of the repurchase offer, which will generally be approximately 75 days prior to the date that the Units to be repurchased are valued by the Fund.  Investors that elect to tender their Units in the Fund will not know the price at which such Units will be repurchased until such valuation date.

In determining whether the Fund should offer to repurchase Units, the Board of Directors will consider the recommendations of the Adviser as to the timing of such an offer, as well as a variety of operational, business and economic factors.  The Adviser anticipates that, generally, after the Fund completes its first full fiscal quarter of operations, the Adviser will recommend to the Board that the Fund offer to repurchase Units from Investors on a quarterly basis, with such repurchases to occur as of each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day) (each such date is referred to as a "Tender Valuation Date").  The Adviser expects that, generally, it will recommend to the Board that the each repurchase offer made during the first three calendar quarters (i.e., quarters ending March 31, June 30 and September 30) should apply to up to 20% of the net assets of the Fund.  The Adviser also expects that it will recommend to the Board that repurchase offers made at December 31 apply to a number of Units that will be sufficient to satisfy any redeeming Investor's redemption request.  Each repurchase offer will generally commence approximately 100 days prior to the applicable Tender Valuation Date.

In determining whether the Fund should offer to repurchase Units, the Board of Directors will consider the recommendations of the Adviser as to the timing of such an offer, as well as a variety of operational, business and economic factors. The Adviser anticipates that, generally, after the Fund completes its first full fiscal quarter of operations, the Adviser will recommend to the Board that the Fund offer to repurchase Units from Investors on a quarterly basis, with such repurchases to occur as of each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day) (each such date is referred to as a "Tender Valuation Date"). The Adviser expects that, generally, it will recommend to the Board that the each repurchase offer made during the first three calendar quarters (i.e., quarters ending March 31, June 30 and September 30) should apply to up to 20% of the net assets of the Fund. The Adviser also expects that it will recommend to the Board that repurchase offers made at December 31 apply to a number of Units that will be sufficient to satisfy any redeeming Investor's redemption request. Each repurchase offer will generally commence approximately 75 days prior to the applicable Tender Valuation Date.

In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Board of Directors will consider the following factors, among others:

●	whether any Investors have requested to tender Units to the Fund;

●	the liquidity of the Fund's assets (including fees and costs associated with withdrawing from Investment Funds);

●	the investment plans and working capital and reserve requirements of the Fund;

●	the relative economies of scale of the tenders with respect to the size of the Fund;

●	the history of the Fund in repurchasing Units;

●	the availability of information as to the value of the Fund's investments in underlying Investment Funds;

●	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

●	any anticipated tax consequences to the Fund of any proposed repurchases of Units; and

●	the recommendations of the Adviser.

The Fund will repurchase Units from Investors pursuant to written tenders on terms and conditions that the Board of Directors determines to be fair to the Fund and to all Investors.  When the Board of Directors determines that the Fund will repurchase Units, notice will be provided to Investors describing the terms of the offer, containing information Investors should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate.  Investors deciding whether to tender their Units during the period that a repurchase offer is open may obtain the Fund's net asset value per share by contacting the Adviser during the period.  The LLC Agreement provides that the Fund shall be dissolved if the interest of any Investor that has submitted a written request to tender all of such Investor's Units for repurchase by the Fund has not been repurchased within a period of two years of such request.

If a repurchase offer is oversubscribed by Investors who tender Units, the Fund may extend the repurchase offer, repurchase a pro rata portion of the Units tendered, or take any other action permitted by applicable law.  In addition, the Fund may repurchase Units of Investors if, among other reasons, the Fund determines that such repurchase would be in the interests of the Fund.

Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Units from Investors by the applicable repurchase offer deadline. The Fund does not impose any charges in connection with repurchases of Units.  Units will be repurchased by the Fund after the Management Fee has been deducted from the Fund's assets as of the end of the month in which the repurchase occurs (i.e., the accrued Management Fee for the month in which Units are to be repurchased is deducted before effecting the repurchase).

In light of liquidity constraints associated with the Fund's investments in Investment Funds and the fact that the Fund may have to effect redemptions from Investment Funds in order to pay for Units being repurchased, each repurchase offer will generally commence approximately 100 days prior to the applicable Tender Valuation Date.  Tenders will be revocable upon written notice to the Fund up to 75 days prior to the Tender Valuation Date (such deadline for revocation being the "Expiration Date").  If a repurchase offer is extended, the Expiration Date will be extended accordingly.

Repurchases of Units by the Fund will be made in the form of non-interest bearing promissory notes.  Each tendering Investor will receive a promissory note in an amount equal to the net asset value of the Investor's Units.  Any promissory notes provided to Investors in payment for tendered Units will not be transferable.  The delivery of such promissory notes will generally be made promptly (within five business days) after the Tender Valuation Date.  Payment of substantially all of the promissory notes will be made as promptly as practicable after the applicable Tender Valuation Date.

If the Fund's repurchase procedures must be revised in order to comply with regulatory requirements, the Board of Directors will adopt modified procedures reasonably designed to provide Investors substantially the same liquidity for Units as would be available under the procedures described above.  The Fund may be subject to initial lock-up periods or gates on certain Investment Funds beginning at the time of the Fund's initial investment in an Investment Fund.  During this period, the Fund may be permitted to withdraw its investment, but only upon payment of a redemption fee, an expense that will be borne by the Fund.  In addition, some Investment Funds may, from time to time, suspend completely or restrict withdrawal rights for an indefinite period of time in response to market unrest or other adverse conditions.  During such times, the Fund may not be able to liquidate its holdings in such Investment Funds to meet repurchase requests.  As a result, the Fund may not be able to guarantee liquidity to Investors through repurchase offers.  Furthermore, if the Fund seeks to liquidate its investment in an Investment Fund that maintains a "side pocket," the Fund may not be able to fully liquidate its investment without delay, which delay could be substantial.  Accordingly, the Fund may need to suspend or postpone repurchase offers if it is not able to dispose of its interests in Investment Funds in a timely manner.

The Fund may be required to liquidate portfolio holdings earlier than the Adviser would have desired in order to meet the repurchase requests.  Such necessary liquidations may potentially result in losses to the Fund, and may increase the Fund's investment related expenses as a result of higher portfolio turnover rates. The Adviser intends to take measures, subject to policies as may be established by the Board of Directors, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of Units.

An Investor tendering for repurchase only a portion of its Units must maintain an investment balance of at least $25,000 after the repurchase is effected.  If an Investor tenders an amount that would cause the Investor's investment balance to fall below the required minimum, the Fund reserves the right to reduce the amount to be repurchased from the Investor so that the required minimum balance is maintained.  The Fund may also repurchase all of the Investor's Units in the Fund.

The Fund may repurchase Units without consent or other action by the Investor or other person if the Fund determines that:

●
the Units have been transferred or have vested in any person other than by operation of law (i.e., the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Investor);

●
ownership of Units by an Investor or other person is likely to cause the Fund to be in violation of, require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

●
continued ownership of Units by an Investor may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Investor to an undue risk of adverse tax or other fiscal or regulatory consequences;

●	any of the representations and warranties made by an Investor or other person in connection with the acquisition of Units was not true when made or has ceased to be true;

●
with respect to an Investor subject to special laws or regulations, the Investor is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Units;

●	the investment balance of the Investor falls below $25,000; or

●	it would be in the interest of the Fund for the Fund to repurchase the Units.

In the event that the Adviser or any of its affiliates holds Units in the capacity of an Investor, the Units may be tendered for repurchase in connection with any repurchase offer made by the Fund.

Transfers of Units

Units may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of an Investor or (ii) with the written consent of the Adviser, which may be withheld in its sole and absolute discretion and is expected to be granted, if at all, only in limited circumstances.  Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transfer is exempt from registration under the 1933 Act and that the proposed transferee meets any requirements imposed by the Fund with respect to Investor eligibility and suitability, including the requirement that any Investor at the time of purchase be an Eligible Investor, and must be accompanied by a properly completed Investor Application.

Each Investor and transferee is required to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such transfer.  If such a transferee does not meet the Investor eligibility requirements, the Fund reserves the right to repurchase the Units transferred.

By purchasing Units of the Fund, each Investor has agreed to indemnify and hold harmless the Fund, the directors, the Adviser, each other Investor and any affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses, including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement, joint or several, to which such persons may become subject by reason of or arising from any transfer made by such Investor in violation of these provisions or any misrepresentation made by such Investor in connection with any such transfer.

CALCULATION OF NET ASSET VALUE

The Fund's net asset value is determined as of the close of the Fund's business at the end of each month in accordance with the procedures described below or as may be determined from time to time in accordance with the valuation policies and procedures adopted by the Board of Directors. The Board of Directors has approved procedures pursuant to which the Fund values its investments in Investment Funds at fair value.  This will typically be the value provided, usually on a monthly basis, to the Fund by the Investment Fund Managers. In accordance with these procedures, fair value as of each month-end ordinarily will be the value determined as of such month-end for each Investment Fund in accordance with the Investment Fund's valuation policies and reported at the time of the Fund's valuation.

Generally, the fair value of the Fund's interest in an Investment Fund will represent the amount that the Fund could reasonably expect to receive from an Investment Fund if the Fund's interest were redeemed at the time of valuation.  The determination of this amount is based on information believed to be reliable that is reasonably available at the time the valuation is made. In the event that an Investment Fund does not report a month-end value to the Fund on a timely basis, the Fund would determine the fair value of such Investment Fund based on the most recent final or estimated value reported by the Investment Fund, as well as any other relevant information available at the time the Fund values its portfolio. Any values reported as "estimated" or "final" values will reasonably reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

Prior to investing in an Investment Fund, the Adviser will conduct a due diligence review of the valuation methodology utilized by the Investment Fund, which will generally utilize market values when available, and otherwise utilize principles of fair value that the Adviser reasonably believes to be consistent with those used by the Fund for valuing its own investments. Although the procedures approved by the Board of Directors provide that the Adviser will review the valuations provided by the Investment Fund Managers, neither the Adviser nor the Board will be able to confirm independently the accuracy of unaudited valuations provided by the Investment Fund Managers. Accordingly, the Fund will generally rely on the Investment Fund Managers' valuations, even though an Investment Fund Manager may face a conflict of interest in valuing the securities, as their value will affect the Investment Fund Manager's compensation.

The Fund's valuation procedures require the Adviser to consider all relevant information available at the time the Fund values its portfolio. The Adviser and/or the Board of Directors will consider such information, and may conclude in certain circumstances that the information provided by the Investment Fund Manager does not represent the fair value of the Fund's interest in the Investment Fund. Although redemptions of investments in Investment Funds are subject to advance notice requirements,  it is expected that the Investment Funds will typically make available net asset value information that represents the price at which, even in the absence of redemption activity, the Investment Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Investment Fund's governing documents, it would be necessary to effect a mandatory redemption.

Pursuant to procedures adopted by the Board of Directors, in the absence of specific transaction activity in the investment in a particular Investment Fund, the Fund would consider whether it was appropriate, in light of all relevant circumstances, to value such a position at its net asset value as reported at the time of valuation, or whether to adjust such value to reflect a premium or discount to net asset value.  In accordance with generally accepted accounting principles and industry practice, the Fund may not always apply a discount in cases where there was no simultaneous redemption activity in a particular Investment Fund. In other cases, such as when an Investment Fund imposes extraordinary restrictions on redemption, or when there have been no recent transactions in Investment Fund interests, the Fund may determine that it was appropriate to apply a discount to the net asset value of the Investment Fund. Any such decision would be made in good faith, and subject to the review and supervision of the Board of Directors.

The valuations reported by the Investment Fund Managers, upon which the Fund calculates its net asset value, may be subject to later adjustment, based on information reasonably available at that time.  For example, fiscal year-end net asset value calculations of the Investment Funds are audited by those Investment Funds' independent registered public accounting firm and may be revised as a result of such audits.  Other adjustments may occur from time to time.

Generally, fair value represents a good faith determination of the current value of an asset (or, with regard to a short sale, a liability), and will be used when there is no public market or possibly no market at all. The fair values may not be the prices at which those assets (or, with regard to short sales, liabilities) are ultimately sold. In such circumstances, the Adviser and/or the Board of Directors will reevaluate its fair value methodology to determine, what, if any, adjustments should be made to the methodology.

Expenses of the Fund, such as the Management Fee and any borrowing costs, are accrued on a monthly basis on the day net asset value is calculated and taken into account for the purpose of determining the Fund's net asset value.

Situations involving uncertainties as to the value of portfolio positions could have an adverse effect on the Fund's net assets if the judgments of the Board, the Adviser, or Investment Fund Managers prove incorrect. In addition, because Investment Fund Managers will usually provide net asset value determinations on a monthly basis, it may not be possible to determine the net asset value of the Fund more frequently.

CERTAIN TAX CONSIDERATIONS

To ensure compliance with the requirements imposed by the U.S. Treasury Department in Circular 230, you are hereby informed that (i) any tax advice contained in this Memorandum is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the Code, (ii) any such advice is written to support the promotion or marketing of the transactions or matters addressed in this Memorandum, and (iii) each Investor and potential Investor should seek advice based on its particular circumstances from an independent tax advisor.

The following is a summary of certain U.S. federal income tax considerations relevant to the acquisition, holding and disposition of Units.  This discussion offers only a brief outline of the federal income tax consequences of investing in the Fund and is based upon present provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive.  The discussion is limited to persons who hold their Units as capital assets for federal income tax purposes.  This summary does not address all of the federal income tax consequences that may be relevant to a particular Investor or to Investors who may be subject to special treatment under federal income tax laws.  No ruling has been or will be obtained from the Internal Revenue Service ("IRS") regarding any matter relating to the Units.  No assurance can be given that the IRS would not assert a position contrary to any of the tax aspects described below.  The discussion set forth herein does not constitute tax advice.  Investors must consult their own tax advisers as to the federal income tax consequences of the acquisition, holding and disposition of Units of the Fund, as well as the effects of state, local and non-U.S. tax laws.

Qualification as a Regulated Investment Company; Tax Treatment

The Adviser expects that the Fund will qualify for treatment as a RIC under the Code.

To qualify as a RIC, the Fund must, among other things: (a) derive in each taxable year (the "gross income test") at least 90% of its gross income from (i) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stocks, securities or foreign currencies, or other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stocks, securities or currencies, and (ii) net income from interests in "qualified publicly traded partnerships" (as defined in the Code) (all such income items, "qualifying income"); and (b) diversify its holdings (the "asset diversification test") so that, at the end of each quarter of the taxable year, (i) at least 50% of the value of the Fund's total assets is represented by cash and cash items (including receivables), U.S. Government securities, the securities of other RICs and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund's total assets and not greater than 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its total assets is invested in the securities (other than U.S. Government securities or the securities of other RICs) of a single issuer, two or more issuers that the Fund controls and that are engaged in the same, similar or related trades or businesses or one or more "qualified publicly traded partnerships" (as defined in the Code).

For the purpose of determining whether the Fund satisfies the gross income test, the character of the Fund's distributive share of items of income, gain and loss derived through Investment Funds that are properly treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships) generally will be determined as if the Fund realized such tax items in the same manner as realized by those Investment Funds.  Similarly, for the purpose of the asset diversification test, the Fund, in appropriate circumstances, will "look through" to the assets held by the Investment Funds.

Pursuant to the recently enacted Regulated Investment Company Modernization Act of 2010 (the "Modernization Act"), a RIC that fails the gross income test for a taxable year shall nevertheless be considered to have satisfied the test for such year if (i) the RIC satisfies certain procedural requirements, and (ii) the RIC's failure to satisfy the gross income test is due to reasonable cause and not due to willful neglect.  However, in such case, a tax is imposed on the RIC for the taxable year in which, absent the application of the above cure provision, it would have failed the gross income test equal to the amount by which the RIC's non-qualifying gross income exceeds one-ninth of the RIC's qualifying gross income, each as determined for purposes of applying the gross income test for such year.

Also pursuant to the Modernization Act, a RIC that fails the asset diversification test as of the end of a quarter shall nevertheless be considered to have satisfied the test as of the end of such quarter in the following circumstances.  If the RIC's failure to satisfy the asset diversification test at the end of the quarter is due to the ownership of assets the total value of which does not exceed the lesser of (i) one percent of the total value of the RIC's assets at the end of such quarter and (ii) $10,000,000 (a "de minimis failure"), the RIC shall be considered to have satisfied the asset diversification test as of the end of such quarter if, within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of assets in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test.

In the case of a failure to satisfy the asset diversification test at the end of a quarter under circumstances that do not constitute a de minimis failure, a RIC shall nevertheless be considered to have satisfied the asset diversification test as of the end of such quarter if (i) the RIC satisfies certain procedural requirements; (ii) the RIC's failure to satisfy the asset diversification test is due to reasonable cause and not due to willful neglect; and (iii) within six months of the last day of the quarter in which the RIC identifies that it failed the asset diversification test (or such other prescribed time period), the RIC either disposes of the assets that caused the asset diversification failure in order to satisfy the asset diversification test, or otherwise satisfies the asset diversification test.  However, in such case, a tax is imposed on the RIC, at the current rate of 35 percent, on the net income generated by the assets that caused the RIC to fail the asset diversification test during the period for which the asset diversification test was not met.  In all events, however, such tax will not be less than $50,000.

If before the end of any quarter of its taxable year, the Fund believes that it may fail the asset diversification test, the Fund may seek to take certain actions to avert such a failure.  However, the action frequently taken by RICs to avert such a failure, the disposition of non-diversified assets, may be difficult for the Fund to pursue because the Fund may redeem its interest in an Investment Fund only at certain times specified by the governing documents of each respective Investment Fund.  While general cure provisions apart from those discussed above afford the Fund a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund's ability to effect a redemption from an Investment Fund referred to above may limit utilization of this cure period and, possibly, the extended cure period discussed above.

As a RIC, the Fund generally will not be subject to U.S. federal income tax on its investment company taxable income (which includes, among other items, dividends, interest and net short-term capital gains in excess of net long-term capital losses, but determined without regard to the deduction for dividend paid) and net capital gains (the excess of net long-term capital gains over net short-term capital losses), if any, that it distributes to Investors, provided that it distributes at least 90% of the sum of its investment company taxable income and any net tax-exempt income for such taxable year.  The Fund intends to distribute to its Investors, at least annually, substantially all of its investment company taxable income, net tax-exempt income, and net capital gains.  Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement, described below, are subject to a nondeductible 4% excise tax.  To prevent imposition of the excise tax, the Fund generally must distribute during each calendar year an amount at least equal to the sum of (1) 98% of its ordinary income (not taking into account any capital gains or losses), generally determined on a calendar year basis, (2) 98.2% of its capital gain net income, determined under prescribed rules for this purpose, recognized during the one-year period ending on October 31st of such year, and (3) any ordinary income and capital gain net income from previous years that was not distributed during those years and on which the Fund paid no U.S. federal income tax.  The Fund generally intends to make distributions sufficient to avoid imposition of the excise tax, although there can be no assurance that it will be able to do so.

If the Fund does not qualify as a RIC, it will be treated for tax purposes as an ordinary corporation.  In that case, all of its taxable income would be subject to U.S. federal income tax at regular corporate rates without any deduction for distributions to Investors.  In addition, all distributions (including distributions of net capital gain) would be taxed to their recipients as dividend income to the extent of the Fund's current and accumulated earnings and profits.

Distributions

The Fund will ordinarily declare and pays dividends from its net investment income and distribute net realized capital gains, if any, once a year.  The Fund, however, may make distributions on a more frequent basis to comply with the distribution requirements of the Code, in all events in a manner consistent with the provisions of the Investment Company Act.

Dividends from net investment income and net short-term capital gain generally will be taxable as ordinary income (which generally cannot be offset with capital losses from other sources), and, to the extent attributable to dividends from U.S. corporations, may be eligible for a dividends-received deduction for Investors that are corporations.  Further, for taxable years beginning on or before December 31, 2012 (which date may be extended by future legislation), to the extent the dividends are attributable to dividends from U.S. corporations and certain foreign corporations, such dividends may, in certain cases, be eligible for treatment as "qualified dividend income," which is subject to tax at rates equivalent to long-term capital gain tax rates (which currently reach a maximum of 15%), by Investors that are individuals.  Distributions from net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) will be taxable as long-term capital gain, regardless of how long Units have been held by the Investor, and will not be eligible for the dividends-received deduction or treatment as "qualified dividend income."  Distributions by the Fund that are or are considered to be in excess of the Fund's current and accumulated earnings and profits for the relevant period will be treated as a tax-free return of capital to the extent of (and in reduction of) the tax basis in your Units and any such amount in excess of your tax basis will be treated as gain from the sale of Units, as discussed in the Memorandum.

The tax treatment of dividends and capital gain distributions will be the same whether you take them in cash or reinvest them to buy additional Units.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate rates on the amount retained.  In such case, it may report the retained amount as undistributed capital gains to its Investors, who will be treated as if each Investor received a distribution of his or her pro rata share of such gain, with the result that each Investor will (i) be required to report his or her pro rata share of such gain on his or her tax return as long-term capital gain, (ii) receive a refundable tax credit for his or her pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for his or her Units by an amount equal to the deemed distribution less the tax credit.

For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a tax on the net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts.  For these purposes, "net investment income" will generally include, among other things, dividends (including dividends paid with respect to your Units to the extent paid out of the Fund's current or accumulated earnings and profits as determined under U.S. federal income tax principles) and net gain attributable to the disposition of property not held in a trade or business (which could include net gain from the sale, exchange or other taxable disposition of Units), but will be reduced by any deductions properly allocable to such income or net gain.  Investors are advised to consult their own tax advisors regarding the additional taxation of net investment income.

Sale or Exchange of Units

Upon the sale or other disposition of Units (including through the repurchase of Units by the Fund) that an Investor holds as a capital asset, the Investor may realize a capital gain or loss in an amount equal to the difference between the amount realized and the Investor's adjusted tax basis in the Units sold.  Such gain or loss will be long-term or short-term, depending upon the Investor's holding period  for the Units.  Generally, an Investor's gain or loss will be a long-term gain or loss if the Units have been held for more than one year.

Any loss realized on a sale or other disposition will be disallowed to the extent that the Units disposed of are replaced (including through reinvestment of dividends) within a period of 61 days beginning 30 days before and ending 30 days after disposition of the Units.  In such a case, the basis of the Units acquired will be adjusted to reflect the disallowed loss.  Any loss realized by an Investor on a disposition of Units held by the Investor for six months or less will be treated as a long-term capital loss to the extent of any capital  gains distributions received by the Investor (or amounts credited as undistributed capital gains) with respect to such Units.

Under Treasury regulations, if an Investor recognizes a loss with respect to Units of $2 million or more for an individual Investor or $10 million or more for a corporate Investor, the Investor must attach to its tax return and also separately file with the IRS a disclosure statement on IRS Form 8886.  Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company are not excepted.  Future guidance may extend the current exception from this reporting requirement to shareholders of most or all regulated investment companies.  The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper.  Investors should consult their tax advisors to determine the applicability of these regulations in light of their particular circumstances.

Other Considerations

There is a possibility that the Fund may from time to time be considered under the Code to be a nonpublicly offered regulated investment company.  Under Temporary regulations, certain expenses of nonpublicly offered regulated investment companies, including the Management Fee, may not be deductible by certain Investors, generally including individuals and entities that compute their taxable income in the same manner as individuals (thus, for example, a qualified pension plan would not be subject to this rule).  Such an Investor's pro rata portion of the affected expenses will be treated as an additional dividend to the Investor and will be deductible by the Investor, subject to the 2% "floor" on miscellaneous itemized deductions and other limitations on itemized deductions set forth in the Code.  A "nonpublicly offered regulated investment company" is a RIC whose shares are neither (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market, nor (iii) held by at least 500 persons at all times during the taxable year.

Fund Investments

The Fund will invest in Investment Funds that, as indicated previously, may be classified as partnerships for U.S. federal income tax purposes.  An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) is not itself subject to federal income tax.  Instead, each partner of the partnership is required to take into account its distributive share of the partnership's net capital gain or loss, net short-term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner's taxable year.  Each such item will have the same character to a partner, and will generally have the same source (either United States or foreign), as though the partner realized the item directly.  Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year.  Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by certain Investment Funds (including in circumstances where investments by the Investment Funds, such as investments in debt instrument with "original issue discount," generate income prior to a corresponding receipt of cash).  In such case, the Fund may have to dispose of assets, including interests in Investment Funds, that it might otherwise have continued to hold in order to generate cash to satisfy the RIC distribution requirements.  Similarly, the Fund may have to dispose of interests in Investment Funds that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Funds earn income of a type that is not qualifying income for purposes of the gross income test or holds assets that could cause the Fund not to satisfy the RIC asset diversification test.

UNLESS OTHERWISE INDICATED, REFERENCES IN THIS DISCUSSION TO THE TAX CONSEQUENCES OF FUND INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS, INCLUDE THE DIRECT INVESTMENTS, ACTIVITIES, INCOME, GAIN AND LOSS OF THE FUND, AND THOSE INDIRECTLY ATTRIBUTABLE TO THE FUND AS A RESULT OF ITS EQUITY INVESTMENT IN AN INVESTMENT FUND THAT IS PROPERLY CLASSIFIED AS A PARTNERSHIP (AND NOT AN ASSOCIATION OR PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION).

Ordinarily, gains and losses realized from portfolio transactions will be treated as capital gains and losses.  However, a portion of the gain or loss realized from the disposition of foreign currencies (including foreign currency denominated bank deposits) and non-U.S. dollar denominated securities (including debt instruments and certain futures or forward contracts and options) may be treated as ordinary income or loss.  Similarly, gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time such receivables are collected or the time that the liabilities are paid may be treated as ordinary income or loss.  In addition, all or a portion of any gains realized from the sale or other disposition of certain market discount bonds will be treated as ordinary income.  Finally, all or a portion of the gain realized from engaging in "conversion transactions" (generally including certain transactions designed to convert ordinary income into capital gain) may be treated as ordinary income.

Hedging and Derivative Transactions

Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions ("Section 1256 contracts") generally is treated as 60% long term capital gain or loss and 40% short term capital gain or loss.  Gain or loss will arise upon exercise or lapse of Section 1256 contracts.  In addition, any Section 1256 contracts remaining unexercised at the end of the holder's taxable year are treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

Offsetting positions held by the Fund, or the Investment Funds, involving certain financial futures or forward contracts or options transactions with respect to actively traded personal property may be considered, for tax purposes, to constitute "straddles."  In addition, investments by the Fund in particular combinations of Investment Funds may also be treated as a "straddle."  To the extent the straddle rules apply to positions established by the Fund, or the Investment Funds, losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions.  Further, short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income.  Certain of the straddle positions held by the Fund, or the Investment Funds, may constitute "mixed straddles."  One or more elections may be made in respect of the federal income tax treatment of "mixed straddles," resulting in different tax consequences.  In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

If the Fund, or possibly an Investment Fund, either (1) holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests ("appreciated financial position"), and then enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a "Contract") with respect to the same or substantially identical property, or (2) holds an appreciated financial position that is a Contract and then acquires property that is the same as, or substantially identical to, the underlying property, the Fund generally will be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund, or such Investment Fund, enters into the financial position or acquires the property, respectively.  The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund, or possibly an Investment Fund, enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-thru entities (including other RICs, real estate investment trusts, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-thru entity been held directly during the term of the derivative contract.  Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge.  The Treasury has authority to issue regulations expanding the application of these rules to derivatives with respect to debt instruments and/or stock in corporations that are not pass-thru entities.

Passive Foreign Investment Companies

The Fund intends to purchase shares in non-U.S. Investment Funds, which will be treated as PFICs.  The Fund may be subject to U.S. federal income tax, at ordinary income rates, on a portion of any "excess distribution" or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Fund to its Investors.  Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from such distributions or gains.  If the Fund were to invest in a PFIC and elect to treat the PFIC as a "qualified electing fund" under the Code (a "QEF"), then the Fund would be required, in lieu of the foregoing requirements, to include in income each year a portion of the QEF's ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively), even if not distributed to the Fund.  If the QEF incurs losses for a taxable year, these losses will not pass through to the Fund and, accordingly, cannot offset other income and/or gains of the Fund.  The Fund may not be able to make the QEF election with respect to many PFICs because of certain requirements that the PFICs would have to satisfy.  Alternatively, the Fund, in certain cases, could elect to mark-to-market at the end of each taxable year its shares in a PFIC.  In this case, the Fund would recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value, to the extent it did not exceed prior increases in income.  Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during the applicable year and such income would nevertheless be subject to the distribution requirement and would be taken into account under prescribed timing rules for purposes of the 4% excise tax (described above).  Dividends paid by PFICs will not be treated as "qualified dividend income."

Foreign Taxes

The Fund's investment in non-U.S. stocks or securities may be subject to withholding and other taxes imposed by countries outside the United States.  In that case, the Fund's yield on those stocks or securities would be decreased.  Tax conventions between certain countries and the United States may reduce or eliminate such taxes.  If more than 50% of the Fund's assets at year-end consists of the stock or securities of foreign corporations, the Fund may elect to permit its Investors to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid or deemed paid by the Fund to foreign countries in respect of foreign stock or securities the Fund has held for at least the minimum period specified in the Code.  In such a case, Investors of the Fund will include in gross income from foreign sources their pro rata shares of such taxes.  The Fund does not expect to meet the requirements to make the election described above in respect of the treatment of foreign taxes.

Backup Withholding

The Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable dividends and redemption proceeds payable to Investors who fail to provide the Fund with their correct taxpayer identification numbers (TINs) or who otherwise fail to make required certifications, or if the Fund or the Investor has been notified by the IRS that such Investors is subject to backup withholding.  Certain Investors specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to demonstrate their exempt status.  Backup withholding is not an additional tax.  Any amounts withheld will be allowed as a refund or a credit against the Investor's federal income tax liability if the appropriate information is provided to the IRS.  Failure to furnish a certified TIN to the Fund could subject you to a $50 penalty imposed by the IRS.

Tax-Exempt Investors

Under current law, the Fund serves to "block" (that is, prevent the attribution to Investors of) unrelated business taxable income ("UBTI") from being realized by its tax-exempt Investors (including, among others, individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities).  Notwithstanding the foregoing, a tax-exempt Investor could realize UBTI by virtue of its investment in Units of the Fund if the tax-exempt Investor borrows to acquire its Units.  A tax-exempt Investor may also recognize UBTI if the Fund were to recognize "excess inclusion income" derived from direct or indirect investments in residual interests in real estate mortgage investment conduits or taxable mortgage pools.  If a charitable remainder annuity trust or a charitable remainder unitrust (each as defined in Section 664 of the Code) has UBTI for a taxable year, a 100% excise tax on the UBTI is imposed on the trust.

Foreign Investors

U.S. federal income taxation of an Investor who with respect to the United States is a nonresident alien individual, a foreign trust or estate, a foreign corporation or foreign partnership (a "Foreign Investor") depends on whether the income of the Fund is "effectively connected" with a U.S. trade or business carried on by the Investor.

Except as provided below, if the income from the Fund is not "effectively connected" with a U.S. trade or business carried on by the Foreign Investor, distributions of investment company taxable income (other than distributions that consist of long- term capital gains) will be subject to a U.S. federal income tax of 30% (or lower treaty rate) which tax is generally withheld from such distributions.

For taxable years beginning before January 1, 2012, properly designated dividends are generally exempt from U.S. federal withholding tax where they (i) are paid in respect to the Fund's "qualified net interest income" (generally, the Fund's U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Fund is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of the Fund's "qualified short-term capital gains" (generally, the excess  of the Fund's net short-term capital gain over the Fund's long-term capital loss for such taxable year).  In order to qualify for this exemption from withholding, a Foreign Investor will need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8).  There can be no assurance as to what portion of the Fund's distributions will qualify for favorable treatment as qualified net interest income or qualified short-term capital gains.

If the income from the Fund is "effectively connected" with a U.S. trade or business carried on by a Foreign Investor, then distributions of investment company taxable income, any capital gains distributions, any amounts retained by the  Fund that are designated as undistributed capital gains and any gains realized upon the sale or exchange of Units will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens, residents or domestic corporations.  A corporate Foreign Investor may also be subject to the branch profits tax imposed by the Code.

In the case of a Foreign Investor, the Fund may be required to withhold U.S. federal income tax from distributions that are otherwise exempt  from withholding tax (or taxable at a reduced treaty rate) unless the Foreign Investor certifies his foreign status under penalties of perjury or otherwise establishes an exemption.  See "—Backup Withholding" in the Memorandum.

The tax consequences to a Foreign Investor entitled to claim the benefits of an applicable tax treaty may differ from those described herein.  Foreign Investors are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

The Hiring Incentives to Restore Employment Act

Under legislation that is generally effective in respect of payments made after December 31, 2012, certain payments of U.S. source interest, dividends, and other fixed or determinable annual or periodical gains, profits and income, as well as gross proceeds from the sale or disposition of property of a type that can produce U.S. source dividends or interest (all such payments, "withholdable payments"), which are made to a "foreign financial institution," which term may include certain Foreign Investors, may be subject to a 30% withholding tax, if the foreign financial institution does not, among other things, comply, under an agreement with the Secretary of the U.S. Treasury or his/her delegate, with prescribed due diligence requirements necessary to determine which of its accounts (including equity interests in the foreign financial institution) are held by specified United States persons or United States owned foreign entities (such accounts, "United States accounts"), and prescribed reporting requirements in respect of its United States accounts.  Further, a 30% withholding tax may apply in respect of payments by a foreign financial institution to certain account holders that do not comply with reasonable information requests aimed at enabling the foreign financial institution to identify its United States accounts and meet applicable reporting obligations.  The legislation further imposes a 30% withholding tax on certain payments to non-financial foreign entities.  The scope of this legislation is not entirely clear and no assurance can be given that some or all of the income of the Fund or any Investment Fund, and/or certain of the Fund's Investors will not be subject to any of the new withholding taxes or that information will not be required to be reported to the IRS in respect of an Investor's interest in the Fund.  To comply with the requirements of the new legislation, the Fund may, in appropriate circumstances, require Investors to provide information and tax documentation regarding their direct and indirect owners.

The legislation also imposes information reporting requirements on individuals (and, to the extent provided in future regulations, certain domestic entities) that hold any interest in a "specified foreign financial asset" if the aggregate value of all such assets held by such individual exceeds $50,000.  Significant penalties can apply upon a failure to make the required disclosure and in respect of understatements of tax attributable to undisclosed foreign financial assets.  This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010.  The scope of this reporting requirement is not entirely clear and all Investors should consult their own tax advisers as to whether reporting may be required in respect of their indirect interests in certain investments of the Fund.

Possible Legislative Changes

The tax consequences described herein may be affected (possibly with retroactive effect) by various legislative bills and proposals that may be initiated in Congress.  Several provisions of the Code relating to the taxation of RICs and their Foreign Investors will expire at the end of 2011, and it is possible that those provisions could be legislatively extended.  Similarly, several preferential tax provisions discussed herein (including the taxation to individuals of qualified dividend income at capital gains rates, as well as certain preferential tax rates) are set to expire at the end of 2012, but may, through legislative action be extended or otherwise modified.  Prospective investors should consult their own tax advisers regarding the status of any proposed legislation and the effect, if any, on their investment in the Fund.

Other Taxation

Fund Investors should consult their own tax advisers regarding the state, local and foreign tax consequences of an investment in Units and the particular tax consequences to them of an investment in the Fund.

ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan or other arrangement subject to the Employee Retirement Income Security Act of 1974, as amended (an "ERISA Plan" and "ERISA," respectively), and persons who are fiduciaries with respect to an IRA or Keogh Plan, which is not subject to ERISA but is subject to the prohibited transaction rules of Section 4975 of the Code (together with ERISA Plans, "Benefit Plans") should consider, among other things, the matters described below before determining whether to invest in the Fund.

ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards.  In determining whether a particular investment is appropriate for an ERISA Plan, Department of Labor ("DOL") regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Certain Tax Considerations—Unrelated Business Taxable Income") and the projected return of the total portfolio relative to the ERISA Plan's funding objectives.  Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations.  For example, a fiduciary should consider whether an investment in the Fund may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified.  If a fiduciary with respect to any such ERISA Plan breaches its or his responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary itself or himself may be held liable for losses incurred by the ERISA Plan as a result of such breach.  Fiduciaries of plans or arrangements subject to Section 4975 of the Code should carefully consider these same factors.

Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund should not be considered to be the assets of the Benefit Plans investing in the Fund for purposes of ERISA's (or the Code's) fiduciary responsibility and prohibited transaction rules. Thus, the Adviser will not be a fiduciary within the meaning of ERISA by reason of its authority with respect to the assets of the Fund.

The Adviser will require a Benefit Plan which proposes to invest in the Fund to represent that it, and any fiduciaries responsible for such Plan's investments (including in its individual or corporate capacity, as may be applicable), are aware of and understand the Fund's investment objective, policies and strategies, that the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

Certain prospective Investors that are Benefit Plans may currently maintain relationships with the Adviser or other entities which are affiliated with the Adviser.  Each of such persons may be deemed to be a party in interest (or disqualified person) to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services.  ERISA prohibits (and the Code penalizes) the use of ERISA and Benefit Plan assets for the benefit of a party in interest (or disqualified person) and also prohibits (or penalizes) an ERISA or Benefit Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration.  Investors that are Benefit Plans should consult with counsel to determine if participation in the Fund is a transaction which is prohibited by ERISA or the Code.  Fiduciaries of Investors that are Benefit Plans will be required to represent (including in their individual or corporate capacity, as applicable) that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision and that they have not relied on any individualized advice or recommendation of such affiliated persons, as a primary basis for the decision to invest in the Fund, unless such purchase and holding is pursuant to an applicable exemption such as Prohibited Transaction Class Exemption ("PTCE") 77-3 or PTCE 77-4.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review.  The discussion of ERISA and the Code contained in this Memorandum is general and may be affected by future publication of regulations and rulings.  Potential Investors that are Benefit Plans should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Units.

ADDITIONAL INFORMATION

The following is a summary description of additional items and of select provisions of the LLC Agreement which are not described elsewhere in this Memorandum.  The description of such items and provisions is not definitive and reference should be made to the complete text of the LLC Agreement contained in Appendix A.

Liability of Investors

Investors in the Fund will be members of a limited liability company as provided under Delaware law.  Under Delaware law and the LLC Agreement, an Investor will not be liable for the debts, obligations or liabilities of the Fund solely by reason of being an Investor, except that the Investor may be obligated to repay any funds wrongfully distributed to the Investor.

Duty of Care of the Board and the Adviser

The LLC Agreement provides that none of the Directors or the Adviser (including certain of the Adviser's affiliates, among others) shall be liable to the Fund or any of the Investors for any loss or damage occasioned by any act or omission in the performance of their respective services as such in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.  The LLC Agreement also contains provisions for the indemnification, to the extent permitted by law, of the Directors by the Fund, but not by the Investors individually, against any liability and expense to which any of them may be liable which arises in connection with the performance of their activities on behalf of the Fund.  None of these persons will be personally liable to any Investor for contributions by such Investor to the capital of the Fund or by reason of any change in the U.S. federal or state income tax laws applicable to the Fund or its Investors.  The rights of indemnification and exculpation provided under the LLC Agreement do not provide for indemnification of a director for any liability, including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith, to the extent, but only to the extent, that such indemnification would be in violation of applicable law.

Delegation of Certain Duties of the Board to the Adviser

The Board has delegated to the Adviser the following rights, powers and authority of the Board under the LLC Agreement:  admission of Members (Section 2.7); and consent to transfers of Units (Section 4.4).

Amendment of the LLC Agreement

The LLC Agreement may be amended with the approval of (i) the Board, including a majority of the Independent Directors, if required by the 1940 Act, (ii) the Adviser, or (iii) if required by the 1940 Act, the approval of the Investors by such vote as is required by the 1940 Act.  As an example, the Board may at any time, without the consent of the other Investors, amend the LLC Agreement to (i) restate the LLC Agreement or (ii) effect compliance with any applicable law or regulation, or to cure any ambiguity or to correct or supplement any provision that may be inconsistent with another provision, provided such action does not adversely affect the rights of any Investor in any material respect.

Power of Attorney

By purchasing an interest in the Fund, each Investor will appoint the Adviser and each of the Directors his or her attorney-in-fact for purposes of filing required certificates and documents relating to the formation and continuance of the Fund as a limited liability company under Delaware law or signing all instruments effecting authorized changes in the Fund or the LLC Agreement and conveyances and other instruments deemed necessary to effect the dissolution or termination of the Fund.

The power-of-attorney granted in the LLC Agreement is a special power-of-attorney coupled with an interest in favor of the Adviser and each of the Directors and as such is irrevocable and continues in effect until all of such Investor's interest in the Fund has been withdrawn pursuant to a periodic tender or transferred to one or more transferees that have been approved by the Board.

Term, Dissolution and Liquidation

The Fund will be dissolved:

•	upon the affirmative vote to dissolve the Fund by the Board;

•
upon the expiration of any two-year period which commences on the date on which any Investor has submitted to the Fund a written request in accordance with the LLC Agreement, to tender all of such Investor's Units for repurchase by the Fund if such Investor's interest has not been repurchased during such period;

•	at the election of the Adviser;

•
upon the determination of Investors not to continue the business of the Fund at a meeting called by the Adviser when no Director remains or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity; or

•	as required by operation of law.

Upon the occurrence of any event of dissolution, the Board, acting directly, or a liquidator under appointment by the Board, is charged with winding up the affairs of the Fund and liquidating its assets.   Upon the dissolution of the Fund, its assets are to be distributed (1) first to satisfy the debts, liabilities and obligations of the Fund, other than debts to Investors, including actual or anticipated liquidation expenses, (2) next to satisfy debts owing to the Investors, and (3) finally to the Investors proportionately in accordance with their investment in the Fund.  Assets may be distributed in kind on a pro rata basis if the Board or liquidator determines that such a distribution would be in the interests of the Investors in facilitating an orderly liquidation.

Reports to Investors

The Fund will furnish to Investors as soon as practicable after the end of each taxable year (and/or each calendar year) such information as is necessary for such Investors to complete U.S. federal and state income tax or information returns, along with any other tax information required by law.  The Fund will send to Investors a semi-annual and an audited annual report within 60 days after the close of the period for which it is being made, or as otherwise required by the 1940 Act.  Quarterly reports from the Adviser regarding the Fund's operations during such period also will be sent to Investors.

Independent Registered Public Accounting Firm and Legal Counsel

Ernst & Young LLP serves as the independent registered public accounting firm of the Fund. Its principal business address is 5 Times Square, New York, New York 10036.

Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, acts as legal counsel to the Fund.

Custodian

Union Bank, N.A. (the "Custodian") serves as the custodian of the Fund's assets, and may maintain custody of the Fund's assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Directors. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is 350 California Street, San Francisco, California 94104.

APPENDIX A:  AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of July 29, 2011

TABLE OF CONTENTS

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC (the "Fund") is dated and effective as of July ___, 2011 by and among the Organizational Member, Central Park Advisers, LLC, as Adviser, the Directors identified on Schedule I hereto, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of July 28, 2010 and filed with the Secretary of State of the State of Delaware on August 3, 2010;

WHEREAS, the Fund has heretofore been governed by an initial Limited Liability Company Agreement dated September 14, 2010 and executed by Mitchell A. Tanzman in his capacity as the Organizational Member;

WHEREAS, the Directors of the Fund have determined to amend the initial Limited Liability Company Agreement under the authority granted to them pursuant to Section 8.1 thereof;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

1934 Act means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Adviser means Central Park Advisers, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement.  The Adviser shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate means affiliated person as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement, as amended and/or restated from time to time.

Board means the Board of Directors established pursuant to Section 2.6 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Closing Date means the first date on or as of which a Member other than the Organizational Member or the Adviser is admitted to the Fund.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board.  Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Fiscal Period means the period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the last day of a taxable year (if that day is not the last day of a Fiscal Year);

(3)	the day preceding any day as of which the Fund issues Units; or

(4)	the day as of which the Fund admits a substituted Member to whom a Unit of a Member has been Transferred (unless there is no change of beneficial ownership);or

(5)	any day on which the Fund makes any distribution to, or repurchases any Units of, any Member.

Fiscal Year means the period originally commencing on the Closing Date and ending on the first March 31st following the Closing Date, and thereafter each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

Form N-2 means the Fund’s Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Insurance means one or more “key man” insurance policies on the life of any principal of the Adviser or any other insurance policy, the benefits of which are payable to the Fund.

Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

Investment Advisory Fee means the fee paid to the Adviser out of the Fund’s assets in accordance with the Investment Advisory Agreement.

Investment Funds means unregistered pooled investment vehicles and registered investment companies that are advised by an Investment Fund Manager.

Investment Fund Managers means portfolio managers among which the Fund deploys some or all of its assets.

Member means any person who is admitted to the Fund in accordance with this Agreement as a member until the Fund repurchases the Units of such person pursuant to Section 4.5 hereof or such person otherwise ceases to be a member of the Fund, or a substitute Member who is admitted to the Fund pursuant to Section 4.3 hereof, in such person’s capacity as a member of the Fund.  For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

Net Assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Units.

Organizational Member means the person executing this Agreement in such capacity.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Taxable Year means the period originally commencing on the Closing Date and ending on the first September 30th following the Closing Date, and thereafter each period commencing on October 1 of each year and ending on September 30 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

Transfer means the assignment, transfer, sale or other disposition of all or any portion of a Unit, including any right to receive any allocations and distributions attributable to a Unit.

Units means the proportionate shares into which the limited liability company interests of all Members in the aggregate are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Units and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1           Formation of Limited Liability Company.

The Organizational Member and any person or persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware.  The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2           Name.

The name of the Fund shall be “CPG JPMorgan Alternative Strategies Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act.  The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3           Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at 615 South DuPont Highway, Dover, Delaware 19901 and shall have National Corporate Research, Ltd. as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4           Duration.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5           Business of the Fund.

(a)           The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, to invest its assets in Investment Funds and to engage in any financial or derivative transactions relating thereto or otherwise to engage in such other activities and to exercise such rights and powers as permitted under the Delaware Act.  The Fund's assets may be invested in general or limited partnerships, limited liability companies and other pooled investment vehicles which invest and trade in Securities and any other instruments and obligations.  The Adviser may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund's business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

(b)           The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6           The Board.

(a)           The Organizational Member has heretofore designated those persons listed on Schedule I to serve as Directors on the initial Board, and such Directors have agreed to be bound by the terms of this Agreement pertaining to the obligations of Directors.  The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director.  The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)           Each Director shall serve as a Director for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof.  If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members.  The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c)           If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors.  If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7           Members.

The Board may admit one or more Members as of the beginning of each calendar month or at such other times as the Board may determine.  Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof.  The Board, in its absolute discretion, may reject applications for the purchase of Units in the Fund.  The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Units of such additional Member.  Upon the admission to the Fund of any additional member pursuant to this Section 2.7, the Organizational Member shall withdraw from the Fund as the Organization Member.

2.8            Both Directors and Members.

A person may at the same time be a Director and a Member, or the Adviser and a Member, in which event such person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.9           Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor, except to the extent provided in Section 3.7 hereof and in the Investment Advisory Agreement, the Adviser shall be liable personally for the Fund's debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the Units of such Member, plus such Member's share of undistributed profits and assets, except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

ARTICLE III

MANAGEMENT

3.1           Management and Control.

(a)           Except to the extent otherwise delegated to the Adviser, management and control of the business of the Fund shall be vested in the Board, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board.  The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act.  During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund.

(b)           The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)            Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund.  Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act.

(d)           The Board may delegate to any person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2           Actions by the Board.

(a)           Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone) or (ii) by written consent of a majority of the Directors without a meeting, if permissible under the 1940 Act.

(b)           The Board may designate from time to time a Chairman who shall preside at all meetings.  Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine.  Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting.  Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.  Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act.  A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)           The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund.

3.3           Meetings of Members.

(a)           Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)           Each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote with respect to each Unit held by the Member, as of the record date (and a proportionate fractional vote in the case of a fractional Unit).  The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(c)           A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4           Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.5           Other Activities of Members, Directors and the Adviser

(a)           None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)           The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and Investment Funds, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements.  No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper.  No such person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires for, or directs an opportunity to another person or does not communicate such opportunity to the Fund.

3.6           Duty of Care.

(a)           The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s duties hereunder.

(b)           A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Unit shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

3.7           Indemnification.

(a)           To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives), each officer of the Fund and the Adviser or agent of the Adviser, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives) against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director or an officer of the Fund or the Adviser of the Fund or an agent of the Adviser, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.  The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)           Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)           As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)           Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.  In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7.  In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.9 hereof.

(f)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.  Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other person.

3.8           Fees, Expenses and Reimbursement.

(a)           So long as the Investment Advisory Agreement shall remain in full force and effect, the Fund shall pay the Adviser the Investment Advisory Fee.

(b)           The Board may cause the Fund to compensate each Director for his or her services hereunder.  In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(c)           The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement.  Expenses to be borne by the Fund include, but are not limited to, the following:

(1)
all expenses related to its investment program, including, but not limited to:  (i) expenses borne indirectly through the Fund's investments in the Investment Funds, including, without limitation, any fees and expenses charged by the Investment Fund Managers (such as management fees, performance or incentive fees or allocations and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's investments in Investment Funds (whether or not consummated), and enforcing the Fund's rights in respect of such investments; (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends and other non-U.S. source income; (v) fees for data, software and technology providers; (vi) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vii) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased and margin fees;

(2)	the monthly fee paid by the Fund to the Adviser at the annual rate of 1.50% of the Fund’s average monthly net assets;

(3)
all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and ongoing registration of the Fund, including, without limitation, all costs and expenses associated with the Fund’s repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

(4)
the fees of the Directors who are not “interested persons” (as defined in the 1940 Act), and the costs and expenses of holding any meetings of the Board and any meetings of Members that are regularly scheduled, permitted or are required to be held by this Agreement, the 1940 Act or other applicable law;

(5)	a portion, as determined by the Board, of the compensation payable to the Fund’s chief compliance officer, and expenses attributable to implementing the Fund’s compliance program;

(6)	fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

(7)	the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund and its Independent Directors;

(8)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, or the Directors or the officers of the Fund;

(9)	recordkeeping, custody and transfer agency fees and expenses;

(10)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members or potential members;

(11)
all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(12)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(13)
fees of custodians, other service providers to the Fund including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund;

(14)	any extraordinary expenses, including indemnification or litigation expenses;

(15)	all taxes to which the Fund may be subject, directly or indirectly and whether in the United States, any state thereof or any other U.S. or non-U.S. jurisdictions; and

(16)	such other types of expenses as may be approved from time to time by the Board.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(d)           The Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.9           Liabilities and Duties.

The Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other person.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF DIRECTORS;
TRANSFERS AND REPURCHASES

4.1           Termination of Status of a Director.

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days’ prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed under Section 4.2; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) shall have a receiver appointed to administer the property or affairs of such Director.

4.2           Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

4.3          Transfer of Units.

(a)           Units may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion).

(b)           If any transferee does not meet any investor eligibility requirements established by the Fund from time to time, or if the Board does not consent to a Transfer, the Fund reserves the right to repurchase the transferred Units from the Member's successor pursuant to Section 4.4.

(c)           Any transferee that acquires Units by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the right to tender such Units for repurchase by the Fund in connection with an offer to purchase Units made by the Fund and shall be entitled to receive any dividend and other distributions paid by the Fund with respect to Units, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member.  In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board (or its delegate), which may be withheld in its (or its delegate's) sole discretion.  The admission of any transferee or successor as a substituted Member shall be effective upon the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement.

(d)           Any pledge, transfer, or assignment not made in accordance with this Section 4.3 shall be void.

(e)           Each transferring Member and transferee agrees to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.  Upon the Transfer to another person or persons of a Member's Units, such transferring Member shall cease to be a member of the Fund.  Each transferring Member shall indemnify and hold harmless the Fund, the Directors, the officers of the Fund, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3 and (ii) any misrepresentation by such Member (or such Member's transferee) in connection with any such Transfer.

4.4           Repurchase of Units.

(a)           Except as otherwise provided in this Agreement, no Member or other person holding any Units shall have the right to withdraw or tender to the Fund for repurchase of any such Units.  The Board may from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to repurchase Units pursuant to written tenders.  In determining whether to cause the Fund to repurchase Units pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether any Members have requested to tender Units to the Fund;

(2)	the liquidity of the Fund’s assets (including fees and costs associated with withdrawing from Investment Funds);

(3)	the investment plans and working capital requirements of the Fund;

(4)	the relative economies of scale of the tenders with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Units;

(6)	the availability of information as to the value of the Fund’s investments in underlying Investment Funds;

(7)	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(8)	the anticipated tax consequences of any proposed repurchases of Units; and

(9)	the recommendations of the Adviser.

The Board shall cause the Fund to repurchase Units pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Units acquired from Members), as applicable.

(b)	The Board may cause the Fund to repurchase any Units of a Member or any person acquiring any Units from or through a Member if the Board determines or has reason to believe that:

(1)
such Units have been transferred in violation of Section 4.3 hereof, or such Units have vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Member;

(2)	if any transferee does not meet any investor eligibility requirements established by the Fund from time to time;

(3)
ownership of such Units by a Member or other person will cause the Fund to be in violation of, or require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(4)
continued ownership of such Units may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(5)	any of the representations and warranties made by a Member in connection with the acquisition of Units was not true when made or has ceased to be true;

(6)
with respect to a Member subject to special laws or regulations, the Member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Units; it would be in the best interests of the Fund, as determined by the Board, for the Fund to repurchase such Units;

(7)	the account balance of the Member falls below $25,000; or

(8)	it would be in the interests of the Fund, as determined by the Board, for the Fund to repurchase such Units.

(c)           Repurchases of Units by the Fund shall be payable in non-interest bearing promissory notes, unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value.  All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Units.  The amount due to any Member whose Units are repurchased shall be equal to the net asset value of such Member's Units as applicable as of the effective date of repurchase..

ARTICLE V

CAPITAL

5.1	Units.

(a)
The number of the Fund's authorized Units and the number of Units that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 5.1(i) hereof, the Directors may issue Units for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a dividend in Units or a split of Units), or may reduce the number of issued Units in proportion to the relative net asset value of the Units then outstanding, all without action or approval of the Members.  All Units when so issued on the terms determined by the Directors shall be fully paid and non-assessable;

(b)
In accordance with Section 2.8 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such person is interested may acquire, own, and dispose of Units of the Fund to the same extent as if such person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Units from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Units generally;

(c)
Units shall not be represented by certificates, but only by notation on the Unit records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be.  The Unit records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Units and as to the number of Units held from time to time by each such person.

(d)
All consideration received by the Fund for the issue or sale of Units, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Units, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund;

(e)
The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Units and shall be so recorded upon the books of account of the Fund;

(f)
Dividends and distributions on Units may be paid to the Members or holders of Units, with such frequency as the Directors may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Directors may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund.  All dividends and distributions on Units shall be distributed pro rata to the Members or other holders of Units in proportion to the number of Units held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Directors may determine that no dividend or distribution shall be payable on Units as to which the Member's purchase order and/or payment have not been received by the time or times established by the Directors under such program or procedure.  Dividends and distributions on Units may be made in cash or Units or a combination thereof as determined by the Directors or pursuant to any program that the Directors may have in effect at the time for the election by each Member or other holder of Units of the mode of the making of such dividend or distribution to that person.  Any dividend or distribution paid in Units will be paid at the net asset value thereof as determined in accordance with Section 7.2 hereof.  Notwithstanding anything in this Agreement to the contrary, the Directors may at any time declare and distribute a dividend of Units or other property pro rata among the Members or other holders of Units at the date and time of record established for the payment of such dividends or distributions;

(g)
Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law;

(h)	Units shall be transferable only in accordance with Section 4.3 hereof;

(i)
Except as provided herein, each Unit shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Unit shall be equal with respect to net asset value per Unit as against each other Unit.  The rights attaching to all Units shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation), and voting rights.  The Directors may from time to time divide or combine the Units into a greater or lesser number of Units provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Units or in any way affect the rights of Units;

(j)
The Directors, subject to Section 2.7 hereof, may accept investments in the Fund by way of Unit purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine.  Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.2 hereof.  The Directors may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Units that conform to such authorized terms and to reject any purchase or sale orders for Units whether or not conforming to such authorized terms;

(k)
Units may be issued as fractions thereof.  Any fractional Unit, if outstanding, shall carry proportionately all the rights and obligations of a whole Unit, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Units, and liquidation of the Fund.  Fractions of Units shall be calculated to three decimal points.

ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1	Dissolution.

(a)          The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)
upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)
upon the expiration of any two-year period which commences on the date on which any Member has submitted a written notice to the Fund requesting to tender such Member’s Units for repurchase by the Fund if such Member has not been permitted to do so at any time during such period;

(4)	at the election of the Adviser to dissolve the Fund; or

(5)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund.  Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2           Liquidation of Assets.

(a)           Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund.  The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)
in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the relative number of Units held by such persons.

(b)           Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

ARTICLE VII

ACCOUNTING, VALUATIONS AND WITHHOLDING

7.1           Accounting and Reports.

(a)           The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund.  The Fund’s accounts shall be maintained in U.S. currency.

(b)           After the end of each taxable year (and/or each calendar year), the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Units as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal or state law.

(c)           Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act.  The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles.  The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

(d)           Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund.  No act of the Fund, the Adviser or any other person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund's ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

7.2           Valuation of Assets.

(a)           Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act.  Assets of the Fund invested in Investment Funds shall be valued at fair value in accordance with procedures adopted by the Board.  In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)           The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

7.3           Withholding .

(a)   The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b)   For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(c)   The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption.  To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VIII

 MISCELLANEOUS PROVISIONS

8.1           Amendment of Limited Liability Company Agreement.

(a)           Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)	Any amendment that would:

(1)	increase the obligation of a Member to make any contribution to the Fund;

(2)	reduce the rights attaching to the Units held by any person as against the rights attaching to the Units held by any other person, except to the extent specifically contemplated by Section 5.1(i); or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her Units for repurchase by the Fund (except as otherwise contemplated in Section 8.1(c) hereof).

(c)	By way of example only, the Adviser at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)
amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current federal tax treatment.

(d)         The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2          Special Power of Attorney.

(a)         Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3)
all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)          Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent.  If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted.  Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)          This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:

(1)
shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Board or any liquidator shall have had notice thereof; and

(2)
shall survive the delivery of a Transfer by a Member of its Units, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3           Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund).  Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail, commercial courier service, telex or telecopier.  A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4           Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

8.5           Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members.  Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

8.6           Choice of Law; Arbitration.

(a)           Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)           Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below.  Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)           Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. or the Financial Industry Regulatory Authority, Inc., to the fullest extent permitted by law.  The parties may also select any other national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law.  Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law.  Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered.   Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)           No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court.  The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

8.7           Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the Fund.  This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7).

8.8           Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9           Merger and Consolidation.

(a)           Notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by a majority of the Directors, without the consent of any other Member or person being required.

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

8.10           Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.11         Confidentiality.

(a)           Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(b)           Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund.  Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c)           Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

8.12   Certification of Non-Foreign Status.

Unless such certification is not deemed necessary by the Adviser, each Member or transferee of Units from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member's status.  Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.13        Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14        Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

8.15        Tax Election.

Any officer, Director or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. Federal tax purposes.

8.16        Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.  It is hereby acknowledged and agreed that the Board, without the approval of any Member may enter into written agreements (“Other Agreements”) with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof or of any application in order to meet certain requirements of such Members.  The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

8.17        Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard.

8.18        Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

/s/ Mitchell A. Tanzman
Mitchell A. Tanzman

CENTRAL PARK ADVISERS, LLC, as Adviser

By:	/s/ Mitchell A. Tanzman
	Name:	Mitchell A. Tanzman
	Title:	Authorized Person

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

/s/ Joan Shapiro Green
Joan Shapiro Green, Director

/s/ Kristen M. Leopold
Kristen M. Leopold, Director

/s/ Janet L. Schinderman
Janet L. Schinderman, Director

/s/ Mitchell A. Tanzman
Mitchell A. Tanzman, Director

SCHEDULE I

Directors

Name and Address

Joan Shapiro Green c/o Central Park Group, LLC 805 Third Avenue, 18th floor New York, New York 10022

Kristen M. Leopold c/o Central Park Group, LLC 805 Third Avenue, 18th floor New York, New York 10022

Janet L. Schinderman c/o Central Park Group, LLC 805 Third Avenue, 18th floor New York, New York 10022

Mitchell A. Tanzman c/o Central Park Group, LLC 805 Third Avenue, 18th floor New York, New York 10022

PART C.	OTHER INFORMATION

Item 25.	Financial Statements and Exhibits.

1.	Financial Statements:	Not Applicable.

2.	Exhibits:

	a.	(1) Certificate of Formation (1)
(2) Certificate of Amendment dated May 10, 2011*
(3) Form of Amended and Restated Limited Liability Company Agreement*

	b.	Not Applicable.

	c.	Not Applicable.

	d.	See Item 25(2)(a)(2).

	e.	Not Applicable.

	f.	Not Applicable.

	g.	Form of Investment Advisory Agreement*

	h.	Not Applicable.

	i.	Not Applicable.

	j.	Form of Custodian Agreement*

	k.	(1) Form of Fund Services Agreement*
(2) Form of Placement Agency Agreement*
(3) Form of Escrow Agreement*

	l.	Not Applicable.

	m.	Not Applicable.

	n.	Not Applicable.

	o.	Not Applicable.

	p.	Not Applicable.

	q.	Not Applicable.

	r.	(1) Code of Ethics of CPG JPMorgan Alternative Strategies Fund, LLC*
(2) Code of Ethics of Central Park Advisers, LLC*
(3) Code of Ethics of Foreside Fund Services, LLC**
__________________________
*	Filed herewith.
**	To be filed by amendment.
(1)	Incorporated by reference to Exhibit (a)(1) to the Fund's Registration Statement on Form N-2 (Reg. No. 811-22446) filed on August 5, 2010.

Item 26.	Marketing Arrangements: Not Applicable.

Item 27.	Other Expenses of Issuance and Distribution:

Legal fees	$180,000
Blue Sky fees	$40,000
Printing	$50,000
Miscellaneous	$15,000

Total	$285,000

Item 28.	Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser").  Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29.  Number of Holders of Securities as of June 30, 2011:

Title of Class	Number of Record Holders

Units of Beneficial Interest	0

Item 30.	Indemnification:

Reference is made to Section 3.7 of the Registrant's Limited Liability Company Agreement (the "LLC Agreement"), to be included in the Confidential Memorandum as Appendix A.  The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position.  However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31.	Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund."  Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32.	Location of Accounts and Records:

Gemini Fund Services, LLC, the Fund's administrator, maintains certain required accounting related and financial books and records of the Registrant at 450 Wireless Boulevard, Hauppauge, New York 11788.  The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33.	Management Services: Not Applicable.

Item 34.	Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of July 2011.

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

EXHIBIT INDEX

(a)(2)	Certificate of Amendment dated May 6, 2011.
(g)	Form of Investment Advisory Agreement.
(j)	Form of Custodian Agreement.
(k)(1)	Form of Fund Services Agreement.
(k)(2)	Form of Placement Agency Agreement.
(k)(3)	Form of Escrow Agreement
(r)(1)	Code of Ethics of CPG JPMorgan Alternative Strategies Fund, LLC.
(r)(2)	Code of Ethics of Central Park Advisers, LLC.